PROSPECTUS
                              Liberty Bancorp, Inc.
                   (Proposed Holding Company for Liberty Bank)
                        1,594,475 Shares of Common Stock

     Liberty Bancorp, Inc., a federal corporation (the "Company"), is offering up to 1,594,475 shares (subject to adjustment to up to 1,833,646 shares as described herein) of its common stock, par value $1.00 per share (the "Common Stock"), in connection with the mutual holding company reorganization (the "Reorganization") of Axia Federal Savings Bank (the "Bank") pursuant to a Plan of Reorganization from Mutual Savings Association to Mutual Holding Company and Stock Issuance Plan (the "Plan of Reorganization"). As part of the Reorganization, Axia Federal Savings Bank will convert from a federal mutual savings bank to a federal stock savings bank, change its name to "Liberty Bank" and become a wholly-owned subsidiary of the Company. The Company will issue a majority of its Common Stock to Liberty Bancorp, MHC (the "Mutual Holding Company") and sell a minority portion of its Common Stock to the public in a subscription offering and possibly a community offering.

     Non-transferable rights to subscribe for Common Stock in a subscription offering (the "Subscription Offering") have been granted, in the following order of priority: (i) depositors of the Bank with aggregate account balances of $50 or more as of September 30, 1996 (the "Eligibility Record Date," and such account holders are defined as "Eligible Account Holders"); (ii) the Bank's employee stock ownership plan and related trust (the "ESOP") in an amount up to 8% of the shares of Common Stock to be sold in the Offering (as defined below);
(iii) depositors of the Bank with aggregate account balances of $50 or more as of March 31, 1998 (the "Supplemental Eligibility Record Date") who are not Eligible Account Holders ("Supplemental Eligible Account Holders"); and (iv) depositors of the Bank as of April 30, 1998 (the "Voting Record Date") and borrowers of the Bank as of December 10, 1986 whose loans are outstanding as of the Voting Record Date, who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"). Subscription rights are nontransferable. Persons found to be transferring subscription rights will be subject to the forfeiture of such rights and possible further sanctions and penalties imposed by the Office of Thrift Supervision (the "OTS"). Shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a community offering (the "Community Offering") to certain members of the general public with preference given to natural persons residing in the New Jersey counties of Union and Middlesex (the "Community"). The Community Offering, if any, may commence at any time after the commencement of the Subscription Offering. The Company retains the right, in its sole discretion, to accept or reject any order in the Community Offering. The Subscription Offering and Community Offering are referred to collectively as the "Offering."

                                                        (continued on next page)

    FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK INFORMATION CENTER AT
  (732) 499-8207 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE 17.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY
          OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR
            HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.


====================================================================================================================================
                                                                                 Estimated Underwriting
                                                          Estimated Minority      Commissions and Other        Estimated Net
                               Subscription Price (1)   Ownership Interest (2)    Fees and Expenses (3)        Proceeds (4)
------------------------------------------------------------------------------------------------------------------------------------
Minimum Price Per Share.......         $10.00                    N/A                      $.51                     $9.49
Midpoint Price Per Share......         $10.00                    N/A                      $.43                     $9.57
Maximum Price Per Share.......         $10.00                    N/A                      $.38                     $9.62
Minimum Total.................       $11,785,250                47.0%                   $600,000                $11,185,250
Midpoint Total................       $13,865,000                47.0%                   $600,000                $13,265,000
Maximum Total.................       $15,944,750                47.0%                   $600,000                $15,344,750
Adjusted Maximum Total (5)....       $18,336,460                47.0%                   $600,000                $17,736,460
====================================================================================================================================
                                                                                                       (footnotes on following page)

                                [RYAN, BECK LOGO]
                   The date of this Prospectus is May 13, 1998

     Pursuant to the Plan, the Bank will organize the Mutual Holding Company as a federally-chartered mutual holding company, which will own at least a majority of the Common Stock of the Company for so long as the Mutual Holding Company remains in existence. The Bank will be a wholly-owned subsidiary of the Company. The shares of Common Stock sold in the Offering will represent a minority ownership interest equal to 47% of the Common Stock of the Company. The remaining issued and outstanding shares will be owned by the Mutual Holding Company. References to the Bank shall include Axia Federal Savings Bank in its current mutual form, or Liberty Bank as indicated by the context. References to the "Stock Bank" shall mean Liberty Bank.

     The minimum number of shares that may be purchased is 25 shares. Except for the ESOP, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may in their capacities as such purchase in the Subscription Offering more than $100,000 of Common Stock. No person, together with associates of and persons acting in concert with such person, may purchase in the Offering more than $200,000 of Common Stock; provided, however, that the maximum purchase limitation may be increased or decreased at the sole discretion of the Company and the Bank. See "The Reorganization--Subscription Offering and Subscription Rights," "--Community Offering" and "--Limitations on Common Stock Purchases."

     The Subscription Offering and Community Offering will terminate at 10:00 a.m., New Jersey time, on June 17, 1998 (the "Expiration Date") unless either or both are extended by the Bank and the Company, with the approval of the OTS, if necessary. The Bank and the Company are not required to give subscribers notice of any such extension. The Community Offering must be completed within 45 days after the expiration of the Subscription Offering unless extended by the Bank and the Company with the approval of the OTS, if necessary. Orders submitted are irrevocable until the completion or termination of the Reorganization; provided that all subscribers will have their funds returned promptly, with interest, and all withdrawal authorizations will be canceled if the Reorganization is not completed within 45 days after the expiration of the Subscription Offering, unless such period has been extended with the consent of the OTS, if necessary. No such extension may be granted past June 24, 2000. See "The Reorganization--Subscription Offering and Subscription Rights" and "--Procedure for Purchasing Shares in Subscription and Community Offerings."

     The Company has applied to have the Common Stock quoted on the Nasdaq National Market under the symbol "LIBB." The Company has never issued stock to the public or any person, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that purchasers will be able to sell their shares at or above the Subscription Price. Ryan, Beck & Co., Inc. ("Ryan Beck") has advised the Company that it intends to act as a market maker for the Common Stock following consummation of the Reorganization. See "Market for the Common Stock."
-----------------
(footnotes for preceding table)

(1) Determined in accordance with an independent appraisal prepared by FinPro, Inc. ("FinPro") dated as of March 16, 1998, which states that the estimated pro forma market value of the Common Stock ranged from $25,075,000 to $33,925,000, with a midpoint of $29,500,000 (the "Valuation Range"). The independent appraisal of FinPro is based upon estimates and projections that are subject to change, and the valuation is not a recommendation for purchasing the Common Stock nor an assurance as to the price for which a purchaser of Common Stock will thereafter be able to sell the Common Stock. The Boards of Directors of the Company and the Bank have determined to offer 47% of the Company's to-be-outstanding shares of Common Stock to the public in the Offering. Accordingly $11.8 million to $15.9 million of Common Stock or between 1,178,525 and 1,594,475 shares of Common Stock are being offered at the subscription price of $10.00 per share in the Offering. See "The Reorganization and Offering--Stock Pricing and Number of Shares to be Offered in the Offering."
(2) The Company will issue to the Mutual Holding Company 53% of the shares of Common Stock that will be outstanding at the conclusion of the Reorganization and Offering; 47% of the Company's to-be outstanding shares will be sold in the Offering.
(3)  Consists of the  estimated  costs to the Bank and the Company  arising from the Reorganization and Offering, including estimated expenses of approximately $465,000, and marketing and advisory fees to be paid to Ryan Beck of $135,000. See "The Reorganization and Offering--Plan of Distribution and Selling Commissions." The actual fees and expenses may vary from the estimates.
(4) Actual net proceeds may vary substantially from estimated amounts depending upon the number of shares sold and other factors. Includes the purchase of shares of Common Stock by the Bank's ESOP which is intended to be funded by a loan to the ESOP from the Company or from a third party, which will be deducted from the Company's stockholders' equity. See "Use of Proceeds" and "Pro Forma Data."
(5) As adjusted to reflect a 15% increase in the maximum of the Valuation Range and a corresponding 15% increase in the maximum of the Offering Range immediately prior to the completion of the Offering due to regulatory considerations or changes in market and financial conditions. See "Pro Forma Data" and "The Reorganization and Offering--Stock Pricing and Number of Shares to be Issued." For a discussion of the distribution and allocation of the additional shares, if any, see "The Reorganization and Offering--Subscription Offering and Subscription Rights," "--Community Offering" and "--Limitations on Common Stock Purchases."

                               [MAP APPEARS HERE]

           QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND OFFERING

Q:   What is the purpose of the Reorganization and Offering?

A: The primary purpose of the Reorganization and Offering is to establish a stock holding company and to raise additional capital for the Bank, which will enable it to compete more effectively in the financial services marketplace. The Reorganization will permit the Company to issue capital stock, which is a source of capital not available to mutual savings banks, and will enable depositors, employees, management and directors to obtain an equity ownership interest in the Bank. The Reorganization also will provide the Bank with greater flexibility to structure and finance the expansion of its operations, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation.

Q:   Who will be the minority stockholders of the Company?

A: All persons who purchase Common Stock in the Offering, including the ESOP, will be the minority stockholders (the "Minority Stockholders") of the Company, and will own 47% of its Common Stock upon completion of the Offering. The Mutual Holding Company will own 53% of the Common Stock of the Company, and will remain its majority stockholder as long as the Mutual Holding Company remains in existence.

Q: Why is the Bank forming a two-tier mutual holding company and conducting a minority stock offering instead of undergoing a full conversion to stock form?

A: The Bank's Board of Directors determined that the two-tier mutual holding company structure was in the best interests of the Bank, its members and the communities served by the Bank. In accordance with OTS regulatory requirements, a savings institution that converts from the mutual to stock form of organization using the mutual holding company structure sells less than half of its shares to the public at the time of the Reorganization. By doing so, the converting institution raises less than half the proceeds that would be obtained in a full conversion. Management believes such proceeds will provide the Bank with ample capital to implement its business strategy without creating pressure to make investments that management believes would be overly risky in order to deploy the capital that would be raised in a full conversion.

     In addition, because OTS regulations and policy generally prohibit the sale of a savings association in the mutual holding company structure, the Reorganization and Offering will permit the Bank to achieve the benefits of a stock company without the threat of an acquisition by another institution, as can occur following a standard conversion from mutual to stock form. Sales of locally based, independent savings institutions to larger, regional financial institutions can result in closed branches, fewer choices for consumers, employee layoffs and the loss of community support and involvement by local financial institutions.

Q:   How do investors order Common Stock?

A:   Prospective  investors  must  complete  the  order  form and  certification
     (together, the "Stock Order Form"), together with full payment for the shares purchased, so that it is received at or before 10:00 a.m., New Jersey time, on June 17, 1998.

Q:   How much stock may be ordered?

A: The minimum number of shares that may be purchased is 25 shares. Except for the ESOP, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may, in their capacities as such, purchase more than $100,000 of Common Stock in the Subscription Offering. No person, together with associates of and persons acting in concert with such person, may purchase in the Offering more than

     $200,000 of Common Stock. However, the maximum purchase limitation may be increased or decreased at the sole discretion of the Company and the Bank, provided that the aggregate purchase limitation may not be reduced below 1% of the Common Stock issued in the Offering.

Q:   What happens if there are not enough shares to fill all orders?

A: If the Offering is oversubscribed, the Bank will allocate shares based on the purchase priorities that have been adopted in the Plan of Reorganization. These purchase priorities are in accordance with OTS regulations. If the Offering is oversubscribed in a particular category, then shares will be allocated among all subscribers in that category based on a formula that is described in detail in "The Reorganization and Offering." The priorities are described in answer to the next question.

Q:   Who will be permitted to purchase Common Stock?

A: The Common Stock will be offered on a priority basis to the following persons:

     o holders of deposit accounts in the Bank with aggregate account balances of $50 or more on September 30, 1996 ("Eligible Account Holders");

     o    the Bank's ESOP;

     o holders of deposit accounts in the Bank with aggregate account balances of $50 or more on March 31, 1998 ("Supplemental Eligible Account Holders");

     o holders of deposit accounts in the Bank on April 30, 1998, the voting record date for the Special Meeting (the "Voting Record Date") and borrowers of the Bank as of December 10, 1986 whose loans remain outstanding as of the Voting Record Date, who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members").

     If the above persons do not subscribe for sufficient shares, the remaining shares will be offered to certain members of the general public, with preference given to natural persons residing in the New Jersey Counties of Union and Middlesex.

Q:   What will happen if a member does not order any Common Stock?

A: Members are not required to purchase Common Stock. Deposit accounts, certificate accounts and any loans held with the Bank will not be affected by the Reorganization.

Q: How should potential investors decide whether to buy Common Stock in the Offering?

A: In order to make an informed investment decision, potential investors should read this entire Prospectus, particularly the section titled "Risk Factors."

Q:   Who can help answer any questions about the Offering?

     If you have any questions, please contact the Stock Information Center at the following address:

                            Stock Information Center
                            Axia Federal Savings Bank
                             1410 St. Georges Avenue
                            Avenel, New Jersey 07001
                                 (732) 499-8207

                                     SUMMARY

     The following summary does not purport to be complete, and is qualified in its entirety by the more detailed information including the Consolidated Financial Statements and Notes thereto of the Bank appearing elsewhere in this Prospectus.

The Reorganization and Offering

     The Reorganization involves a number of steps, including the following:

     o The Bank will establish the Company and the Mutual Holding Company, neither of which will have any assets prior to the completion of the Reorganization.

     o The Bank will convert from a federal mutual savings bank to a federal stock savings bank and issue 100% of its capital stock to the Company.

     o The Company will issue between 2,507,500 and 3,392,500 shares of its Common Stock in the Reorganization; 53% of these shares (or between 1,328,975 shares and 1,798,025 shares) will be issued to the Mutual Holding Company, and 47% (or between 1,178,525 shares and 1,594,475 shares) will be sold to depositors and possibly the public.

     o Membership interests that depositors and certain borrowers had in the Bank will become membership interests in the Mutual Holding Company. As a result, members of the Bank who controlled 100% of the votes eligible to be cast by the Bank's members prior to the Reorganization will, through the Mutual Holding Company, control 53% of the votes eligible to be cast by the Company's stockholders immediately following the Reorganization.

Description of the Mutual Holding Company Structure

     Following completion of the Reorganization, the corporate structure of the Bank will be as follows:


                                                      Minority
            Liberty Bancorp,                        Stockholders
                  MHC                             (Including ESOP)

               53% of the                            47% of the
                 Common                                Common
                  Stock                                 Stock

                             Liberty Bancorp, Inc.

                                  100% of the
                                 Common Stock

                                  Liberty Bank


     The mutual holding company structure differs in significant respects from the holding company structure that is often used in a standard mutual-to-stock conversion. In a standard conversion, a converting mutual institution or its newly-formed holding company sells 100% of its common stock in a stock offering. A savings institution that converts from the mutual to stock form of organization using the mutual holding company structure sells less than half of its shares at the time of the reorganization. By doing so, a converting institution using the mutual holding company structure will raise less than half the capital that it would have raised in a standard mutual-to-stock conversion.

     The  shares  that  are  issued  to  the  Mutual  Holding   Company  may  be
subsequently sold to the Bank's depositors if the Mutual Holding Company converts from the mutual to the stock form of organization. See "Conversion of the Mutual Holding Company to the Stock Form of Organization." In addition, because OTS regulations and policy generally prohibit the sale of a savings association in the mutual holding company structure, the Reorganization and Offering will permit the Bank to achieve the benefits of a stock company without the threat of an acquisition by another institution, as can occur following a standard conversion from mutual to stock form. Sales of locally based, independent savings institutions to larger, regional financial institutions can result in closed branches, fewer choices for consumers, employee layoffs and the loss of community support and involvement by local financial institutions.

     Because the Mutual Holding Company is a mutual corporation, its actions will not necessarily always be in the best interests of the Company's stockholders. In making business decisions, the Mutual Holding Company's Board of Directors will consider a variety of constituencies, including the depositors of the Bank, the employees of the Bank and the communities in which the Bank operates. As the majority stockholder of the Company, the Mutual Holding Consequently, the Mutual Holding Company will act in a manner that furthers the general interests of all of its constituencies, including, but not limited to, the interests of the stockholders of the Company. The Mutual Holding Company believes that the interests of the stockholders of the Company and those of the Mutual Holding Company's other constituencies are, in many circumstances the same, such as the increased profitability of the Company and the Bank and continued service to the communities in which the Bank operates.

Conversion of the Mutual Holding Company to the Stock Form of Organization

     OTS regulations and the Plan of Reorganization permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization (a "Conversion Transaction"). If the Mutual Holding Company were to undertake a
Conversion Transaction, the transaction would in most circumstances be structured as follows:

     o    The Mutual Holding Company and the Company would cease to exist.

     o    The Bank would form a new stock holding company.

     o The new stock holding company would sell shares of its common stock in a subscription offering to certain of the Mutual Holding Company's members.

     o In addition to the shares it would sell in the subscription offering, the new stock holding company would issue shares of its common stock to the Company's stockholders in exchange for their shares of the Company's Common Stock.

     After the Conversion Transaction, the Company's Minority Stockholders would own approximately the same percentage of the new stock holding company as they owned of the Company. Purchasers in the Conversion Transaction subscription offering would own approximately the same percentage of the new stock holding company as the Mutual Holding Company owned in the Company prior to the Conversion Transaction. However, if the Mutual Holding Company waived any dividends paid by the Company prior to the Conversion Transaction, then the Company's Minority Stockholders would receive a smaller percentage of the new stock holding company's common stock. See "Regulation--Holding Company Regulation." There can be no assurance that the Mutual Holding Company will convert to the stock form, and the Board of Directors has no current plan to do so.

Liberty Bancorp, MHC

     The Mutual Holding Company will be organized by the Bank as a federally-chartered mutual holding company, and will own 53% of the Common Stock of the Company upon completion of the Reorganization. It is expected that the Mutual Holding Company will not engage in any business activity other than to hold a majority of the Common Stock of the Company and to invest any funds held by the Mutual Holding Company. The Mutual Holding Company's offices will be located at 1410 St. Georges Avenue, Avenel, New Jersey 07001, and its telephone number at that location will be (732) 499-7200. See "The Mutual Holding Company."

Liberty Bancorp, Inc.

     The Company will be organized by the Bank as a federally-chartered corporation for the purpose of owning all of the capital stock of the Bank upon completion of the Reorganization. It is expected that the Company will not engage in any business activity other than to hold 100% of the common stock of the Bank, to make the loan to the ESOP, and to invest up to 50% of the net proceeds of the Offering as described in "Use of Proceeds." The Company's offices will be located at 1410 St. Georges Avenue, Avenel, New Jersey 07001, and its telephone number at that location will be (732) 499-7200. See "The Company" and "Regulation--Holding Company Regulation."

Axia Federal Savings Bank

     The Bank was organized as a building and loan association in 1927 and became a federal savings and loan association in 1942. In 1986 it converted to a federal mutual savings bank charter. The Bank conducts its business from its corporate headquarters located in Avenel, New Jersey and three branch offices located in Union and Middlesex Counties, New Jersey. The Bank has traditionally operated as a community-oriented lender offering various mortgage and consumer loan products. The Bank is primarily engaged in the business of offering savings and other FDIC-insured deposits to the general public and using those funds to originate loans secured by one-to-four family residences located in Union and Middlesex Counties. Loans secured by one-to-four family residences totalled $143.6 million, or 93.9%, of the Bank's total loan portfolio at December 31, 1997. At December 31, 1997, the Bank had total assets of $217.4 million, total deposits of $198.4 million, and retained earnings of $16.5 million. Concurrent with the completion of the Reorganization, the Bank will change its name to "Liberty Bank." The Bank's executive offices are located at 1410 St. Georges Avenue, Avenel, New Jersey 07001, and its telephone number at that location is
(732) 499-7200. See "The Bank" and "Business of the Bank."

The Stock Offering

     The Company is offering for sale between 1,178,525 and 1,594,475 shares of its Common Stock, for a price per share of $10.00. The Bank and the Company may increase the Offering to up to 1,833,646 shares without further notice to investors if the maximum of the Valuation Range is increased as a result of regulatory consideration of market or financial conditions prior to completion of the Offering. The number of shares that are sold in the Offering is subject to approval of the OTS.

Stock Purchase Priorities

     The Company will offer Common Stock on the basis of purchase priorities. Certain depositors, borrowers and the ESOP will receive subscription rights to purchase shares. The Company may offer shares not purchased in the Subscription Offering to the general public in a Community Offering. The Bank has engaged Ryan Beck to assist the Bank and the Company on a best efforts basis in selling the Common Stock in the Offering.

Prohibition on Transfer of Subscription Rights

     No  person  may  sell  or  assign  subscription  rights.  Any  transfer  of
subscription   rights  is  prohibited  by  law.  See  "The   Reorganization  and
Offering--Restrictions on Transfer of Subscription Rights and Shares."

Stock Pricing and Number of Shares to be Issued

     The Bank's Board of Directors set the subscription price per share at $10.00 (the "Subscription Price"), the subscription price most commonly used in stock offerings involving mutual-to-stock conversions of savings institutions. The number of shares of Common Stock to be issued in the Offering is based on the independent valuation prepared by FinPro, Inc., Liberty Corner, New Jersey (the "Independent Valuation"). The Independent Valuation states that as of March 16, 1998, the estimated market value of the Company after giving effect to the Reorganization ranged from a minimum of $25,075,000 to a maximum of $33,925,000, with a midpoint of $29,500,000. Based on the Independent Valuation and the Subscription Price, the number of shares of Common Stock that the Company will issue will range from between 2,507,000 shares to 3,392,500 shares. The Board of Directors has decided to offer 47% of these shares, or between 1,178,525 shares and 1,594,475 shares (the "Offering Range"), to depositors and the public pursuant to this Prospectus. The Board determined to sell 47% of the stock in the Offering in order to raise the maximum amount of proceeds while permitting the Company to issue additional shares of Common Stock in the future pursuant to the restricted stock plan (the "Recognition Plan") and stock option plan (the "Stock Option Plan") that the Company intends to adopt no sooner than six months after the Reorganization and Offering. The 53% of the shares of Company's Common Stock that are not sold in the Offering will be issued to the Mutual Holding Company.

     Changes in the market and financial conditions and demand for the Common Stock may result in an increase of up to 15% in the Independent Valuation (to up to $39,013,750) and a corresponding increase in the maximum of the Offering Range (to up to 1,833,646 shares). The number of shares issued is subject to approval of the OTS. Subscribers will not be notified if the maximum of the Independent Valuation and the maximum of the Offering Range are increased by 15% or less. However, subscribers will be notified if the maximum of the Independent Valuation is increased by more than 15%, or if the minimum of the Independent Valuation is decreased. The Independent Valuation is not a recommendation as to the advisability of purchasing Common Stock. Potential investors should read this entire Prospectus in order to make an informed investment decision.

Termination of the Offering

     The Subscription Offering will terminate at 10:00 a.m., New Jersey time, on June 17, 1998. The Community Offering, if any, may commence at any time following commencement of the Subscription Offering. The Company may terminate the Community Offering at any time prior to August 3, 1998, or later if permitted by the OTS.

Benefits to Management from the Offering

     The Bank's full-time employees will be eligible to participate in the ESOP. The Company also intends to implement the Recognition Plan and Stock Option Plan following completion of the Reorganization, which will benefit the Bank's and the Company's officers and directors. If the Recognition Plan is adopted, certain officers and directors will be awarded shares of Common Stock at no cost to them. However, the Recognition Plan and Stock Option Plan may not be adopted until at least six months after completion of the Reorganization and are subject to shareholder approval. The Bank will also enter into employment agreements with certain officers of the Bank, which will provide for benefits and cash payments in the event of a change in control of the Company or the Bank. See "Management of the Bank--Benefit Plans."

Use of the Proceeds Raised from the Sale of Common Stock

     Net proceeds from the sale of the Common Stock are estimated to be between $11.2 million and $15.3 million, depending on the number of shares of Common Stock sold and the expenses of the Offering. Up to 50% of the net proceeds of the Offering will be retained by the Company and used for general business purposes, including a loan by the Company to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock issued in the Offering. The remaining net proceeds retained by the Company will be invested initially in short- and medium-term investments and securities, including mortgage-backed securities and Treasury obligations and may be used as a possible source of funds for the payment of dividends to stockholders, the repurchase of stock and for other general corporate purposes. The portion of net proceeds from the Offering contributed to the Bank will be used by the Bank for general corporate purposes, including origination of loans and purchase of investments in the ordinary course of business. Initially, the net proceeds are expected to be invested primarily in mortgage-backed securities and short- and medium-term Treasury securities. The Bank also may use the proceeds for the expansion of its facilities and to acquire branch offices and deposits. See "Use of Proceeds."

Dividends

     Although no decision has been made regarding the payment of dividends, the Company will consider a policy of paying quarterly cash dividends on the Common Stock, with the first such dividend to be declared and paid as early as the first full quarter following completion of the Offering. There can be no assurance that dividends will be paid or, if paid, what the amount of the dividends will be, or whether such dividends, once paid, will continue to be paid.

Market for the Common Stock

     The Company was recently formed and has never issued capital stock. The Bank, as a mutual institution, has never issued capital stock. The Company has applied to have the Common Stock quoted on the Nasdaq National Market under the symbol "LIBB." The requirements for listing include a minimum number of publicly traded shares, market makers and record holders, and a minimum market capitalization. Although under no obligation to do so, Ryan Beck has indicated its intention to make a market in the Common Stock, and based on management's analysis of the results of recent conversion stock offerings, the Bank believes that the Company will satisfy the Nasdaq National Market listing requirements. If the Company is unable, for any reason, to list the Common Stock on the Nasdaq National Market, or to continue to be eligible for such listing, then management believes that the Common Stock will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board.

Risk Factors

     The purchase of Common Stock involves a substantial degree of risk. Prospective shareholders should carefully consider the matters set forth in this Prospectus, including those set forth in "Risk Factors."

                         SELECTED CONSOLIDATED FINANCIAL
           AND OTHER DATA OF AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY

     The following tables set forth selected consolidated historical financial and other data of the Bank (including its subsidiary) for the periods and at the dates indicated. The information is derived in part from and should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Bank contained elsewhere herein.


                                                             At December 31,
                                                          ----------------------
                                                           1997           1996
                                                           ----           ----
                                                              (In Thousands)

Financial Condition Data:
Total assets .......................................      $217,437      $201,574
Loans receivable, net ..............................       152,200       130,690
Securities available for sale:
   Investment securities ...........................           992         4,064
   Mortgage-backed securities ......................        52,925        55,525
Deposits ...........................................       198,363       184,709
Retained earnings-substantially restricted .........        16,541        14,812


                                            Year Ended December 31,
                                            -----------------------
                                               1997       1996(1)
                                               ----       ------
                                                (In Thousands)
Operating Data:

Interest income .........................    $15,083      $13,723
Interest expense ........................      9,004        8,049
                                             -------      -------
Net interest income .....................      6,079        5,674
Provision for loan losses ...............        200           43
                                             -------      -------
Net interest income after provision
   for loan losses ......................      5,879        5,631
                                             -------      -------
Non-interest income:
   Fees and service charges .............        299          278
   Gain on sales of securities ..........        129           --
   Other non-interest income ............        104           73
                                             -------      -------
       Total non-interest income ........        532          351
                                             -------      -------
Non-interest expense:
   Salaries and employee benefits .......      1,980        1,967
   Net occupancy expense ................        445          469
   Equipment ............................        416          355
   Advertising ..........................        184           97
   Federal insurance premium ............        120        1,382
   Miscellaneous ........................        836          820
                                             -------      -------
       Total non-interest expense .......      3,981        5,090(1)
                                             -------      -------
Income before income taxes ..............      2,430          892
Income taxes ............................        877          283(1)
                                             -------      -------
Net income ..............................    $ 1,553      $   609(1)
                                             =======      =======

----------

(1) Operating data for the year ended December 31, 1996 includes the effect of a one-time Savings Association Insurance Fund ("SAIF") recapitalization assessment of $1.0 million, or $648,000 net of taxes. Excluding this non-recurring assessment, total non-interest expense would have been $4.0 million, income taxes would have totalled $635,000 and net income would have been $1.3 million.

                                                        At or For The Year
                                                         Ended December 31,
                                                        --------------------
                                                          1997         1996
                                                          ----         ----
Selected Ratios:

Performance Ratios:
   Return on assets (ratio of net income to
     average total assets) (1) .....................       0.73%        0.32%
   Return on retained earnings (ratio of net
     income to average equity) (1) .................       9.95%        4.23%
   Interest rate spread information (2):
     Average during period .........................       2.54%        2.65%
     End of period .................................       2.61%        2.67%
   Net interest margin (net income divided by
     average interest-earning assets) ..............       2.92%        3.01%
   Operating expenses to
     average total assets ..........................       1.88%        2.64%
   Average interest-earning assets to
     average interest-bearing liabilities ..........     108.77%      108.31%

Asset Quality Ratios:
   Non-performing assets to total assets ...........       0.49%        0.46%
   Allowance for loan losses to
     non-performing loans ..........................      77.41%       57.61%
   Allowance for loan losses to
     loans receivable, net .........................       0.48%        0.41%

Capital Ratios:
   Retained earnings to total assets
     at end of period ..............................       7.61%        7.35%
   Average retained earnings to
     average assets (2) ............................       7.37%        7.47%

Other Data:
   Number of full service customer
     facilities at end of period ...................          4           4

---------------
(1) For the year ended December 31, 1995, return on average assets was 0.73%, return on average retained earnings was 9.78% and average retained earnings to average assets was 7.50%.

(2) Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

                               RECENT DEVELOPMENTS

     The following tables set forth certain consolidated financial and other information of the Bank for the periods and at the dates indicated. The selected consolidated financial data, operating data and ratios and other data as of March 31, 1998 and December 31, 1997 and for the three months ended March 31, 1997 and March 31, 1998 are derived from unaudited consolidated financial statements. In the opinion of the management, all adjustments (consisting only of normal recurring accruals) considered necessary for the fair presentation of financial data and operating data for the three months ended March 31, 1998 and 1997 are included. The results of operations and ratios and other data presented for the three months ended March 31, 1998 are not necessarily indicative of the results of operations for the year ending December 31, 1998.

                                                  At March 31,   At December 31,
                                                      1998            1997
                                                  -----------    ---------------
                                                          (In Thousands)

Selected Financial Condition Data:

Total assets ....................................    $225,178      $217,437
Loans receivable, net (1) .......................     150,889       152,200
Securities available for sale:
   Investment securities ........................         994           992
   Mortgage-backed securities ...................      51,073        52,925
Deposits ........................................     205,944       198,363
Retained earnings-substantially restricted ......      16,851        16,541



                                            For the Three Months Ended March 31,
                                            ------------------------------------
                                                1998             1997
                                                ----             ----
                                                     (In Thousands)

Selected Operating Data:

Interest income ........................       $3,753           $3,621
Interest expense .......................        2,305            2,125
                                               ------           ------
Net interest income ....................        1,448            1,496
Provision for loan losses ..............           15               50
Non-interest income ....................          118              100
Non-interest expense ...................        1,057              992
                                               ------           ------
Income before income taxes .............          494              554
Income taxes ...........................          186              224
                                               ------           ------
Net income .............................       $  308           $  330
                                               ======           ======

-----------------
(1) The allowance for loan losses at March 31, 1998 and 1997 was $731,000 and $634,000, respectively.

                                                      At or For the Three Months
                                                         Ended March 31, (1)
                                                      --------------------------
                                                           1998        1997
                                                           ----        ----

Selected Financial Ratios and
Other Data:

Performance Ratios:
   Return on average assets (ratio of
     net income to average total assets) ...............     .56%        .65%
   Return on average retained earnings
     (ratio of net income to average equity) ...........    7.33        8.88
   Interest rate spread (2) ............................    2.28        2.68
   Net interest margin (net income
     divided by average interest-earning assets) .......    2.68        3.00
   Average interest-earning assets to average
     interest-bearing liabilities ......................  108.87      107.47

Asset Quality Ratios:
   Non-performing assets to total assets ...............     .30         .42
   Allowance for loan losses to non-
     performing loans ..................................  109.43       73.81
   Non-performing loans to total assets ................     .30         .42
   Non-performing loans to total loans receivable ......     .44         .63

Capital Ratios:
   Retained earnings to total assets ...................    7.48        7.15
   Average retained earnings to average assets .........    7.61        7.31
   Tangible capital ....................................    7.31        7.23
   Core capital ........................................    7.31        7.23
   Risk-based capital ..................................   17.85       17.41

Other Data:
   Number of full service customer facilities
     at end of period ..................................       4           4

-----------

(1)  Ratios are annualized where appropriate.

(2)  Interest rate spread represents the difference between the weighted average
     yield  on  interest-earning   assets  and  the  weighted  average  cost  of
     interest-bearing liabilities.

Comparison of Financial Condition at March 31, 1998 and December 31, 1997

     The Bank's total assets increased by $7.8 million, or 3.6%, to $225.2 million at March 31, 1998 from $217.4 million at December 31, 1997 as the Bank invested additional funds received by the Bank from increased deposits. The Bank's deposits increased due to the Bank's increased marketing efforts. Interest-bearing deposits in other banks increased by $10.6 million, or 225.5%, to $15.3 million at March 31, 1998 from $4.7 million at December 31, 1997. Mortgage-backed securities decreased by $1.8 million, or 3.4%, to $51.1 million at March 31, 1998 from $52.9 million at December 31, 1997 and loans receivable decreased slightly, by $1.3 million, or 0.9% to $150.9 million at March 31, 1998 from $152.2 million at December 31, 1997. Real estate owned (REO) remained unchanged at $121,000 at March 31, 1998 and December 31, 1997. Retained earnings increased by $310,000 to $16.9 million at March 31, 1998 from $16.5 million at December 31, 1997.

     Deposits increased by $7.5 million, or 3.8%, to $205.9 million at March 31, 1998 from $198.4 million at December 31, 1997. Specifically, certificates of deposit increased by $4.1 million, or 3.5%, to $119.8 million at March 31, 1998 from $115.7 million at December 31, 1997. Passbook and statement savings accounts increased by $2.9 million, or 6.4%, to $48.1 million at March 31, 1998 from $45.2 million at December 31, 1997. Individual Retirement Accounts increased by $914,000, or 4.2%, to $22.5 million at March 31, 1998, from $21.6 million at December 31, 1997. Checking accounts decreased by $414,000, or 2.6%, to $15.5 million at March 31, 1998 from $15.9 million at December 31, 1997.

Comparison  of  Operating  Results for the Three Months Ended March 31, 1998 and
1997

General

     The Bank's net income decreased by $22,000, or 6.7%, to $308,000 for the three months ended March 31, 1998 from $330,000 for the three months ended March 31, 1997. The decrease in net income during the three month period in 1998 resulted from a decrease in net interest income and non-interest income and an increase in non-interest expense, which were partially offset by a decrease in the provision for loan losses and income taxes.

Interest Income

     Interest income increased by $132,000, or 3.6%, to $3.8 million for the three months ended March 31, 1998 from $3.6 million for the same period in 1997. The increase for the three month period in 1998 resulted from an increase in average interest earning assets of $16.9 million partially offset by a 32 basis point decrease in the yield. This reduction of yield primarily resulted from employing an interest rate risk reduction strategy whereby the Bank sold fixed rate mortgage-backed securities and purchased adjustable rate mortgage-backed securities.

Interest Expense

     Interest expense increased by $180,000, or 8.5%, to $2.3 million for the three months ended March 31, 1998, compared to $2.1 million for the same period in 1997. The increase for the three month period in 1998 was attributable to an increase of $12.7 million in the average balance of interest-bearing liabilities outstanding and an increase of 7 basis points in the cost of such liabilities.

Net Interest Income

     Net interest income decreased $48,000, or 3.2%, to $1.4 million for the three months ended March 31, 1998, from $1.5 million for the same period in 1997. The decrease was due to a 32 basis point reduction in net interest margin to 2.68% during the three months ended March 31, 1998 from 3.00% for the same period in 1997.

Provision for Loan Losses

     During the three months ended March 31, 1998 and 1997, the Bank provided $15,000 and $50,000, respectively, for loan losses. The allowance for loan losses is based on management's evaluation of the risk inherent in its loan portfolio and gives due consideration to the changes in general market conditions and in the nature and volume of the Bank's loan activity. The Bank intends to continue to provide for loan losses based on management's periodic review of the loan portfolio and general market conditions. At March 31, 1998 and 1997, the Bank's non-performing loans which were delinquent 90 days or more totaled $668,000, or .30% of total assets, and $859,000, or .42% of total assets, respectively. At March 31, 1998 and 1997, all non-performing loans were on non-accrual status.

Non-interest Income

     Non-interest income increased by $18,000, or 18.0%, to $118,000 during the three months ended March 31, 1998 compared with $100,000 during the same period in 1997.

Non-interest Expense

     Non-interest expense increased by $65,000, or 6.5%, to $1.06 million during the three months ended March 31, 1998, compared with $992,000 during the same period in 1997. The increase was primarily caused by increases in salaries and advertising.

Income Taxes

     Income taxes totaled $186,000 and $224,000 during the three months ended March 31, 1998 and 1997, respectively. The decrease during the 1998 period resulted from a decrease in pre-tax income.

                                  RISK FACTORS

     The following risk factors, in addition to the other information discussed elsewhere in this Prospectus, should be considered by investors in deciding whether to purchase the Common Stock offered hereby.

Potential Effects of Changes in Interest Rates and the Current Interest Rate Environment

     The net income of the Bank substantially depends on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Bank's earnings are affected by changes in market interest rates, and other economic factors beyond its control. If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income and interest rate spread generally would be adversely affected by material and prolonged increases in interest rates. Accordingly, an increase in interest rates generally would result in a decrease in the Bank's average interest rate spread and net interest income. As a result of increases in the rates paid by the Bank on its deposits without a commensurate increase in the yields earned on its interest-earning assets, the Bank's average interest rate spread decreased to 2.54% for the year ended December 31, 1997 from 2.65% for the year ended December 31, 1996. No assurance can be given that the Bank's average interest rate spread will not decrease in future periods. Any such decrease in the Bank's average interest rate spread would adversely affect the Bank's net interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Market Risk."

     In addition to affecting interest income and expense, changes in interest rates also can affect the value of the Bank's interest-earning assets, which comprise fixed- and adjustable-rate instruments, and the ability to realize gains from the sale of such assets. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. At December 31, 1997, the Bank had $53.9 million of securities available for sale and the Bank had $653,000 of net unrealized gains with respect to such securities, which were included, net of income taxes, as a separate component in the Bank's retained earnings, as of such date.

     Changes in interest rates also can affect the average life of loans and mortgage-backed securities. The relatively lower interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as many borrowers have refinanced their mortgages to reduce their borrowing costs. Under these circumstances, the Bank is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans or securities. Moreover, volatility in interest rates also can result in the flow of funds away from the Bank into other investments such as U.S. Government and corporate securities and investments which generally pay higher rates of return than the rates paid on deposits by savings institutions.

Uncertainty as to Future Growth Opportunities and Ability to Successfully Deploy Offering Proceeds

     The Bank intends to use the net proceeds of the Offering to increase its loan and deposit growth. It may also seek to expand its banking franchise by acquiring other financial institutions or branches. The Bank's ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating such institutions or branches. There can be no assurance the Bank will be able to generate internal growth or to identify attractive acquisition candidates, acquire such candidates on favorable terms, successfully integrate any acquired institutions or branches into the Bank, or increase profits sufficiently to offset the increase in expenses that will result from an acquisition. Neither the Company nor the Bank has any specific plans, arrangements or understandings regarding any additional expansions or acquisitions at this time.

Possible Increase in Valuation Range and Number of Shares Issued

     The amount of Common Stock to be issued in the Reorganization may be increased by up to 15% to reflect regulatory considerations and changes in market and financial conditions following the commencement of the Subscription and Community Offerings. If the Independent Valuation increases, then the interests of those who purchase shares in the Offering will be diluted because more shares will be outstanding at the conclusion of the Offering. Such an increase in the number of shares issued in the Reorganization will also decrease a subscriber's pro forma annualized net earnings per share and pro forma stockholders' equity per share. See "Pro Forma Data."

Reduced Return on Equity After Reorganization

     At December 31, 1997, the Bank's equity as a percentage of assets was 7.61%, and for the year ended December 31, 1997 the Bank's return on average equity (net income divided by average equity) was 9.95%. The Bank's equity as a percentage of assets will significantly increase as a result of the net proceeds received in the Offering. On a pro forma basis as of December 31, 1997, the Company's equity as a percentage of consolidated assets would be approximately 12.8% at the adjusted maximum of the Offering Range. The Bank currently anticipates that it will take time to prudently deploy the capital raised in the Offering. As a result, until the Bank has leveraged the capital received in the Offering by increasing its interest-earning assets (and its interest-bearing liabilities) and thereby reduced its equity as a percentage of assets, the Bank's return on average equity is likely to be below its historical returns and internal goals. There can be no assurances that the Bank will be able to successfully leverage its capital, or that the Bank will be successful in generating future returns on equity equal its historical returns or internal goals.

Control by Current Directors

     As the majority stockholder of the Company, the Mutual Holding Company will be able to elect all of the directors of the Company and direct its business and affairs. The Company will be controlled by its Board of Directors, which will consist initially of those persons who currently are directors of the Bank. After the Reorganization, the initial Board of Directors of the Mutual Holding Company will also consist of those persons who currently are members of the Board of Directors of the Bank. In the future, the directors of the Mutual
Holding Company will be elected by the Mutual Holding Company's members at an annual meeting of members in the same manner that directors of the Bank in its mutual form are elected by the Bank's members. The Mutual Holding Company's members will consist of the Bank's account holders and certain borrowers of the Bank. It is expected that the Board of Directors of the Mutual Holding Company will exercise control over the Mutual Holding Company and, consequently, may be capable of perpetuating the Board of Directors and management of the Mutual Holding Company, the Company and the Bank. Executive officers and directors of the Company will own 1.8% of the Common Stock outstanding at the completion of the Offering (assuming shares are sold at the midpoint of the Offering Range and that executive officers and directors receive all the shares for which they are expected to subscribe). Assuming shares are sold at the midpoint of the Offering Range and including shares held by the Mutual Holding Company and shares proposed to be issued pursuant to the Recognition Plan, directors may control up to 56.7% of the Common Stock outstanding following the Offering. Such percentage may increase assuming the exercise of stock options granted pursuant to the Stock Option Plan. The purchasers of the Common Stock in the Offering will be Minority Stockholders of the Company and will have limited influence in electing directors or otherwise directing the affairs of the Company as long as the Mutual Holding Company remains in existence. The Company's Charter will prohibit cumulative voting. Therefore, the Mutual Holding Company, under the direction of the Bank's current Board of Directors, will have the power to elect all the directors of the Company, and thus control the future course of the Company. No assurances can be given that the Mutual Holding Company will not take action that the Minority Stockholders believe to be contrary to their interests.

Minority Public Ownership and Certain Anti-Takeover Provisions

     Voting Control of the Mutual Holding Company. Under OTS regulations and the Plan of Reorganization, a majority of the Company's voting shares must be owned by the Mutual Holding Company, and the Mutual Holding

Company will own 53.0% of the Common Stock outstanding at the completion of the Offering. The Mutual Holding Company will be controlled by its executive officers and directors, who initially will consist of persons who are executive officers and directors of the Company. Assuming shares are sold at the midpoint of the Offering Range and including shares held by the Mutual Holding Company and shares proposed to be issued pursuant to the Recognition Plan, directors may control up to 56.7% of the Common Stock outstanding following the Offering. Such percentage may increase assuming the exercise of stock options granted pursuant to the Stock Option Plan. The Mutual Holding Company will elect all members of the Board of Directors of the Company and, with certain exceptions, will control the outcome of matters presented to the stockholders of the Company for resolution by vote. The situations in which the Mutual Holding Company may not control the outcome of such vote include any stockholder vote to approve a restricted stock plan or stock option plan instituted within one year of the Offering (which would require the approval of a majority of the shares other than shares held by the Mutual Holding Company), any stockholder vote relating to the Mutual Holding Company's conversion from the mutual to the stock form of organization (which would require the approval of a majority of shares other than shares held by the Mutual Holding Company and of two-thirds of all shares including shares held by the Mutual Holding Company), or any other stockholder vote in which the OTS may impose such a requirement. The Mutual Holding Company, acting through its Board of Directors, will be able to control the business and operations of the Company and the Bank and will be able to prevent any challenge to the ownership or control of the Company by stockholders other than the Mutual Holding Company. Although OTS regulations and the Plan of Reorganization permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization, there can be no assurance when, if ever, a conversion of the Mutual Holding Company will occur.

     Provisions in the Company's and the Bank's Governing Instruments. In addition, certain provisions of the Company's Charter and Bylaws, particularly a provision limiting voting rights, as well as certain federal regulations will assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, staggered boards of directors, no cumulative voting for directors, limits on the calling of special meetings of shareholders, and limits on the ability to vote Common Stock in excess of 10% of outstanding shares (except as to shares held by the Mutual Holding Company and the ESOP).

Possible Dilution in Ownership Interest

     Dividend Waivers by the Mutual Holding Company. It has been the policy of many mutual holding companies to waive the receipt of dividends declared by their subsidiaries. OTS regulations require that mutual holding companies receive OTS approval before they waive dividends. The OTS has generally permitted mutual holding companies to waive dividends under certain conditions. Management believes that one of the conditions to such permission would be that, in the event the Mutual Holding Company undertakes a Conversion Transaction in the future, any waived dividends would reduce the percentage of the resulting entity's shares of common stock issued to Minority Stockholders in exchange for their shares of Common Stock. The Plan of Reorganization also provides for such an adjustment. See "Regulation--Holding Company Regulation--Conversion of the Mutual Holding Company to Stock Form." The Mutual Holding Company has not determined whether it will waive dividends declared by the Company. There is no assurance that the OTS would approve the waiver of dividends should the Mutual Holding Company request it to do so.

     Terms of Any Conversion Transaction. If the Mutual Holding Company conducts a Conversion Transaction, the stock offering that would be conducted as part of the Conversion Transaction would include maximum purchase limitations that restrict the amount of stock that a person could purchase. Minority Stockholders would be likely to receive shares of the resulting entity in exchange for their shares of Common Stock. Under current OTS policy, the shares of the resulting entity that Minority Stockholders receive in exchange for their shares of Common Stock will be included in the maximum purchase limitations that apply to the stock offering. This means that certain Minority Stockholders may not be able to exercise subscription rights to purchase shares of common stock sold in the Conversion Transaction, and in certain circumstances, may be required by the OTS to divest shares of Common Stock.

Implementation of Proposed Stock Benefit Plans

     Following the Offering, the Company intends to seek stockholder approval of the Recognition Plan and the Stock Option Plan at a meeting of stockholders which, under current OTS regulation, may be held no earlier than six months after completion of the Offering. If the Recognition Plan is approved by stockholders of the Company, the Recognition Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock sold in the Offering, or 63,779 shares of Common Stock at the maximum of the Offering Range. Such shares would be granted to officers and directors of the Bank at no cost to these recipients, for a total value of $637,790 at the maximum of the Offering Range and based on the $10 per share subscription price. If the Stock Option Plan is approved by stockholders of the Company, the Company intends to reserve for future issuance pursuant to such plan a number of shares of Common Stock equal to 10% of the Common Stock sold in the Offering. Options to purchase these shares of Common Stock will be granted to officers and directors of the Bank and the Company at no cost to them, and without risk as there is no requirement that officers and directors exercise their options.

Possible Dilutive Effective of Issuance of Additional Shares

     Shares of Common Stock to be acquired by the Recognition Plan or issued upon exercise of stock options granted pursuant to the Stock Option Plan may be acquired in the open market with funds provided by the Company, or from authorized but unissued shares of Common Stock. In the event that such shares are issued from authorized but unissued shares of Common Stock, the voting interests of stockholders will be diluted by approximately 6.80% and net earnings per share and stockholders' equity per share would be decreased.

Higher Compensation Expenses in Future Periods

     The Bank's and the Company's compensation expense is likely to increase substantially in the future due to the stock benefit plans that the Bank and the Company intend to implement. Among the benefit plans that the Bank and the Company intend to establish are the Recognition Plan and the ESOP. Generally accepted accounting principles will require the Company to record compensation expense upon the vesting of shares of restricted stock awarded pursuant to the Recognition Plan and upon the commitment to release shares under the ESOP from the ESOP loan suspense account. For the ESOP, the compensation expense will be equal to the fair value of the shares at the time the shares are committed to be released and allocated to employees' ESOP accounts, and future increases and decreases in the fair value of Common Stock committed to be released will have a corresponding effect on compensation expense related to the ESOP. To the extent that the fair value of the Bank's ESOP shares differs from the cost of such shares, the differential will be charged or credited to equity.

Competition

     Competition in the banking and financial services industry is intense. In its market area, the Bank competes for loans and deposits with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than the Company and the Bank and may offer certain services that the Company and the Bank do not or cannot provide. Such competition may have an adverse effect on the Company's and the Bank's growth and profitability in the future.

Lack of Active Market for the Common Stock

     The Company has never issued capital stock to the public, and due to the relatively small size of the Offering (resulting, in part from the issuance of only a portion of Company's to-be outstanding shares in the Offering), there can be no assurance that an active and liquid trading market for the Common Stock will develop or be maintained. It is anticipated that the Common Stock will be quoted on the Nasdaq National Market. Ryan Beck has indicated its intention to make a market in the Common Stock, although it is not required to do so. If the Common Stock cannot be quoted and traded on the Nasdaq National Market, it is expected that the Common Stock will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. Investors who purchase shares of

Common Stock may not be able to sell them when they want to at a price that equals or exceeds the price paid for the Common Stock.

Regulatory Oversight and Legislation

     The Bank is subject to extensive regulation, supervision and examination by the OTS, as its chartering authority, and by the FDIC as insurer of its deposits up to applicable limits. The Bank is a member of the Federal Home Loan Bank (the "FHLB") of New York and is subject to certain limited regulations promulgated by the Board of Governors of the Federal Reserve System (the "FRB"). As the holding company of the Bank, the Company also will be subject to regulation and oversight by the OTS. Such regulation and supervision govern the activities in which an institution can engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking and thrift industries, including the imposition of restrictions on the operation of an institution, the classification of assets by an institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether by the OTS, the FDIC or Congress, could have a material impact on the Company, the Bank and their respective operations. See "Regulation."

     Legislation is proposed periodically providing for a comprehensive reform of the banking and thrift industries, and has included provisions that would (i) require federal savings associations to convert to a national bank or a state-chartered bank or thrift, (ii) require all savings and loan holding companies to become bank holding companies and (iii) abolish the OTS. It is uncertain when or if any of this type of legislation will be passed and, if passed, in what form the legislation would be passed. As a result, management cannot accurately predict the possible impact of such legislation on the Bank.

Capability of the Bank's Data Processing Hardware to Accommodate the Year 2000

     Like many financial institutions the Bank relies upon computers for the daily conduct of its business and for data processing generally. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year and there may be widespread computer malfunctions. The Bank generally relies on independent third parties to provide data processing services to the Bank, and has been advised by such parties that the issue is being addressed. Based on these representations, management does not believe that significant additional costs will be incurred in connection with the year 2000 issue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capability of the Bank's Data Processing Hardware to Accommodate the Year 2000."

                           THE MUTUAL HOLDING COMPANY

     The Mutual Holding Company will be formed as a federal mutual holding company and will initially own 53% of the outstanding shares of Common Stock following the completion of the Reorganization. The Company has not yet been formed, although the OTS has approved an application for the Mutual Holding Company to become a savings and loan holding company. The Mutual Holding Company will have all of the powers set forth in its federal charter, and federal law and OTS regulations. The Mutual Holding Company initially will not conduct any active business other than activities relating to its investment in a majority of the Common Stock and maintenance of books and records relating to its members. The Mutual Holding Company does not intend to employ any persons other than its officers, although it may utilize the Bank's support staff from time to time. Federal law and OTS regulations, and the Plan of Reorganization, require that as long as the Mutual Holding Company is in existence it must own a majority of the Common Stock. Federal law and OTS regulations, and the Plan of Reorganization, permit the Mutual Holding Company to convert to the capital stock form of organization. The manner in which such a transaction would be conducted and the regulations and policy affecting such a transaction are described in "Regulation--Holding Company Regulation."

     Although many federal mutual holding companies waive the receipt of cash dividends declared by their subsidiaries, the Mutual Holding Company has not determined whether or not it will do so, and intends to make such a determination at the time the Company declares a dividend, if any. OTS regulations require the Mutual Holding Company to give the OTS prior written notice of any such waiver, and the conditions pursuant to which the OTS generally approves dividend waivers are described in "Regulation--Holding Company Regulation." The Mutual Holding Company's Board of Directors will waive dividends paid by the Company if the Board determines that such a waiver is in the Mutual Holding Company's members' best interest because, among other reasons: (i) the Mutual Holding Company has no need for the dividend considering its business operations; (ii) the cash that would be received could be invested by the Company or the Bank at a more favorable rate of return; (iii) such waiver may increase the capital of the Bank and enhance its business so that members will continue to have access to the offices and services of the Bank; and (iv) such waiver preserves the net worth of the Mutual Holding Company through its principal asset (the Company, and indirectly, the Bank), which would be available for distribution in the unlikely event of a voluntary liquidation of the Company and the Bank after satisfaction of claims of depositors and creditors. The Board of Directors may consider other factors in determining whether such waiver is consistent with its fiduciary duties to members of the Mutual Holding Company. Any waiver of dividends by the Mutual Holding Company is likely to result in a downward adjustment to the ratio pursuant to which shares of Common Stock are exchanged for shares of the resulting company in any future Conversion Transaction.

     The Mutual Holding Company will accept dividends paid by the Company in an amount necessary to pay the Mutual Holding Company's expenses, and will accept additional dividends if its Board of Directors determines that accepting such dividends is in the Mutual Holding Company's members' best interest because, among other reasons: (i) the Mutual Holding Company may increase its direct ownership of the Company, and indirect ownership of the Bank, by using cash dividends to purchase additional shares of Common Stock in the open market from time to time; and (ii) such dividends may be used to promote activities that are in the interest of members and the Bank's community. Any purchases of Common Stock by the Mutual Holding Company will increase the percentage of the outstanding shares of Common Stock held by the Mutual Holding Company and, in a Conversion Transaction, will decrease the aggregate number of shares of the resulting company issued to Minority Stockholders in exchange for their shares of Common Stock.

     The Mutual Holding Company's offices will be located at 1410 St. Georges Avenue, Avenel, New Jersey 07001, and its telephone number will be (732) 499-7200.

                                   THE COMPANY

     The Company will be organized for the purpose of acquiring all of the outstanding shares of common stock of the Bank. Immediately after the Reorganization, it is expected that the only business activities of the Company will be owning 100% of the common stock of the Bank, making the loan to the ESOP, and investing the remainder of the 50% of the net proceeds received in the Offering. See "Use of Proceeds." Initially, the Company will neither own nor lease any property, but instead will use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than officers of the Bank but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business. See "Management of the Company."

     Management believes that the holding company structure will provide the Company with additional flexibility to diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services companies, or for other business or investment purposes, including the possible repurchase of Common Stock as permitted by the OTS. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities or transactions, the Company will be in a position after the Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds from the Offering retained by the Company and earnings thereon or, alternatively, through dividends received from the Bank.

     The Company's offices will be located at 1410 St. Georges Avenue, Avenel, New Jersey 07001, and its telephone number will be (732) 499-7200.

                                    THE BANK

     The Bank was organized as a building and loan association in 1927 and became a federal savings and loan association in 1942. In 1986 it converted to a federal savings bank charter. The Bank conducts its business from its corporate headquarters located in Avenel, New Jersey and three branch offices located in Union and Middlesex Counties, New Jersey. The Bank has traditionally operated as a community-oriented savings institution providing mortgage and consumer loans to its local community. The Bank is primarily engaged in the business of offering savings and other FDIC-insured deposits to the general public through its offices and using those funds to originate mortgage loans secured by one-to-four family residences located primarily in Union and Middlesex Counties. Loans secured by one-to-four family residences totalled $143.6 million, or 93.9%, of the Bank's total loan portfolio at December 31, 1997. At December 31, 1997, the Bank had total assets of $217.4 million, total deposits of $198.4 million, and retained earnings of $16.5 million.

     The Bank's executive offices are located at 1410 St. Georges Avenue, Avenel, New Jersey 07001, and its telephone number at that location is (732) 499-7200.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

     At December 31, 1997, the Bank exceeded all OTS regulatory capital requirements. Set forth below is a summary of the Bank's compliance with OTS capital standards as of December 31, 1997, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date, and that the Company contributes to the Bank 50% of the estimated net proceeds of the Offering. See "Pro Forma Data" for the assumptions used to determine the net proceeds of the Offering.


                                                               Pro Forma at December 31, 1997, Based Upon the Sale of
                                                 -----------------------------------------------------------------------------------
                                                                                                                   1,833,646 Shares
                                                 1,178,525 Shares at   1,368,500 Shares at   1,594,475 Shares at      At Adjusted
                              Historical at          Minimum of            Midpoint of          Maximum of            Maximum of
                            December 31, 1997      Offering Range        Offering Range       Offering Range       Offering Range(1)
                           ------------------    -----------------     -----------------     -----------------     -----------------
                                     Percent               Percent               Percent               Percent              Percent
                                       of                    of                    of                    of                   of
                            Amount  Assets(2)     Amount  Assets(2)     Amount  Assets(2)     Amount  Assets(2)    Amount  Assets(2)
                            ------  ---------     ------  ---------     ------  ---------     ------  ---------    ------  ---------
                                                                     (Dollars in Thousands)
GAAP capital.............  $ 16,541     7.61%    $  20,721    9.35%    $  21,511    9.67%    $ 22,298     9.99%    $ 23,210   10.36%
                           ========   ======     =========  ======     =========  ======     ========   ======     ========   =====

Tangible capital:
  Capital level (3)......  $ 16,123     7.43%    $  20,303    9.18%    $  21,093    9.50%    $ 21,880     9.82%    $ 22,792   10.19%
  Requirement............     3,255     1.50         3,318    1.50         3,331    1.50        3,344     1.50        3,355    1.50
                           --------   ------     ---------  ------     ---------  ------     --------   ------     --------   -----
    Excess...............  $ 12,868     5.93%    $  16,985    7.68%    $  17,762    8.00%    $ 18,536     8.32%    $ 19,437    8.69%
                           ========   ======     =========  ======     =========  ======     ========   ======     ========   =====

Core capital:
  Capital level (3)......  $ 16,123     7.43%    $  20,303    9.18%    $  21,093    9.50%    $ 21,880     9.82%    $ 22,792   10.19%
  Requirement (4)........     6,511     3.00         6,636    3.00         6,660    3.00        6,683     3.00        6,711    3.00
                           --------   ------     ---------  ------     ---------  ------     --------   ------     --------   -----
    Excess...............  $  9,612     4.43%    $  13,667    6.18%    $  14,433    6.50%    $ 15,197     6.82%    $ 16,081    7.19%
                           ========   ======     =========  ======     =========  ======     ========   ======     ========   =====

Risk-based capital:
  Capital level (3)(5)...  $ 16,834    17.69%    $  21,014   21.60%    $  21,804   22.33%    $ 22,591    23.04%    $ 23,503   23.86%
  Requirement............     7,614     8.00         7,781    8.00         7,813    8.00        7,844     8.00        7,881    8.00
                           --------   ------     ---------  ------     ---------  ------     --------   ------     --------   -----
    Excess...............  $  9,220     9.69%    $  13,233   13.60%    $  13,991   14.33%    $ 14,747    15.04%    $ 15,622   15.86%
                           ========   ======     =========  ======     =========  ======     ========   ======     ========   =====

----------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Valuation Range of up to 15% to reflect changes in market and financial conditions following commencement of the Subscription Offering and the Community Offering, if any, as well as to reflect demand for the Common Stock.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets. Pro forma total adjusted and risk-weighted assets used for the capital calculations include the proceeds of the ESOP's purchase of 8% of the Common Stock issued in the Offering.
(3) Regulatory capital levels exclude net unrealized gains on securities. Pro forma capital levels assume that the Bank funds the Recognition Plan purchases of a number of shares equal to 4% of the Common Stock sold in the Offering, the ESOP purchases 8% of the shares sold in the Offering. See "Management of the Bank" for a discussion of the Recognition Plan and ESOP.
(4) The current OTS core capital requirement for savings banks is 3% of total adjusted assets. The OTS has proposed core capital requirements that would require a core capital ratio of 3% of total adjusted assets for savings banks that receive the highest supervisory rating for safety and soundness, and a 4% to 5% core capital ratio requirement for all other savings banks. See "Regulation--Federal Regulation of Savings Institutions--Capital Requirements."
(5) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk-weighting.

                                 USE OF PROCEEDS

     The net proceeds from the sale of Common Stock, based on the minimum, midpoint, maximum and 15% above the maximum of the Offering Range, are estimated at $11.2 million, $13.3 million, $15.3 million and $17.7 million, respectively. The Company will be unable to utilize any of the net proceeds of the Offering until the consummation of the Reorganization.

     The Company will retain up to 50% of the net proceeds of the Offering. Net proceeds retained by the Company will be used to fund the loan to the Bank's

ESOP to acquire up to 8% of the Common Stock issued in the Offering. Any remaining net proceeds retained by the Company will be invested in short-term and medium-term investment securities, including mortgage-backed securities, Treasury obligations, and deposits of the Bank. The Company will contribute to the Bank at least 50% of the net proceeds of the Offering, which will be added to the Bank's general funds that management currently intends to use initially for general corporate purposes, including investment in one-to-four family residential real estate loans and other loans and investment in short-term and intermediate-term securities and mortgage-backed securities.

     The net proceeds retained by the Company and proceeds contributed to the Bank may also be used to support the future expansion of operations through branch acquisitions, the establishment of new branch offices, and the acquisition of financial institutions or their assets or diversification into other banking related businesses. However, neither the Company nor the Bank has any specific plans, arrangements or understandings regarding any additional expansions or acquisitions at this time.

     Upon completion of the Reorganization, the Board of Directors of the Company will have the authority to repurchase stock, subject to statutory and regulatory requirements. Based upon facts and circumstances following the Reorganization and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase Common Stock in the future. Such facts and circumstances may include but will not be limited to (i) market and economic factors such as the price at which the Common Stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its shareholders. In the event the Company determines to repurchase stock, such repurchases may be made at market prices which may be in excess of the Subscription Price in the Offering.

                                 DIVIDEND POLICY

     Although no decision has been made yet regarding the payment of dividends, the Company will consider a policy of paying quarterly cash dividends on the Common Stock, with the first such dividend to be declared and paid as early as the first full quarter following completion of the Offering. Declarations of dividends by the Company's Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the Offering retained by the Company, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition and results of operations, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

     The Company will not be subject to OTS regulatory restrictions on the payment of dividends although the availability of funds for such dividends will depend in part upon the receipt of dividends from the Bank. The Bank must provide the OTS with 30 days prior notice of its intention to make a capital distribution to the Company. In certain circumstances, OTS regulations limit the amount of any capital distribution by federal savings banks. In addition, the portion of the Bank's earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Company without the payment of federal income taxes by the Bank at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. The Company does not contemplate any distribution by the Bank that would result in a recapture of the Bank's bad debt reserve or otherwise create federal tax liabilities. See "Taxation--Federal Income Taxes," Note 9 to Consolidated Financial Statements, and "Regulation--Federal Regulation of Savings Institutions--Limitations on Capital Distributions."

     Additionally, in connection with the Reorganization, the Company and the Bank have committed to the OTS that during the one-year period following the consummation of the Reorganization and the Offering, the Company will not take any action to declare an extraordinary dividend to stockholders which would be treated by recipient stockholders as a tax-free return of capital for federal income tax purposes without prior approval of the OTS.

                           MARKET FOR THE COMMON STOCK

     The Company was recently formed and has never issued capital stock. The Bank, as a mutual institution, has never issued capital stock. The Company has applied to have the Common Stock quoted on the Nasdaq National Market under the symbol "LIBB." The requirements for listing include a minimum number of publicly traded shares, market markers and record holders, and a minimum market capitalization. Although under no obligation to do so, Ryan Beck has indicated its intention to make a market in the Common Stock. Based on management's analysis of the results of recent conversion stock offerings, the Bank believes that the Company will satisfy these requirements. If the Company is unable, for any reason, to list the Common Stock on the Nasdaq National Market, or to continue to be eligible for such listing, then management believes that the Common Stock will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board.

     Additionally, the development of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. There can be no assurance that persons purchasing the Common Stock will be able to sell their shares at or above the Subscription Price. Therefore, purchasers of the Common Stock should have a long-term investment intent and should recognize that a possibly limited trading market may make it difficult to sell the Common Stock, and may have an adverse effect on the price of the Common Stock.

                                 CAPITALIZATION

     The following table presents the historical capitalization of the Bank at December 31, 1997, and the pro forma consolidated capitalization of the Company as of that date after giving effect to the Reorganization and Offering, based upon the assumptions set forth in the "Pro Forma Data" section.


                                                                       Pro Forma Consolidated Capitalization
                                                                     Based Upon the Sale for $10.00 per Share of
                                                              --------------------------------------------------------
                                                                                                             1,833,646
                                                               1,178,525      1,368,500       1,594,475      Shares of
                                                               Shares at      Shares at       Shares at      Adjusted
                                                               Minimum        Midpoint         Maximum        Maximum
                                               Historical     of Offering    of Offering     of Offering    of Offering
                                              Capitalization     Range          Range           Range        Range (1)
                                              --------------  ------------   -----------    -----------     ----------
                                                                   (Dollars in Thousands)
Deposits (2).................................  $ 198,363       $198,363       $ 198,363      $ 198,363       $198,363
                                               =========       ========       =========      =========       ========
Stockholders' equity (3):
  Preferred Stock, $1.00 par value, 10,000,000
    shares authorized; none to be issued       $      --       $     --       $      --      $      --       $     --
  Common Stock, $1.00 par value, 20,000,000
    shares authorized; shares to be issued
    as reflected.............................         --          2,508           2,950          3,393          3,901
  Additional paid-in capital.................         --          8,677          10,315         11,952         13,835
  Unrealized gain on securities available
    for sale.................................        418            418             418            418            418
  Less:
    Common Stock acquired by ESOP (4)........         --            943           1,109          1,276          1,467
    Common Stock acquired by
      Recognition Plan (5)...................         --            471             555            638            733
  Retained earnings, substantially
    restricted(6)............................     16,123         16,123          16,123         16,123         16,123
                                                  ------       --------       ---------      ---------       --------


      Total stockholders' equity.............  $  16,541       $ 26,312       $  28,142      $  29,972       $ 32,077
                                               =========       ========       =========      =========       ========

  Total stockholders' equity as a percentage
    of pro forma total assets................        7.6%          11.0%           11.6%          12.1%          12.8%
                                               =========       ========       =========      =========       ========
                                                                                         (footnotes on following page)

(1) As adjusted to give effect to an increase in the number of shares issued which could occur due to an increase in the maximum of the Valuation Range and the maximum of the Offering Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offering.
(2) Excludes withdrawals from deposit accounts for the purchase of Common Stock. Such withdrawals will reduce pro forma deposits by the amount thereof.
(3) Does not reflect additional shares of Common Stock that could be purchased pursuant to the Stock Option Plan, if implemented, under which directors, executive officers and other employees of the Company would be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Offering. Implementation of the Stock Option Plan
     requires shareholder approval, which may be sought no earlier than six months following the Reorganization.
(4) Assumes purchases by the ESOP of a number of shares equal to 8% of the shares sold in the Offering. The funds used to acquire the ESOP shares will be borrowed from the Company. See "Use of Proceeds." The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The Common Stock acquired by the ESOP is reflected as a reduction of shareholders' equity. As the ESOP debt is repaid, shares will be released and allocated to participants' accounts. See "Management of the Bank--Benefit Plans--Employee Stock Ownership Plan and Trust."
(5) Assuming the receipt of shareholder approval, the Company intends to implement the Recognition Plan. Assuming such implementation, the Recognition Plan will purchase an amount of shares equal to 4% of the Common Stock sold in the Offering. Such shares may be purchased from authorized but unissued shares or in the open market. If the Recognition Plan shares are issued from authorized but unissued shares, the dilution to the voting interests of existing stockholders would be 1.94%. The Common Stock to be purchased by the Recognition Plan represents unearned compensation and is, accordingly, reflected as a reduction to pro forma stockholders' equity.
(6) Retained earnings are substantially restricted, see "Consolidated Financial Statements."

                                 PRO FORMA DATA

     The actual net proceeds from the sale of the Common Stock cannot be determined until the Offering is completed. The following estimated pro forma information is based upon the assumption that the Reorganization expenses, including the fees payable to Ryan Beck, will be approximately $600,000. Actual expenses may vary from those estimated.

     Pro forma consolidated net income of the Company for the year ended December 31, 1997 has been calculated as if the Company had been in existence and estimated net proceeds received by the Company and the Bank had been invested at an assumed interest rate of 5.55% for the year ended December 31, 1997. The reinvestment rate was calculated based on the one year U.S. Treasury bill rate (which, in light of changes in interest rates in recent periods is deemed by the Company and the Bank to more accurately reflect the pro forma reinvestment rates than the arithmetic average method). The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. The pro forma after-tax yield on the estimated net proceeds is assumed to be 3.50% for the year ended December 31, 1997, based on an effective tax rate of 37.0%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. It is assumed that the Company will retain 50% of the estimated adjusted net Offering proceeds.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with generally accepted accounting principles ("GAAP"). The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

     The following table summarizes historical data of the Bank and pro forma data of the Company at or for the year ended December 31, 1997, based on assumptions set forth above and in the table and should not be used as a basis for projections of market value of the Common Stock following the Reorganization. No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to the Stock Option Plan. See "The Reorganization and Offering--Effects of Reorganization on Depositors, Borrowers and Members--Effect on Liquidation Rights," and
"Management   of   the   Bank--Directors'    Compensation,"   and   "--Executive
Compensation."


                                                                     At or For the Year Ended December 31, 1997
                                                                     Based upon the Sale for $10.00 per Share of
                                                                --------------------------------------------------
                                                                  1,178,525    1,386,500    1,594,475    1,833,646
                                                                   Shares       Shares       Shares     Shares (1)
                                                                   ------       ------       ------     ----------
                                                                    (Dollars in Thousands, Except Per Share Data)
Gross proceeds..............................................    $   11,785   $   13,865   $   15,945    $   18,336
Less Offering expenses......................................           600          600          600           600
                                                                ----------   ----------   ----------    ----------
  Estimated net proceeds....................................        11,185       13,265       15,345        17,736
Common Stock purchased by ESOP..............................          (943)      (1,109)      (1,276)       (1,467)
Common Stock purchased by Recognition Plan..................          (471)        (555)        (638)         (733)
                                                                ----------   ----------   ----------    ----------
  Estimated investable proceeds.............................    $    9,771   $   11,601   $   13,431    $   15,536
                                                                ==========   ==========   ==========    ==========

Net earnings:
  Historical................................................    $    1,553   $    1,553   $    1,553    $    1,553
  Pro forma income on net proceeds (2)......................           342          406          470           543
  Pro forma ESOP adjustment (3).............................           (59)         (70)         (80)          (92)
  Pro forma Recognition Plan adjustment (4).................           (59)         (70)         (80)          (92)
                                                                ----------   ----------   ----------    ----------
     Pro forma net earnings.................................    $    1,777   $    1,819   $    1,863    $    1,912
                                                                ==========   ==========   ==========    ==========

Per share net earnings: (5)
  Historical................................................    $     0.62   $     0.53   $     0.46    $     0.40
  Pro forma income on net proceeds (2)......................          0.14         0.14         0.14          0.14
  Pro forma ESOP adjustment (3).............................         (0.02)       (0.02)       (0.02)        (0.02)
  Pro forma Recognition Plan adjustment (4).................         (0.02)       (0.02)       (0.02)        (0.02)
                                                                ----------   ----------   ----------    ----------
     Pro forma net earnings per share (4) (5)...............    $     0.72   $     0.64   $     0.57    $     0.51
                                                                ==========   ==========   ==========    ==========

Stockholders' equity:
  Historical (6)............................................    $   16,541   $   16,541   $   16,541    $   16,541
  Estimated adjusted net proceeds (7).......................        11,185       13,265       15,345        17,736
  Common Stock acquired by ESOP (3).........................          (943)      (1,109)      (1,276)       (1,467)
  Common Stock acquired by Recognition Plan (4).............          (471)        (555)        (638)         (733)
                                                                ----------   ----------   ----------    ----------
  Pro forma stockholders' equity............................    $   26,312   $   28,142   $   29,972    $   32,077
                                                                ==========   ==========   ==========    ==========

Stockholders' equity per share: (5) (6)
  Historical................................................    $     6.60   $     5.61   $     4.88    $     4.24
  Estimated adjusted net proceeds (7).......................          4.46         4.50         4.52          4.55
  Common Stock acquired by ESOP (3).........................         (0.38)       (0.38)       (0.38)        (0.38)
  Common Stock acquired by Recognition Plan (4).............         (0.19)       (0.19)       (0.19)        (0.19)
                                                                ----------   ----------   ----------    ----------
  Pro forma stockholders' equity per share (5)..............    $    10.49   $     9.54   $     8.83    $     8.22
                                                                ==========   ==========   ==========    ==========

Offering price as a percentage of pro forma stockholders' equity     95.33%      104.82%      113.25%       121.65%
                                                                ==========   ==========   ==========    ==========

Offering price to pro forma net earnings per share (5)......         13.89x       15.63x       17.54x        19.61x
                                                                ==========   ==========   ==========    ==========
                                                                                      (footnotes on following page)

------------------

(1) Assumes that at the conclusion of the Offering the maximum of the Valuation Range increases by 15% to $39,013,750 and that the Bank increases the number of shares sold in the Offering to 1,833,646.

(2) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock. Since funds on deposit at the Bank may be withdrawn to purchase shares of Common Stock (which will reduce deposits by the amount of such purchases), the net amount of funds available to the Bank for investment following receipt of the net proceeds of the Offering will be reduced by the amount of such withdrawals.

(3) Assumes that 8% of the shares of Common Stock sold in the Offering will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP from the Company. The Bank intends to make quarterly contributions to the ESOP in an amount at least equal to the principal and interest requirements of the debt, which is expected to have a maturity of 10 years. The pro forma net earnings assume that the Bank's total annual contribution is equivalent to the debt service requirement for the year ended December 31, 1997, and was made at the end of each period.

(4) Subsequent to the completion of the Offering, and subject to the approval by stockholders, the Recognition Plan intends to purchase an aggregate number of shares of Common Stock equal to 4% of the shares to be issued in the Offering. The shares may be acquired directly from the Company from authorized but unissued shares, or through open market purchases. The funds to be used by the Recognition Plan to purchase the shares will be provided by the Company or the Bank. Assumes that the Recognition Plan acquires the shares from the Company at the Subscription Price with funds contributed by the Company, and that 20% of the amount contributed to the Recognition Plan is amortized as an expense for the year ended December 31, 1998. If shares for the Recognition Plan are issued from authorized but unissued shares, pro forma net earnings per share would be $0.73, $0.63, $0.56 and $0.50 at the minimum, midpoint, maximum and adjusted maximum of the Valuation Range, respectively; pro forma book value per share would be $10.30, $9.36, $8.67 and $8.07 at the minimum, midpoint, maximum and adjusted maximum of the Valuation Range, respectively; and the voting dilution of such issuance would be approximately 1.9% on all stockholders.

(5)  Assumes 2,507,500 shares, 2,950,000 shares, 3,392,500 shares, and 3,901,375 shares are outstanding at the minimum, midpoint, maximum, and adjusted maximum of the Valuation Range. Such number of shares includes shares sold in the Offering and shares issued to the Mutual Holding Company in the Reorganization. In accordance with The American Institute of Certified Public Accountants Statement of Position 93-6, "Employers' Accounting for Employee Stock Option Plans," 9,428, 11,092, 12,756 and 14,669 ESOP shares at the minimum, midpoint, maximum and adjusted maximum of the Valuation Range, respectively were also considered outstanding for purposes of calculating net earnings per share. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Company's Stock Option Plans. However, the number of shares to be issued pursuant to stock options would be 117,853, 138,650, 159,448 and 183,365 at the minimum, midpoint, maximum, and adjusted maximum of the Valuation Range, respectively. Assuming all shares reserved under the Stock Option Plan are issued at an exercise price of $10.00 per share, pro forma net earnings per share would be $0.70, $0.61, $0.54 and $0.48 at the minimum, midpoint, maximum and adjusted maximum of the Valuation Range, respectively, stockholders' equity per share would be $10.47, $9.56, $8.89 and $8.30 at the at the minimum, midpoint, maximum and adjusted maximum of the Valuation Range, respectively, and the dilution to the voting interest of existing stockholders would be approximately 4.9%.

(6) Stockholders' equity represents the excess of the carrying value of the assets of the Bank over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation.

(7) Includes assumed proceeds from sale to the Recognition Plans for $10.00 per share of 4% of the number of shares sold in the Offering. Purchases by the Recognition Plan will be made at the fair market value of such shares at the time of purchase, which may be more or less than $10.00.

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

     The following Consolidated Statements of Income of the Bank and subsidiary for the fiscal years ended December 31, 1997 and 1996 have been audited by Radics & Co., LLC, independent certified public accountants, whose report thereon appears elsewhere in this Prospectus. These statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.

                                                                          Years Ended December 31,
                                                                     -----------------------------
                                                                           1997              1996
                                                                           ----              ----
Interest income:
   Loans (see notes 1 and 3)....................................     $  10,942,843    $   9,067,269
   Mortgage-backed securities available for sale (see note 1)...         3,536,358        4,036,856
   Investment securities available for sale (see note 1)........           197,426          248,508
   Other interest-earning assets (see note 1)...................           406,373          370,650
                                                                     -------------    -------------

     Total interest income......................................        15,083,000       13,723,283
                                                                     -------------    -------------

Interest expense:
   Deposits (see notes 1 and 6).................................         8,908,267        8,048,040
   Advances.....................................................            95,774              645
                                                                     -------------    -------------

     Total interest expense.....................................         9,004,041        8,048,685
                                                                     -------------    -------------

Net interest income.............................................         6,078,959        5,674,598
Provision for loan losses (see notes 1 and 3)...................           200,000           43,056
                                                                     -------------    -------------

Net interest income after provision for loan losses.............         5,878,959        5,631,542
                                                                     -------------    -------------

Non-interest income:
   Fees and service charges on deposits.........................           178,606          171,440
   Fees and service charges on loans (see note 1)...............           120,302          106,866
   Gain on sales of securities available for sale (see notes 1 and 2)      128,716               --
   Gain on sale of office building..............................                --           23,372
   Gain on sale of loans........................................             4,395               --
   Miscellaneous................................................            99,929           49,470
                                                                     -------------    -------------

     Total non-interest income..................................           531,948          351,148
                                                                     -------------    -------------

Non-interest expenses:
   Salaries and employee benefits (see note 8)..................         1,980,390        1,966,496
   Net occupancy expense of premises (see note 1)...............           445,516          468,782
   Equipment (see note 1).......................................           415,666          355,226
   Advertising..................................................           184,000           97,432
   Federal insurance premium (see note 12)......................           119,643        1,382,048
   Loss from foreclosed real estate (see note 1)................             3,144            3,945
   Miscellaneous................................................           832,393          816,358
                                                                     -------------    -------------

     Total non-interest expense.................................         3,980,752        5,090,287
                                                                     -------------    -------------

Income before income taxes......................................         2,430,155          892,403
Income taxes (see notes 1, 9 and 12)............................           876,950          283,481
                                                                     -------------    -------------

Net income......................................................     $   1,553,205    $     608,922
                                                                     =============    =============

See notes to consolidated financial statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The Company has not yet been formed and, accordingly, has no results of operations. The Bank's results of operations depend primarily on its net interest income, which is the difference between the income earned on its loan and securities portfolios and the interest expense paid on interest-bearing liabilities. Results of operations are also affected by the Bank's provision for loan losses, fees and service charges on deposits and loans, and gains on sales of securities. The Bank's non-interest expense consists primarily of salaries and employee benefits, occupancy expense, equipment expense, federal deposit insurance premiums, advertising and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Business Strategy

     The Bank has several strategies designed to enhance profitability consistent with safety and soundness. These strategies include but are not limited to: (i) emphasizing one-to-four family residential real estate lending;
(ii) complementing the Bank's traditional lending by increasing consumer, multi-family and commercial real estate loans; (iii) maintaining asset quality;
(iv) expanding its deposit products to include checking and other transaction accounts; and (v) growing at a controlled rate as market conditions permit and consistent with profitability objectives. The Bank is subject to intense competition, and there can be no assurances that the Company will successfully implement these strategies.

     o Emphasizing Traditional One-to-Four Family Residential Real Estate Lending. Historically, the Bank has emphasized one-to-four family residential lending within the Bank's primary market area. As of December 31, 1997, approximately 93.9% of the Bank's total loan portfolio consisted of one-to-four family residential real estate loans. During the year ended December 31, 1997, the Bank originated $38.6 million of one-to-four family residential real estate loans, and the Bank's portfolio of such loans totaled $143.6 million at December 31, 1997. Although the yields on residential mortgage loans are often less than the yields on consumer loans and commercial real estate loans, the Bank intends to continue to emphasize one-to-four family lending because of its expertise with such lending, and the relatively low delinquency rates on one-to-four family mortgage loans compared to other loans.

     o Increasing Consumer and Other Lending. To complement the Bank's continued emphasis on one-to-four family residential real estate lending, the Bank intends to increase consumer, multi-family and commercial real estate lending as market conditions permit, and consistent with safety and soundness. As of December 31, 1997, commercial and multi-family residential real estate loans totaled $3.2 million, or 2.1% of the Bank's gross loan portfolio, and consumer loans totaled $6.2 million, or 4.1% of the Bank's gross loan portfolio. To accomplish the desired growth in these areas, the Bank has evaluated consumer and multi-family loan products offered by competitors, and intends to offer variations that management believes will be attractive to consumers in the Bank's market area. The Bank will also increase its advertising of these loan products to compete more effectively in its marketplace. Management believes that it can safely originate, service and monitor these loans; however, such loans generally have greater credit risk than one-to-four family residential real estate loans.

     o Maintaining Asset Quality While Implementing the Bank's Lending Strategies. As of December 31, 1997, the Bank had $934,000 of loans delinquent 90 days or more, which represented .61% of net loans. The Bank's allowance for loan losses as of December 31, 1997 was $723,000, or .48% of net loans and 77.4% of nonperforming loans. During the year ended December 31, 1997, the Bank charged-off loans totaling $11,000. The Bank had no loan charge-offs in 1996. The Bank's goal is to gradually increase its portfolio of multi-family loans while applying prudent underwriting standards. It may be necessary to increase the provision for loan losses, which will have an adverse effect on the Bank's net income.

     o Attracting Checking and Other Transaction Accounts. As of December 31, 1997 the Bank had $15.9 million of transaction accounts, which represented 8.0% of total deposits. Of total checking accounts, $3.4 million were non-interest bearing deposits. At December 31, 1997, the Bank had $45.2 million of savings accounts, which represented 22.8% of total deposits. The Bank's goal is to continue to increase these types of deposits through advertising. The Bank believes that building relationships with core deposit customers is an effective means of marketing and selling loan products and other services.

     o Sustaining Growth and Profitability. Total assets of the Bank have grown by 35.6% during the past five years from $160.3 million at December 31, 1992 to $217.4 million at December 31, 1997. The Bank intends to continue to grow and expand its operations as market conditions permit, and consistent with management's profitability objectives. The Bank may effect such growth through new branches and branch acquisitions.

Management of Market Risk

     General. As with other savings institutions, the Bank's most significant form of market risk is interest rate risk. The Bank's assets, consisting primarily of mortgage loans, have longer maturities than its liabilities, consisting primarily of deposits. As a result, a principal part of the Bank's business strategy is to manage interest rate risk and reduce the exposure of the Bank's net interest income to changes in market interest rates. Accordingly, the Board of Directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in the Bank's assets and liabilities, determining the level of risk that is appropriate given the Bank's business strategy, operating environment, capital, liquidity and performance objectives, and managing this risk consistent with the guidelines approved by the Board of Directors. The Asset/Liability Management Committee consists of senior management operating under a policy adopted by the Board of Directors and meets at least quarterly to review the Bank's asset/liability policies and interest rate risk position. See "Risk Factors--Potential Effects of Changes in Interest Rates and the Current Interest Rate Environment."

     In recent years, the Bank has used the following strategies to manage interest rate risk: (1) emphasizing one-to-four family adjustable rate mortgage ("ARM") and fixed-rate mortgage lending with maturities of 15 years or less, (2) purchasing adjustable rate mortgage-backed securities guaranteed by FNMA or FHLMC, (3) increasing adjustable rate home equity lending and fixed-rate home equity lending with maturities of five years or less, and (4) investing in shorter-term securities which generally have lower yields compared to longer term investments, but which better position the Bank to reinvest its assets if market interest rates increase. The Bank does not engage in trading activities or use derivative instruments to control interest rate risk.

     The Bank's current investment strategy is to maintain a securities portfolio that provides a source of liquidity and that contributes to the Bank's overall profitability and asset mix within given quality and maturity considerations. The securities portfolio consists primarily of U.S. Treasury, Federal Government and government sponsored corporation securities. All of the Bank's investment securities, other than FHLB stock, are classified as available for sale to provide management with the flexibility to make adjustments to the portfolio in the event of changes in interest rates, to fulfill unanticipated liquidity needs, or to take advantage of alternative investment opportunities.

     Net Portfolio Value. In past years, the Bank measured interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 4% (100 to 400 basis point) increases and decreases in market interest rates.

     The following table presents the Bank's NPV at December 31, 1997, as calculated by the OTS, which is based upon quarterly information that the Bank provided voluntarily to the OTS.

                        Percentage Change in Net Portfolio Value
 -------------------------------------------------------------------------------
     Changes                             Board
    in Market       Projected           Policy          Estimated      Amount of
 Interest Rates     Change (1)        Guidelines           NPV           Change
----------------   -----------     --------------      -----------     ---------
 (basis points)              (Dollars in Thousands)
      400              (71.0)%           (75.0)%      $   6,034        $(14,786)
      300              (50.0)%           (50.0)%         10,417         (10,403)
      200              (30.0)%           (37.5)%         14,543          (6,277)
      100              (13.0)%           (18.8)%         18,174          (2,646)
        0                 --                --           20,820              --
     (100)               8.0%            (15.0)%         22,424           1,604
     (200)              11.0%            (25.0)%         23,035           2,215
     (300)              11.0%            (50.0)%         23,170           2,349
     (400)              16.0%           (100.0)%         24,153           3,332


-------------

(1) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.

     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in NPV requires making certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV table presented assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remain constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income, and will differ from actual results. Additionally, the guidelines established by the Board of Directors are not strict limitations. While a goal of the Asset/Liability Management Committee and the Board of Directors is to limit projected NPV changes within the Board's guidelines, the Bank will not necessarily limit projected changes in NPV if the required action would present disproportionate risk to the Bank's continued profitability.

Comparison of Financial Condition at December 31, 1997 and 1996

     Assets. Total assets for the year ended December 31, 1997 increased by $15.9 million, or 7.9%, to $217.4 million from $201.5 million. The increase in total assets resulted primarily from a $21.5 million, or a 16.3%, increase in gross loans receivable to $153.0 million from $131.5 million. This increase was partially offset by a $2.6 million, or 4.7%, decrease in mortgage-backed securities from $55.5 million to $52.9 million. The increase in loans receivable resulted primarily from continued demand for one-to-four family mortgage loans as the Bank originated $38.6 million of such mortgage loans during 1997. Mortgage backed securities decreased primarily because the Bank was able to invest part of the proceeds of mortgage-backed securities prepayments and repayments in new one-to-four family mortgage loans. Government and government agency securities decreased by $3.0 million, or 75.0%, from $4.0 million to $1.0 million. This decrease was the result of a maturity of one investment security and another investment security being called by the issuer.

     Liabilities. Total liabilities for the year ended December 31, 1997 increased by $14.1 million, or 7.6%, from $186.7 million to $200.8 million. This increase was primarily due to a $11.1 million, or 8.8%, increase in certificates of deposit to $137.3 million from $126.2 million which resulted, in part, from increased advertising in the Bank's market area.

     Total Retained Earnings. Total retained earnings as of the year ended December 31, 1997 increased by $1.7 million, or 11.5%, to $16.5 million from $14.8 million. The increase in total retained earnings was due to net income of $1.6 million and a $175,000 increase in the unrealized gain on securities (net of taxes) available for sale.

Analysis of Results of Operations

     Net Interest Income. Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends on the interest yield on interest-earning assets and the interest paid on interest-bearing liabilities, as well as the relative amounts of interest-earning assets and interest-bearing liabilities.

     The following table sets forth certain information relating to the Bank at December 31, 1997, and for the years ended December 31, 1997, 1996 and 1995. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities and the resultant cost, is expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly averages.

                                                                                  Years Ended December 31,
                                            At          ----------------------------------------------------------------------------
                                     December 31, 1997            1997                      1996                      1995
                                     -----------------  ------------------------  ------------------------  ------------------------
                                               Yield/    Average          Yield/   Average          Yield/   Average          Yield/
                                      Balance   Cost     Balance Interest  Cost    Balance Interest  Cost    Balance Interest  Cost
                                     --------  ------   -------- -------- ------  -------- -------- ------  -------- -------- ------
                                                                                   (Dollars in Thousands)
Interest-earning assets:
  Loans receivable (1)(2)........... $152,923   7.54%   $144,513  $10,944  7.57%  $117,720  $ 9,067  7.70%  $103,179  $ 8,050  7.80%
  Mortgage-backed securities........   52,925   6.51      53,333    3,536  6.63     61,131    4,037  6.60     58,451    3,952  6.76
  Investment securities.............      992   6.49       3,126      197  6.30      3,264      249  7.63      5,561      351  6.31
  Other interest-earning assets.....    6,543   5.91       7,086      406  5.73      6,602      371  5.62      4,717      342  7.25
                                     --------           --------  -------         --------  -------         --------  -------
Total interest-earning assets.......  213,383   7.23     208,058   15,083  7.25    188,717   13,724  7.27    171,908   12,695  7.38
                                                                  -------                   -------                   -------
Non-interest earning assets.........    4,054              3,572                     3,855                     4,305
                                     --------           --------                  --------                  --------
Total assets........................ $217,437           $211,630                  $192,572                  $176,213
                                     ========           ========                  ========                  ========
Interest-bearing liabilities:
  Interest bearing deposits
    Demand.......................... $ 12,505   1.77    $ 12,358      244  1.97   $ 12,453      290  2.33     11,039      294  2.66
    Savings and club................   45,168   3.00      44,803    1,346  3.00     44,426    1,312  2.95     45,842    1,366  2.98
    Certificates of deposit.........  137,314   5.52     132,467    7,318  5.52    117,347    6,446  5.49    100,558    5,225  5.20
  Borrowed funds....................       --     --       1,663       96  5.77         12        1  5.49        962       45  4.68
                                     --------           --------  -------         --------  -------         --------  -------
Total interest-bearing liabilities..  194,987   4.62     191,291    9,004  4.71    174,238    8,049  4.62    158,401    6,930  4.37
                                                                  -------                   -------                   -------
Non-interest bearing liabilities....    5,909              4,734                     3,943                     4,597
Retained earnings...................   16,541             15,605                    14,391                    13,215
                                     --------           --------                  --------                  --------
Total liabilities and retained
  earnings.......................... $217,437           $211,630                  $192,572                  $176,213
                                     ========           ========                  ========                  ========
Net interest income.................                              $ 6,079                   $ 5,675                   $ 5,765
                                                                  =======                   =======                   =======
Net interest rate spread............            2.61%                      2.54%                     2.65%                     3.01%
                                                ====                       ====                      ====                      ====
Net yield on average
  interest-earning assets...........                                       2.92%                     3.01%                     3.35%
                                                                           ====                      ====                      ====
Ratio of average interest-earning
  assets to interest-bearing
  liabilities.......................                       1.09x                     1.08x                     1.09x
                                                           ====                      ====                      ====

----------
(1)  Calculated net of deferred loan fees and discounts and loans in process.
(2)  Includes non-accrual loans.

     The table below sets forth information regarding changes in the Bank's interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate) and (ii) changes in rate (changes in rate multiplied by old volume). Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                  Year Ended                               Year Ended
                                    December 31, 1996 vs December 31, 1997   December 31, 1996 vs December 31, 1995
                                              Increase (Decrease)                      Increase (Decrease)
                                                    Due to                                   Due to
                                    --------------------------------------   --------------------------------------
                                    Volume           Rate           Total    Volume           Rate           Total
                                    ------           ----           -----    ------           ----           -----
                                                                     (In Thousands)
Interest income:
  Loans receivable................  $2,032          $(155)         $1,877    $1,121          $(104)         $1,017
  Mortgage backed securities......    (519)            18            (501)      179            (94)             85
  Investment securities...........     (10)           (42)            (52)     (165)            63            (102)
  Other interest-earning assets...      28              7              35       117            (88)             29
                                    ------          -----          ------    ------          -----          ------
    Total interest income.........   1,531           (172)          1,359     1,253           (224)          1,029
                                    ------          -----          ------    ------          -----          ------
Interest expense:
  Interest-bearing demand.........      (2)           (44)            (46)       35            (39)             (4)
  Savings and club accounts.......      11             23              34       (41)           (13)            (54)
  Certificates of deposit.........     837             35             872       915            306           1,221
  Borrowed funds..................      95              0              95       (51)             7             (44)
                                    ------          -----          ------    ------          -----          ------
    Total interest expense........     941             14             955       859            260           1,119
                                    ------          -----          ------    ------          -----          ------
Change in interest income.........  $  590          $(186)         $  404    $  394          $(484)         $  (90)
                                    ======          =====          ======    ======          =====          ======

Comparison of Operating Results For the Years Ended December 31, 1997 and 1996

     General. The Bank's net income depends primarily on its level of net interest income, which is the difference between interest earned on the Bank's interest-earning assets, consisting primarily of one-to-four family mortgage loans, mortgage-backed securities, home equity loans, commercial real estate loans, multi-family real estate loans, and investment securities, and the interest paid on interest-bearing liabilities, consisting primarily of deposits. Net interest income is affected primarily by (i) the Bank's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and by (ii) the average balance of interest-earning assets as compared to interest-bearing liabilities. The Bank's net income is also affected by its level of non-interest income consisting primarily of fees and service charges on deposits and loans, and gains on sale of securities, loans and other assets, as well as its level of non-interest expense, including salaries and employee benefits, occupancy, equipment, advertising, deposit insurance, professional services and other non-interest expenses.

     Interest Income. Interest income increased by $1.4 million, or 10.2%, to $15.1 million for the year ended December 31, 1997 from $13.7 million for the prior year. The increase was due to a $1.9 million increase in income on loans and a $35,000 increase in income on other interest earning assets, which were only partially offset by a $500,000 decrease in income from mortgage-backed securities, and a $52,000 decrease in income from investment securities. The increase in income from loans was attributable primarily to a $26.8 million, or 22.8%, increase in the average balance of loans to $144.5 million from $117.7 million, which was partially offset by a 13 basis point decrease in the average yield on loans to 7.57% in 1997 from 7.70% in 1996. The increase in the Bank's average loan portfolio resulted from the Bank's originations exceeding repayments and loans sold by $21.5 million. The Bank's strategy is to continue to prudently grow its loan portfolio, although there can be no assurances that the Bank will be able to do so. The decrease in average yield on loans receivable resulted from originating lower yielding residential mortgage loans in a relatively low interest rate environment.

     Interest income on the Bank's investment securities decreased by $52,000, or 20.5%, to $197,000 from approximately $249,000. The decrease in interest income on investment securities resulted from a scheduled maturity of one investment and another investment being called, the interest rate of which exceeded the average rate for the Bank's investment securities, which resulted in a decrease in the average yield on investment securities to 6.30%
during 1997 from 7.63% during 1996. Interest income on mortgage-backed securities decreased by $500,000, or 12.5%, to $3.5 million in 1997 from $4.0 million in 1996. The decrease in interest income on mortgage-backed securities resulted from a $7.8 million, or 12.8%, decrease in average mortgage-backed securities to $53.3 million from $61.1 million, which was partially offset by a slight increase in the yield on average mortgage-backed securities to 6.63% from 6.60%. The yield on mortgage-backed securities decreased to 6.51% at December 31, 1997. The decline in yield as of December 31, 1997 resulted primarily from management's strategy to replace $27.0 million of fixed rate mortgage backed securities with $27.0 million of adjustable-rate mortgage securities. This strategy was implemented in the third and fourth quarters of 1997 in an effort to reduce the Bank's overall interest rate risk. The decrease in the average balance of mortgage-backed securities also resulted from prepayments of the underlying mortgage loans in a declining interest rate environment and the reinvestment of the proceeds of such prepayments in one-to-four family mortgage loans.

     Interest Expense. Interest expense increased by $955,000, or 11.9%, to $9.0 million for the year ended December 31, 1997 from $8.0 million for the prior year. This increase was the result of a $17.1 million, or 9.8%, increase in the Bank's average interest bearing liabilities combined with a slight increase in the Bank's average cost of funds to 4.71% from 4.62%. The increase in average interest bearing liabilities resulted primarily from increases in the average balances of the Bank's certificate of deposit products, as well as an increase in other borrowed funds. The increase in the average cost of the Bank's deposits resulted from increasing the rates paid on deposits in order to better compete with rates offered by other financial institutions.

     Net Interest Income. Net interest income increased by $404,000, or 7.1%, to $6.1 million from $5.7 million. The increase in net interest income resulted from a greater increase in average interest earning assets compared to average interest bearing liabilities, which was partially offset by a narrowing of the Bank's average interest rate spread to 2.54% in 1997 from 2.65% in 1996. Management believes that the narrowing of the Bank's interest rate spread is due in part to the relatively large percentage of the Bank's total loan portfolio that had been originated in the low interest rate environment of the past two years, and the fact that 69.2% of the Bank's total deposits consisted of certificates of deposit at December 31, 1997. The Bank's net interest spread was 2.61% at December 31, 1997.

     Provision for Loan Losses. The Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed appropriate to absorb future charge-offs of loans deemed uncollectible. In determining the appropriate level of the allowance for loan losses, management considers past and anticipated loss experience, valuations of real estate collateral, current and anticipated economic conditions, volume and type of lending and the levels of nonperforming and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates. Management of the Bank assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses monthly in order to maintain the adequacy of the allowance.

     The Bank provided $200,000 and $43,000 in loan loss provisions during the years ended December 31, 1997 and 1996, respectively. The increase was based in part on the increase in the Bank's loan portfolio and in part on the Bank's strategy of increasing its portfolio of home equity lending which, based on the Bank's experience and industry experience, exposes the Bank's operations to greater risk of loss than the one-to-four family residential real estate loans that the Bank has traditionally emphasized. Management's review also included an analysis of the inherent risk of loss associated with maintaining a larger loan portfolio both in terms of asset size and number of loans. At December 31, 1997 and 1996 the Bank's allowance for loan losses was $723,000 and $534,000, respectively, and the Bank's loans delinquent for ninety days or more were $934,000 and $930,000, respectively. The Bank's allowance for loan losses as a percentage of total nonperforming loans at December 31, 1997 and 1996 was 77.4% and 57.6%, respectively. While management believes that, based on information currently available, the Bank's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, future loan loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Bank to recognize additional provisions based on their judgment of information available to them at the time of their examination. See "Business of the Bank--Lending Activities--Nonperforming Assets and Delinquencies" and "--Provision for Loan Losses".

     Noninterest Income. Noninterest income consists primarily of fees and service charges on deposit accounts and loans, gain on sale of securities and other assets, and other income. Noninterest income increased by $181,000, or 51.6%, to $532,000 for the year ended December 31, 1997 from $351,000 for the prior year, as service charges increased by $20,000, or 7.2%, gain on sale of securities increased to $129,000 from no gain in the prior year, and other income increased by $32,000, or 44.4%.

     Noninterest Expense. Noninterest expense decreased by $1.1 million, or 21.8%, to $4.0 million for the year ended December 31, 1997 from $5.1 million for the prior year. The decrease was due to a $1.3 million decrease in deposit insurance as a result of legislation, enacted in September 1996, to recapitalize the SAIF. The one-time assessment was 65.7 basis points per $100 in SAIF-insured deposits held as of March 31, 1995, payable on November 30, 1996. For the Bank, the assessment amounted to $1.0 million (or approximately $648,000, on an after-tax basis), based on the Bank's SAIF-insured deposits as of March 31, 1995. Excluding this one-time assessment, non-interest expense totaled $4.0 million for the year ended December 31, 1996. In addition, beginning January 1, 1997, pursuant to the legislation, interest payments on FICO bonds issued in the late 1980's by the Financing Corporation to recapitalize the former Federal Savings and Loan Insurance Corporation are paid jointly by institutions insured by the Bank Insurance Fund (the "BIF") and SAIF-insured institutions. The FICO assessment will be 1.29 basis points per $100 of BIF deposits and 6.44 basis points per $100 in SAIF deposits. Beginning January 1, 2000, the FICO interest payments will be paid pro-rata by banks and thrifts based on deposits (approximately 2.4 basis points per $100 of deposits).

     Salaries and employee benefits increased by $14,000, or 0.7%, to $1.98 million for the year ended December 31, 1997 from $1.97 million for the prior year. Net occupancy expense decreased slightly in 1997 because of the sale of a previously closed branch office. Equipment expense increased by $60,000, or 17.0%, because of an increase in data processing expense. Advertising expense increased $87,000, or 88.8%, because of increased advertising to promote the Bank's new consumer loans and other loan products and services.

     Following the completion of the Reorganization, noninterest expense is likely to increase as a result of added expenses associated with being a public company and complying with the financial and business reports required to be filed with regulatory agencies. In addition, compensation expense will increase as a result of the implementation of the ESOP and Recognition Plan. See "Risk Factors--Implementation of Proposed Stock Benefit Plans."

     Provision for Income Taxes. The Bank's provision for income taxes was $877,000 and $283,000 for the years ended December 31, 1997 and 1996, respectively. The higher provision for the year ended December 31, 1997 related primarily to an increase in income before income taxes.

     Net Income. Net income increased by $944,000, or 155.1%, to $1.6 million for the year ended December 31, 1997 from $609,000 for the prior year. The increase was primarily due to a $404,000 increase in net interest income, a $181,000 increase in non-interest income, and a $1.1 million decrease in noninterest expense (primarily due to the special assessment in 1996 to recapitalize the SAIF), which were only partially offset by a $157,000 increase in the provision for loan losses and a $594,000 increase in the provision for income taxes. Excluding the special SAIF assessment, net income totaled $1.3 million for the year ended December 31, 1996.

Liquidity and Capital Resources

     The objective of the Bank's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the Bank's ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

     The Bank's primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments. External sources of funds include increases in deposits and advances from the FHLB of New York. At December 31, 1997, the Bank had outstanding $2.1 million in commitments to originate loans. If the Bank requires funds beyond its internal funding capabilities, agreements with the FHLB of New York are available to borrow funds up to $10.5 million. At December 31, 1997, approximately $90.3 million in certificates of deposit were scheduled to mature within a year. The Bank's experience has been that a large portion of its maturing certificates of deposit accounts remain on deposit with the Bank.

     The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings association maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. At December 31, 1997, the Bank's liquidity, as measured for regulatory purposes, was in excess of the minimum OTS requirement.

     Following the Reorganization, the Company will initially conduct no business other than holding the capital stock of the Bank, the loan it will make to the ESOP, and the investment of the remaining 50% of the net proceeds of the Offering. See "Use of Proceeds." In the future, the Company's primary source of funds, other than income from its investments and principal and interest payments received on the ESOP loan, is expected to be capital dividends from the Bank. As a stock savings association, the Bank may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect of such transaction would be to reduce its net worth to an amount which is less than the minimum amount required by applicable federal regulations. At December 31, 1997, the Bank was in compliance with all applicable capital requirements.

Capability of the Bank's Data Processing Hardware to Accommodate the Year 2000

     Like many financial institutions the Bank relies upon computers for the daily conduct of its business and for data processing generally. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year and there may be widespread computer malfunctions. The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Bank's computer programs that would have date-sensitive software may recognize a date ending "00" as the year 1900 rather than the year 2000. This could result in a systems failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     The Bank recognized that a comprehensive and coordinated plan of action was needed to ensure complete readiness to perform Year 2000 processing. Year 2000 compliance responsibility has been assigned to initiate and implement the Year 2000 project, policies, document readiness of the Bank to accommodate Year 2000 processing, and to track and test progress towards full compliance. The Bank generally relies on independent third parties to provide data processing service to the Bank, and has been advised by its data processing service center that the issue is being addressed. The Bank is also in the process of ensuring that external vendors and additional servicers are adequately addressing the system and software issues related to the Year 2000.

     Beginning in the third quarter of 1998, the Bank will coordinate end-to-end tests with primary servicers, which allow the Bank to simulate daily processing on sensitive century dates. In the evaluation, the Bank will ensure that critical operations will continue if servicers or vendors are unable to achieve the Year 2000 requirements. The Bank expects to complete the Year 2000 project no later than December 31, 1998. The Bank is in the process of determining the costs and time associated with the Year 2000 project and does not expect that the total cost of the Year 2000 project will have a material adverse impact on the financial condition or operations of the Bank. To date, the Bank has not incurred or expensed any amount related to the assessment of, and preliminary efforts in connection with, the Year 2000 project and the development of a remediation plan.

Impact of New Accounting Standards

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The comprehensive income and related cumulative equity impact of comprehensive income items will be required to be disclosed prominently as part of the notes to the financial statements. Only the impact of unrealized gains or losses on securities available for sale is expected to be disclosed as an additional component of the Bank's income under the requirements of SFAS No. 130. This statement is effective for fiscal years beginning after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which changes the way public companies report information about segments of their business on their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity wide disclosures about the products and services an entity provides, the foreign countries in which it holds assets and reports revenues, and its major customers. This statement is effective for fiscal years beginning after December 15, 1997.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that the FASB no longer considers as useful as when they were issued. This statement suggests combined formats for presentation of pension and other postretirement benefit disclosures. This statement is effective for fiscal years beginning after December 15, 1997.

Impact of Inflation and Changing Prices

     The financial statements and related financial data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.

     Unlike most industrial companies, virtually all of the Bank's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

                              BUSINESS OF THE BANK

General

     The Bank operates, and intends to continue to operate, as a community-oriented financial institution dedicated to serving the credit and savings needs of its customers. The Bank's business consists primarily of accepting FDIC- insured deposits from the general public and using those funds to originate one-to-four family residential real estate loans, and, to a lesser extent, consumer loans, multi-family real estate loans and commercial real estate loans. See "--Lending Activities."

Market Area

     The Bank's headquarters are located in Avenel, New Jersey in the township of Woodbridge. Branch offices of the Bank are located in East Brunswick, Rahway and Linden, all of which branches, and the main office, are located in the Bank's primary market area consisting of Middlesex and Union Counties. Middlesex and Union Counties are contiguous and are located in the eastern central part of New Jersey. As of 1990, Middlesex and Union Counties had a population of approximately 672,000 and 494,000, respectively. Their economies are based on retail services and light manufacturing, especially pharmaceuticals. Both Johnson and Johnson and Merck and Co. have an administrative and research presence in this market. Among the largest employers in Middlesex and Union Counties are John F. Kennedy Medical Center, Robert Wood Johnson Medical Center, Merck and Co. and Johnson & Johnson. The Bank faces intense competition from many financial institutions for deposits and loan originations. See "Risk Factors--Competition."

Lending Activities

     General. At December 31, 1997, the Bank's net loans receivable totaled $152.2 million, or 70.0% of total assets at that date. The Bank has traditionally concentrated its lending activities on first mortgage loans secured by one-to-four family properties that conform to the underwriting guidelines of FNMA and FHLMC (often referred to as "conforming loans"). FNMA and FHLMC are federally chartered corporations that purchase loans in the secondary mortgage market and issue mortgage-backed securities that are secured by the underlying mortgages. Mortgage loans secured by one-to-four family properties totalled $143.6 million, or 93.9% of gross loans receivable at December 31, 1997. In addition, the Bank originates construction loans, multi-family residential real estate loans, commercial real estate loans, home equity loans and other consumer loans.

     Loan Portfolio Analysis. The following tables set forth the composition of the Bank's loan portfolio at the dates indicated. The Bank had no concentration of loans exceeding 10% of total gross loans other than as disclosed below.

                                                          At December 31,
                                    ------------------------------------------------------------
                                           1997                 1996                 1995
                                    ------------------   ------------------   ------------------
                                     Amount    Percent    Amount    Percent    Amount    Percent
                                    --------   -------   --------   -------   --------   -------
                                                       (Dollars in Thousands)
Real estate loans:
  One-to-four family..............  $143,623    93.88%   $120,892    91.93%   $ 97,007    92.08%
  Multi-family....................     1,258     0.82       1,875     1.42       2,018     1.92
  Commercial......................     1,906     1.25       2,035     1.55       1,862     1.76
  Construction....................        --       --         237     0.18          --       --
                                    --------   ------    --------   ------    --------   ------
    Total real estate loans.......   146,787    95.95     125,039    95.08     100,887    95.76
                                    --------   ------    --------   ------    --------   ------

Consumer loans:
  Home equity.....................     5,706     3.73       5,364     4.08       3,345     3.17
  Other...........................       491     0.32       1,101     0.84       1,123     1.07
                                    --------   ------    --------   ------    --------   ------
    Total consumer loans..........     6,197     4.05       6,465     4.92       4,468     4.24
                                    --------   ------    --------   ------    --------   ------
    Total loans...................   152,984   100.00%    131,504   100.00%    105,355   100.00%
                                    --------   ======    --------   ======    --------   ======
Less:
  Loans in process................        --                    3                   --
  Deferred loan origination fees..        61                  277                  392
  Allowance for loan losses.......       723                  534                  490
                                    --------             --------             --------

Total loans, net..................  $152,200             $130,690             $104,473
                                    ========             ========             ========

                                                At December 31,
                                    ---------------------------------------
                                           1994                 1993
                                    ------------------   ------------------
                                     Amount    Percent    Amount    Percent
                                    --------   -------   --------   -------
                                            (Dollars in Thousands)
Real estate loans:
  One-to-four family..............  $ 91,895    91.56%   $ 81,404    91.33%
  Multi-family....................     2,102     2.09       2,004     2.25
  Commercial......................     2,049     2.04       1,184     1.33
  Construction....................        --       --          --       --
                                    --------   ------    --------   ------
    Total real estate loans.......    96,046    95.69      84,592    94.91
                                    --------   ------    --------   ------
Consumer loans:
  Home equity.....................     3,005     2.99       3,168     3.55
  Other...........................     1,321     1.32       1,370     1.54
                                    --------   ------    --------   ------
    Total consumer loans..........     4,326     4.31       4,538     5.09
                                    --------   ------    --------   ------
    Total loans...................   100,372   100.00%     89,130   100.00%
                                    --------   ======    --------   ======
Less:
  Loans in process................        --                   --
  Deferred loan origination fees..       428                  507
  Allowance for loan losses.......       442                  392
                                    --------             --------
Total loans, net..................  $ 99,502             $ 88,231
                                    ========             ========

     Loan Portfolio Composition. The following table shows the composition of the Bank's loan portfolios by fixed and adjustable rate at the dates indicated.

                                                          At December 31,
                                    ------------------------------------------------------------
                                           1997                 1996                 1995
                                    ------------------   ------------------   ------------------
                                     Amount    Percent    Amount    Percent    Amount    Percent
                                    --------   -------   --------   -------   --------   -------
                                                       (Dollars in Thousands)
Fixed rate loans:
Real estate:
  One-to-four family..............  $ 73,490    48.04%   $ 80,748    61.40%   $ 69,530    66.00%
  Multi-family....................     1,193     0.78       1,107     0.84       1,182     1.12
  Commercial......................       799     0.52         918     0.70         925      .88
  Construction....................        --       --         237     0.18          --       --
                                    --------   ------    --------   ------    --------   ------
    Total real estate loans.......    75,482    49.34      83,010    63.12      71,637    68.00
                                    --------   ------    --------   ------    --------   ------
Consumer..........................     3,838     2.51       2,925     2.23       2,067     1.96
                                    --------   ------    --------   ------    --------   ------
    Total fixed rate loans........    79,320    51.85      85,935    65.35      73,704    69.96
                                    --------   ------    --------   ------    --------   ------
Adjustable rate loans:
Real estate:
  One-to-four family (1)..........    70,133    45.85      40,144    30.53      27,477    26.08
  Multi-family....................        65     0.04         768     0.58         836      .79
  Commercial......................     1,107     0.72       1,117     0.85         937      .89
  Construction....................        --       --          --       --          --       --
                                    --------   ------    --------   ------    --------   ------
    Total real estate loans.......    71,305    46.61      42,029    31.96      29,250    27.76
Consumer..........................     2,359     1.54       3,540     2.69       2,401     2.28
                                    --------   ------    --------   ------    --------   ------
    Total adjustable rate loans...    73,664    48.15      45,569    34.65      31,651    30.04
                                    --------   ------    --------   ------    --------   ------
    Total loans...................  $152,984   100.00%   $131,504   100.00%   $105,355   100.00%
                                    ========   ======    ========   ======    ========   ======
Less:
  Loans in process................        --                    3                   --
  Deferred fees and discounts.....        61                  277                  392
  Allowance for loan losses.......       723                  534                  490
                                    --------             --------             --------
    Total loans receivable, net...  $152,200             $130,690             $104,473
                                    ========             ========             ========

----------
(1) Includes mortgage loans which adjust annually after an initial fixed rate period of five, seven or ten years.

     One-to-Four Family Real Estate Lending. Historically, the Bank has concentrated its lending activities on the origination of conforming first mortgage loans secured by one-to-four family residences located in its primary market area. At December 31, 1997, $143.6 million, or 93.9%, of the Bank's gross loans receivable, consisted of one-to-four family residential real estate loans. The Bank originated $38.6 million and $38.3 million of one-to-four family residential mortgage loans during the years ended December 31, 1997 and 1996, respectively.

     The Bank originates fixed rate mortgage loans and adjustable rate mortgage ("ARM") loans. The Bank's fixed-rate one-to-four family mortgage loans have maturities ranging from 10 to 30 years and are fully amortizing with monthly payments sufficient to repay the total amount of the loan with interest at the end of the loan term. Fixed rate loans are generally originated under terms, conditions and documentation which permit them to be sold to FNMA and FHLMC in the secondary mortgage market, although the Bank rarely sells fixed-rate loans. The Bank's fixed-rate loans customarily include "due on sale" clauses, which give the Bank the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not paid.

     The Bank offers ARM loans at competitive interest rates and terms. At December 31, 1997, $73.7 million, or 48.2%, of the Bank's gross loan portfolio consisted of ARM loans or other loans subject to periodic interest rate adjustments. Substantially all of the Bank's ARM loans meet the underwriting standards of FNMA or FHLMC, even though the Bank originates ARM loans primarily for its own portfolio. Most of the Bank's ARM loans have interest rates that adjust every year based on the one year Treasury constant maturity index. The
Bank also originates ARM loans that have fixed interest rates for an initial period of three to ten years, and thereafter adjust annually based on the one year Treasury constant maturity index. A small percentage of the Bank's ARM loans adjust based on other indices. Most of the Bank's ARM loans amortize over a 30-year period. The Bank determines whether a borrower qualifies for an ARM loan based on the initial interest rate on the loan, except that one year ARM loan borrowers are qualified at the initial rate plus 2%. The Bank's current ARM loans do not provide for negative amortization. The Bank's ARM loans generally provide for annual and lifetime interest rate adjustment limits of 2% and 6%, respectively. The Bank offers initial interest rates that may be more than 2% below the interest rate to which the loan may adjust after the first adjustment date, (based on market interest rates at the time the loan is originated). Accordingly, because of the Bank's 2% interest rate adjustment limitation, the interest rates on these loans would not adjust to the fully-indexed rate at the end of the adjustment period if interest rates were to increase or remain unchanged at the end of the adjustment period.

     Borrower demand for ARM loans versus fixed-rate mortgage loans is affected by market interest rates, borrowers' expectations of future changes in the level of market interest rates, and the difference between the initial interest rates and fees charged for each type of loan. The relative amount of fixed-rate mortgage loans and ARM loans that the Bank originates at any time is largely determined by borrowers' demand for each type of loan.

     Retaining ARM loans helps reduce the Bank's exposure to changes in interest rates. There are, however, potential credit risks associated with ARM loans in a rising interest rate environment. Specifically, during periods of rising interest rates the risk of default on ARM loans may increase as a result of repricing and the increased monthly payments required of the borrower. See "Risk Factors--Potential Effects of Changes in Interest Rates and the Current Interest Rate Environment." In addition, although ARM loans allow the Bank to increase the sensitivity of its asset base to changes in market interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. Because of these considerations, the Bank has no assurance that yields on ARM loans will be sufficient to offset increases in the Bank's cost of funds. The Bank believes these risks, which have not had a material adverse effect on the Bank to date, generally are less than the risks associated with holding long-term, fixed-rate loans in portfolio during a rising interest rate environment.

     The Bank requires title insurance insuring the status of the underlying mortgaged properties and an acceptable attorney's opinion on all loans where real estate is the primary source of security. The Bank also requires that fire and casualty insurance be maintained in an amount at least equal to the outstanding loan balance and, if appropriate, flood insurance also must be maintained.

     Pursuant to underwriting guidelines adopted by the Bank's Board of Directors, the Bank can lend up to 95% of the appraised value of the property securing a one-to-four family residential loan. The Bank does not require private mortgage insurance for loans of up to and including 80% of the appraised value of the property. The Bank requires private mortgage insurance for between 17% and 30% of the amount of the loan for loans of 80% to 95% of the appraised value of the property.

     Multi-Family Residential Real Estate Lending. The Bank originates mortgage loans secured by multi-family residential properties (consisting of more than four units). At December 31, 1997, $1.3 million, or 0.8%, of the Bank's total gross loan portfolio consisted of loans secured by multi-family residential real estate. The majority of the Bank's multi-family residential real estate loans are secured by apartment buildings located in the Bank's primary market area. The Bank offers both fixed-rate and adjustable-rate multi-family residential real estate loans. Fixed rate loans are generally offered with balloon terms of three, five and seven years, with a 25 year amortization period, and with a "balloon" or final principal payment due at maturity. The Bank also offers a 15 year fixed rate multi-family residential loan with a 15 year term and amortization period and a one-year adjustable-rate loan with a 25 year term and amortization period. The interest rate on the adjustable rate loans is tied to the one year constant maturity Treasury index, with annual and lifetime interest rate adjustment limits of 2% and 6%, respectively. At December 31, 1997, the average balance of the Bank's multi-family residential real estate loans was $251,000, and the largest such loan had a balance of $484,068 and was performing in accordance with its contractual terms.

     The Bank requires appraisals of all properties securing multi-family residential real estate loans. Appraisals are performed by an independent State licensed and qualified appraiser approved by the Bank, and all appraisals are reviewed by management. The Bank, when underwriting such loans, considers the quality of the real estate, the credit of the borrower, the cash flow of the project and the quality of management involved with the property. Loan-to-value ratios on the Bank's multi-family residential real estate loans are generally limited to 75%. As part of the criteria for underwriting multi-family residential real estate loans, the Bank generally imposes a debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service) of not less than 1.25. The Bank's policy is also to obtain personal guarantees from the principals of its corporate borrowers on multi-family residential real estate loans.

     Multi-family residential real estate loans generally have higher interest rates than those available on one-to-four family residential loans. However, loans secured by multi-family residential real estate usually have higher balances and are more difficult to evaluate and monitor and, therefore, may involve a greater degree of credit risk than one-to-four family residential mortgage loans. If the estimated value is inaccurate, the value of the property may be insufficient to assure full repayment in the event of default and foreclosure. Because payments on such loans often depend on the successful operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks by limiting the maximum loan-to-value ratio, and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. The Bank also generally obtains loan guarantees from financially capable parties based on a review of personal financial statements.

     Commercial Real Estate Lending. The Bank originates mortgage loans for the acquisition and refinancing of commercial real estate properties. At December 31, 1997, $1.9 million, or 1.3% of the Bank's total gross loan portfolio consisted of loans secured by commercial real estate properties. The majority of the Bank's commercial real estate loans are secured by office buildings and retail stores that are located in the Bank's primary market area. The Bank offers both fixed rate and adjustable rate commercial real estate loans. Fixed-rate loans are generally approved with terms of three, five and seven years, with a 25 year amortization period, resulting in a balloon payment at the end of the stated term. The Bank also offers an adjustable rate commercial real estate loan with annual interest rate adjustments tied to the one year Treasury constant maturity index, and with annual and lifetime interest rate adjustment limits of 2% and 6%, respectively. Adjustable-rate commercial real estate loans are offered for terms of 25 years and are fully amortizing. At December 31, 1997, the average balance of the Bank's commercial real estate loans was $163,085, and the largest such loan had a balance of $682,060 and was performing in accordance with its contractual terms.

     The Bank requires appraisals of all properties securing commercial real estate loans. Appraisals are performed by an independent State licensed and qualified appraiser approved by the Bank, all of which are reviewed by management. The Bank, when underwriting such loans, considers the quality and location of the real estate, the credit of the borrower, the cash flow of the project and the quality of management involved with the property.

     Loan-to-value ratios on the Bank's commercial real estate loans are generally limited to 75% of the appraised value of the secured property. As part of the criteria for underwriting commercial real estate loans, the Bank generally imposes a debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service) of not less than 1.25. It is also the Bank's policy to obtain personal guarantees from the principals of its corporate borrowers on its commercial real estate loans.

     Commercial real estate loans generally have higher interest rates than those available on one-to-four family residential loans. However, loans secured by such properties usually have higher balances and are more difficult to evaluate and monitor and, therefore, may involve a greater degree of risk than one-to-four family residential mortgage loans. If the estimated value is inaccurate, in the event of default and foreclosure the value of the property securing the loan may be insufficient to assure full repayment. Because payments on such loans often depend on the successful development, operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks by limiting the maximum loan-to-value ratio and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. The Bank also obtains loan guarantees from financially capable parties based on a review of personal financial statements.

     Construction Lending. To a lesser extent, the Bank originates residential construction loans to local home builders, generally with whom it has an established relationship, and to individuals who have a contract with a builder for the construction of their residence. The Bank's construction loans are generally secured by property located in the Bank's primary market area. At December 31, 1997, the Bank had no construction loans outstanding.

     The Bank's construction loans to home builders generally have fixed interest rates and are for a term of 12 months. Construction loans to builders typically are originated with a maximum loan to value ratio of 80%. Construction loans to individuals are generally originated pursuant to the same policy guidelines regarding loan to value ratios that are used in connection with loans secured by one-to-four family residential real estate.

     Construction loans to builders are made where the home is pre-sold or on a speculative (unsold) basis. However, the Bank generally limits the number of outstanding loans on unsold homes under construction to individual builders, with the amount dependent on the financial strength of the builder, the present exposure of the builder, and prior sales of homes in the development. Prior to making a commitment to fund a construction loan, the Bank requires an appraisal of the property, and all appraisals are reviewed by management. Loan proceeds are disbursed after an inspection of the property based on a percentage of completion. Monthly payment of accrued interest is required.

     Construction loans generally have higher interest rates with shorter terms to maturity relative to single-family permanent mortgage lending. Construction loans, however, are generally considered to involve a higher degree of risk than single-family permanent mortgage loans because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. If the estimate of construction costs is inaccurate, the Bank may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion is inaccurate, the value of the property may be insufficient to assure full repayment. Projects may also be jeopardized by disagreements between borrowers and builders and by the failure of builders to pay subcontractors. Loans to builders to construct homes for which no purchaser has been identified carry more risk because the repayment of the loan depends on the builder's ability to sell the property prior to the time that the construction loan is due. The Bank has attempted to minimize the foregoing risks by, among other things, limiting its construction lending primarily to residential properties and generally requiring personal guarantees from the principals of its corporate borrowers.

     Consumer Lending. The Bank's consumer loans consist of both fixed-rate and adjustable-rate line of credit home equity loans, and loans secured by deposit accounts. The Bank's home equity loans and lines of credit are secured by a first or second mortgage on residential property, and have fixed and variable interest rates that are tied to The Wall Street Journal prime lending rate (the "Prime Rate"). Variable interest rate equity lines of credit adjust monthly and generally have terms of up to 20 years. Home equity loans are offered with fixed interest rates and have terms from five to 20 years. Loans secured by deposit accounts do not have a fixed term, and are due and payable when the underlying deposit account or certificate is withdrawn or matures. At December 31, 1997, consumer loans totalled $6.2 million, or 4.1% of the total loan portfolio. The Bank promotes consumer loans by contacting existing customers and by other promotions and advertising directed at existing and prospective customers. All of the Bank's consumer loans are secured by real estate or deposits. At December 31, 1997, $3.8 million, or 61.3%, of consumer loans had fixed interest rates, and $2.4 million, or 38.7%, had adjustable interest rates.

     Consumer lending is an important part of the Bank's business because such loans generally have shorter terms and higher yields than one-to-four family mortgage loans, thus reducing exposure to changes in interest rates. In addition, consumer loans expand the products and services offered by the Bank to better meet all of the financial services needs of its customers. Consumer loans generally involve greater credit risk than residential mortgage loans because of the difference in the underlying collateral. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage, loss or depreciation in the underlying collateral. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections depend on the borrower's personal financial stability. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans. The Bank believes that these risks are not as prevalent in the case of the Bank's consumer loan portfolio because a large percentage of the portfolio consists of home equity loans that are underwritten so that their credit risk is substantially similar to that of one-to-four family residential mortgage loans. Nevertheless, these loans have greater credit risk than one-to-four family residential mortgage loans because they often are secured by mortgages subordinated to the existing first mortgage on the property, which may or may not be held by the Bank.

     The Bank's underwriting procedures for consumer loans include an assessment of the applicant's credit history and the ability to meet existing and proposed debt obligations. Although the applicant's creditworthiness is the primary consideration, the underwriting process also includes a comparison of the value of the security, to the proposed loan amount. The Bank underwrites and originates its consumer loans internally, which the Bank believes limits its exposure to credit risks associated with loans underwritten or purchased from brokers and other external sources.

     Maturity of Loan Portfolio. The following table sets forth certain information at December 31, 1997 regarding the dollar amount of loans maturing in the Bank's portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments. Demand loans and loans with no stated maturity are reported as becoming due within one year. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loans losses.

                       One-to-Four
                         Family     Multi-Family  Commercial  Consumer    Total
                       -----------  ------------  ----------  --------  --------
                                             (In Thousands)
Amounts Due:
Within 1 year.........   $     91      $   --       $   75     $  184   $    350
Over 1 to 2 years.....        158          --           --         98        256
Over 2 to 3 years.....        109          --           --        156        265
Over 3 to 5 years.....      3,910          --           --        494      4,404
Over 5 to 10 years....     19,162         484           23      1,536     21,205
Over 10 to 25 years...     47,133         774        1,049      3,729     52,685
Over 25 years.........     73,060          --          759         --     73,819
                         --------      ------       ------     ------   --------
Total amount due......   $143,623      $1,258       $1,906     $6,197   $152,984
                         ========      ======       ======     ======   ========

     The following table sets forth the dollar amount of all loans for which final payment is not due until after December 31, 1998. The table also shows the amount of loans which have fixed rates of interest and those which have adjustable rates of interest.

                                       Fixed Rates   Adjustable Rates     Total
                                       -----------   ----------------   --------
                                                      (In Thousands)
Real estate loans:
  One-to-four family.................    $73,364          $70,168       $143,532
  Multi-family.......................      1,193               65          1,258
  Commercial.........................        724            1,107          1,831
                                         -------          -------       --------
Total real estate loans..............     75,281           71,340        146,621

Consumer.............................      3,831            2,182          6,013
                                         -------          -------       --------
    Total loans......................    $79,112          $73,522       $152,634
                                         =======          =======       ========

     Scheduled contractual principal repayments of loans do not necessarily reflect the actual life of such loans. The actual life of a loan is often less than its contractual term because of prepayment. In addition, due-on-sale clauses on mortgage loans give the Bank the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of the Bank's mortgage loans portfolio tends to increase, however, when current mortgage loan market interest rates are substantially higher than interest rates on existing mortgage loans. Conversely, the average life of the Bank's loan portfolio would decrease when interest rates on existing mortgage loans are substantially higher than current mortgage loan market interest rates.

     Loan Solicitation and Processing. The Bank's lending activities are subject to the written underwriting standards and loan origination procedures established by the Board of Directors. Loan originations come from a number of sources. The principal sources of loan originations are newspaper advertising, real estate agents, home builders, walk-in customers, referrals and existing customers. The Bank uses professional fee appraisers for residential real estate loans and construction loans and all commercial real estate loans. The Bank requires hazard, title and, to the extent applicable, flood insurance on all property securing its real estate loans. Mortgage loan applications are initiated by loan officers. All loans of $500,000 or more must be approved by the Board of Directors. Loans of less than $350,000 may be approved by any three members of the Bank's Loan Committee, which consists of the Bank's President, the Bank's Executive Vice President and two lending officers. Loans in excess of $350,000, but less than $500,000 may be approved by the Bank's Executive Committee, which consists of the Bank's President and Directors John W. Fox, Donald F. Marsh and Nelson L. Taylor, Jr.

     Loan Originations, Sales and Purchases. The following table sets forth total loans originated and repaid during the periods indicated.

                                                     Years Ended December 31,
                                                 -------------------------------
                                                   1997        1996        1995
                                                 -------     -------     -------
                                                          (In Thousands)
Originations:
  Adjustable rate:
    Real Estate
      One-to-four family (1)................     $22,317     $22,542     $10,916
      Multi-family..........................          --          --          --
      Commercial............................          --          --          --
      Construction..........................          --          --          --
    Consumer................................       1,654       2,122         893
                                                 -------     -------     -------
      Total adjustable rate.................      23,971      24,664      11,809
                                                 -------     -------     -------
  Fixed rate:
    Real estate
      One-to-four family....................      16,234      15,713       4,439
      Multi-family..........................          --          --          --
      Commercial............................          --          --          --
      Construction..........................         140         631         148
    Consumer................................         838         564         298
                                                 -------     -------     -------
      Total fixed rate......................      17,212      16,908       4,885
                                                 -------     -------     -------
      Total loans originated................      41,183      41,572      16,694
                                                 -------     -------     -------
Purchases:
  Real estate
    One-to-four family......................          --          --          --
    Multi-family............................          --          97          --
    Commercial..............................          --          --          --
  Consumer..................................          --          --          --
                                                 -------     -------     -------
      Total loans purchased.................          --          97          --
                                                 -------     -------     -------
Sales and Repayments:
  Real estate...............................
    One-to-four family......................          --          --          --
    Multi-family............................          --          --          --
    Commercial..............................          --          --          --
  Consumer..................................         647          --          --
                                                 -------     -------     -------
      Total loans sold......................         647          --          --
                                                 -------     -------     -------
Principal repayments........................      19,056      15,524      11,735
                                                 -------     -------     -------
  Total reductions..........................      19,703      15,524      11,735
                                                 -------     -------     -------
Increase in other items, net................          30          72          12
                                                 -------     -------     -------
  Net increase (decrease)...................     $21,510     $26,217     $ 4,971
                                                 =======     =======     =======
----------
(1) Originations include mortgage loans which adjust annually after an initial fixed-rate period of five, seven or ten years in the following amounts:

                                                   Years Ended December 31,
                                                   ------------------------
                                                       1997        1996
                                                      ------      ------
                                                        (In Thousands)
     Initial fixed rate:
       Five years...............................      $6,087      $2,871
       Seven years..............................       6,909       3,377
       Ten years................................       1,027       2,866


     Loan Commitments. The Bank issues commitments for mortgage loans conditioned upon the occurrence of certain events. Such commitments are made in writing on specified terms and conditions and generally remain outstanding for 45 to 60 days from the date the commitment is issued, depending on the type of transaction. At December 31, 1997, the Bank had total loan commitments of $2.1 million and commitments to customers for unused lines of credit of $3.1 million outstanding. See Note 10 of Notes to Consolidated Financial Statements.

     Loan Fees. In addition to interest earned on loans, the Bank receives income from fees in connection with loan originations, late payments and for miscellaneous services related to its loans. Income from these activities varies from period-to-period depending upon the volume and type of loans made and competitive conditions.

     The Bank charges loan origination fees which are calculated as a percentage of the amount borrowed. In accordance with applicable accounting procedures, loan origination fees in excess of loan origination costs are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis. Discounts and premiums on loans purchased are accreted and amortized in the same manner. The Bank recognized income of $69,000 and $44,000 of deferred loan fees during the years ended December 31, 1997 and 1996, respectively.

     Nonperforming Assets and Delinquencies. When a borrower fails to make a required payment on a loan, the Bank attempts to cure the deficiency by contacting the borrower and seeking the payment. Computer generated late notices are mailed 15 days after a payment is due. In most cases, deficiencies are cured promptly. If a delinquency continues, additional contact is made either through a notice or other means, and the Bank will attempt to work out a payment schedule and actively encourage delinquent borrowers to seek home ownership counseling. While the Bank generally prefers to work with borrowers to resolve such problems, the Bank will institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

     Loans are placed on nonaccrual status generally if, in the opinion of management, principal or interest payments are not likely to be received in accordance with the terms of the loan agreement, or when principal or interest is past due 90 days or more. Interest accrued but not collected at the date the loan is placed on nonaccrual status is reversed against income when it is considered uncollectible. Loans may be reinstated to accrual status when payments are under 90 days past due and, in the opinion of management, collection of the remaining past due balances can be reasonably expected.

     The Bank's Board of Directors is informed monthly of the status of all mortgage loans delinquent more than 60 days, all loans in foreclosure and all foreclosed and repossessed property owned by the Bank.

     The following table sets forth information with respect to the Bank's nonperforming assets at the dates indicated. As of such dates, the Bank had no restructured loans within the meaning of SFAS No. 15.

                                                       At December 31,
                                             ----------------------------------
                                              1997    1996   1995   1994   1993
                                             ------   ----   ----   ----   ----
                                                   (Dollars in Thousands)
Non-accruing loans:
  One-to-four family.......................  $  844   $841   $368   $737   $766
  Multi-family.............................      65     63     --     --     --
  Commercial...............................      --     --     --     --     --
  Consumer.................................      --     --     --     --     --
                                             ------   ----   ----   ----   ----
  Total....................................     909    904    368    737    766
                                             ------   ----   ----   ----   ----
Accruing loans delinquent 90 days or more:
  One-to-four family.......................      --     --    440     58     70
  Multi-family.............................      --     --     --     --     --
  Commercial...............................      --     --     --     --     --
  Consumer (1).............................      25     26     15     51     30
                                             ------   ----   ----   ----   ----
  Total....................................      25     26    455    109    100
                                             ------   ----   ----   ----   ----
  Real estate owned........................     121     --    134    144     82
                                             ------   ----   ----   ----   ----
  Total non-performing assets..............  $1,055   $930   $957   $990   $948
                                             ======   ====   ====   ====   ====
  Total as a percentage of total assets....    0.49%  0.46%  0.51%  0.58%  0.57%
                                             ======   ====   ====   ====   ====
----------
(1)  Consists of student loans backed by a government guarantee.

     Interest income that would have been recorded for the fiscal years ended December 31, 1997 and 1996 had nonaccruing loans been current in accordance with their original terms amounted to $84,000 and $77,000, respectively. The Bank recorded $36,000 and $35,000, respectively, of interest income on such loans for such periods.

     The following table sets forth the Bank's loan delinquencies by type, by amount and by percentage of type at December 31, 1997.

                                                        Loans delinquent for:
                                   60-89 days             90 Days and Over       Total Delinquent Loans
                            ------------------------  ------------------------  ------------------------
                                             Percent                   Percent                   Percent
                                             of Loan                   of Loan                   of Loan
                            Number  Amount  Category  Number  Amount  Category  Number  Amount  Category
                            ------  ------  --------  ------  ------  --------  ------  ------  --------
                                                       (Dollars in Thousands)
Real Estate:
  One-to-four family......      4    $208     0.14%       9    $844     0.59%      13   $1,052    0.73%
  Multi-family............     --      --       --        1      65     5.17        1       65    5.17
  Commercial..............     --      --       --       --      --       --       --       --      --
Consumer..................      2       6     0.10        7      25     0.40        9       31    0.50
                             ----    ----              ----    ----              ----   ------
   Total loans............      6    $214     0.14       17    $934     0.61       23   $1,148    0.75
                             ====    ====              ====    ====              ====   ======

     Real Estate Acquired in Settlement of Loans. Real estate acquired by the Bank as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate acquired in settlement of loans until sold. Foreclosed real estate is held for sale and such assets are carried at fair value minus estimated cost to sell the property. After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized up to the extent of their fair value. At December 31, 1997, the Bank had $121,000 of real estate acquired in settlement of loans.

     Restructured Loans. Under GAAP, the Bank is required to account for certain loan modifications or restructuring as "troubled debt restructuring." In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if the Bank for economic or legal reasons related to the borrower's financial difficulties grants a concession to the borrowers that the Bank would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings, however, and troubled debt restructurings do not necessarily result in nonaccrual loans. The Bank had no restructured loans as of December 31, 1997.

     Asset  Classification.  The OTS has adopted various  regulations  regarding problem assets of savings institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful can be included in determining an institution's regulatory risk based capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated "special mention" and monitored by the Bank. As of December 31, 1997, the Bank had $285,000 of assets designated as "special mention."

     At December 31, 1997, the Bank had $1.1 million of assets classified substandard, and no assets classified doubtful or loss.

     Allowance for Loan Losses. The Bank has established a systematic methodology for the determination of provisions for loan losses. The methodology is set forth in a formal policy and takes into consideration the need for an overall general valuation allowance as well as specific allowances that are tied to individual loans.

     In originating loans, the Bank recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. The Bank increases its allowance for loan losses by charging provisions for loan losses against the Bank's income.

     The general valuation allowance is maintained to cover losses inherent in the loan portfolio. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions and the size and growth of the loan portfolio. Specific valuation allowances are established to absorb losses on loans for which full collectibility cannot be reasonably assured. The amount of the allowance is based on the estimated value of the collateral securing the loan and other analyses pertinent to each situation. Generally, a provision for losses is charged against income monthly to maintain the allowances.

     At December 31, 1997, the Bank had an allowance for loan losses of $723,000. Management believes that the amount maintained in the allowance at December 31, 1997 will be adequate to absorb losses inherent in the portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while the Bank believes it has established its existing allowance for loan losses in accordance with GAAP, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to increase significantly its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases will not be necessary should the quality of any loan deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Bank's financial condition and results of operations.

     The following table sets forth an analysis of the Bank's allowance for loan losses.

                                          At or For the Years Ended December 31,
                                          --------------------------------------
                                           1997    1996    1995    1994    1993
                                           ----    ----    ----    ----    ----
                                                  (Dollars in Thousands)

Balance at beginning of period...........  $534    $490    $442    $392    $317

Charge-offs
Real estate:
  One-to-four family.....................    11      --      12       3      --
  Multi-family and other.................    --      --      --      --       2
                                           ----    ----    ----    ----    ----
    Total................................    11      --      12       3       2

Total Recoveries.........................    --       1      --      --       1
                                           ----    ----    ----    ----    ----
Net charge-offs..........................    11      (1)     12       3       1

Additions charged to operations..........   200      43      60      53      76
                                           ----    ----    ----    ----    ----
Balance at end of period.................  $723    $534    $490    $442    $392
                                           ====    ====    ====    ====    ====
Ratio of net charge-offs during the
period to average loans outstanding
during the period........................  0.01%     --    0.01%     --      --
                                           ====    ====    ====    ====    ====
Ratio of net charge-offs during the
period to average non-performing assets..  1.04%     --    1.23%   0.31%   0.10%
                                           ====    ====    ====    ====    ====

     The activity in the allowance for loan losses is as follows:

                                                 Years Ended December 31,
                                           ------------------------------------
                                           1997    1996    1995    1994    1993
                                           ----    ----    ----    ----    ----
                                                      (In Thousands)
Balance--beginning.......................  $534    $490    $442    $392    $317
Provisions charged to operations.........   200      43      60      53      76
Loans charged off, net of recoveries.....   (11)      1     (12)     (3)     (1)
                                           ----    ----    ----    ----    ----
Balance--ending..........................  $723    $534    $490    $442    $392
                                           ====    ====    ====    ====    ====

     The following tables set forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                                                      At December 31,
                       -------------------------------------------------------------------------------------------------------------
                                       1997                                 1996                                 1995
                       -----------------------------------  -----------------------------------  -----------------------------------
                                                  % of                                 % of                                 % of
                                     Loan       Loans in                  Loan       Loans in                  Loan       Loans in
                        Amount of   Amounts  Each Category   Amount of   Amounts  Each Category   Amount of   Amounts  Each Category
                        Loan Loss     by        to Total     Loan Loss     by        to Total     Loan Loss     by        to Total
                       Allowances  Category       Loans     Allowances  Category       Loans     Allowances  Category       Loans
                       ----------  --------  -------------  ----------  --------  -------------  ----------  --------  -------------
                                                                  (Dollars in Thousands)
One-to-four family.....   $402     $143,623      93.88%        $356     $121,129      92.10%        $296     $ 97,007      92.08%
Multi-family...........     22        1,258       0.82           42        1,875       1.43           43        2,018       1.92
Commercial real estate.     37        1,906       1.25           61        2,035       1.55           61        1,862       1.76
Home equity............     59        5,706       3.73           75        5,364       4.08           44        3,345       3.17
Other consumer.........      3          491       0.32           --        1,101       0.84           --        1,123       1.07
Unallocated............    200           --       0.00           --           --       0.00           46           --       0.00
                          ----     --------     ------         ----     --------     ------         ----     --------     ------
                          $723     $152,984     100.00%        $534     $131,504     100.00%        $490     $105,355     100.00%
                          ====     ========     ======         ====     ========     ======         ====     ========     ======

                                                    At December 31,
                       ------------------------------------------------------------------------
                                       1994                                 1993
                       -----------------------------------  -----------------------------------
                                                  % of                                 % of
                                     Loan       Loans in                  Loan       Loans in
                        Amount of   Amounts  Each Category   Amount of   Amounts  Each Category
                        Loan Loss     by        to Total     Loan Loss     by        to Total
                       Allowances  Category       Loans     Allowances  Category       Loans
                       ----------  --------  -------------  ----------  --------  -------------
                                                (Dollars in Thousands)
One-to-four-family.....   $240     $ 91,895      91.56%        $204     $ 81,404      91.33%
Multi-family...........     37        2,102       2.09           35        2,004       2.25
Commercial real estate.     33        2,049       2.04           21        1,184       1.33
Home equity............     30        3,005       2.99           33        3,168       3.55
Other consumer.........     --        1,321       1.32           --        1,370       1.54
Unallocated............    102           --       0.00           99           --       0.00
                          ----     --------     ------         ----     --------     ------
                          $442     $100,372     100.00%        $392     $ 89,130     100.00%
                          ====     ========     ======         ====     ========     ======

Investment Activities

     The Bank is permitted under federal law to invest in various types of liquid assets, including U.S. Treasury obligations, government sponsored corporation securities, securities of various federal agencies and of state and municipal governments, deposits at the FHLB of New York, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, the Bank may also invest a portion of its assets in commercial paper and corporate debt securities. The Bank is not permitted to invest in corporate equity securities. Savings institutions like the Bank are also required to maintain an investment in FHLB stock. The Bank is required under federal regulations to maintain a minimum amount of liquid assets. See "Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Bank purchases investment securities with excess liquidity arising when investable funds exceed loan demand. The Bank's current investment policy limits investments to U.S. Government and government sponsored corporation securities, certificates of deposit, marketable corporate debt obligations, and mortgage-backed securities. The Bank's investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products or non-investment grade corporate bonds. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, the Bank's liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on the Bank's credit and interest rate risk and risk-based capital is also considered.

     The following table sets forth the carrying value of the Bank's securities portfolio, at the dates indicated. All securities, other than FHLB stock, are available for sale.

                                                                    At December 31,
                                             ------------------------------------------------------------
                                                    1997                 1996                 1995
                                             ------------------   ------------------   ------------------
                                             Carrying     % of    Carrying     % of    Carrying     % of
                                               Value     Total      Value     Total      Value     Total
                                             --------   -------   --------   -------   --------   -------
                                                                (Dollars in Thousands)
Available for sale:
Investment Securities:
Federal agency obligations.................   $ 1,000     1.85%    $ 4,007     6.72%    $ 5,018     7.30%
Unrealized gain (loss), net................        (8)    (.01)        (63)    (.10)        (13)    (.02)
Equity securities..........................        --       --          --       --          --       --
Unrealized gains (loss), net...............        --       --         120      .20          91      .13
                                              -------   ------     -------   ------     -------   ------
   Total investment securities.............       992     1.84       4,064     6.82       5,096     7.41
                                              -------   ------     -------   ------     -------   ------
Mortgage-backed Securities:
GNMA.......................................     1,184     2.20       1,813     3.04       2,220     3.23
FNMA.......................................    19,922    36.95      12,300    20.64      11,632    16.92
FHLMC......................................    30,614    56.78      40,604    68.14      48,746    70.89
Net unamortized premium, (discounts).......       545     1.01         487     0.82         512     0.74
Unrealized gains, net......................       660     1.22         321     0.54         559     0.81
                                              -------   ------     -------   ------     -------   ------
   Total mortgage backed securities........    52,925    98.16      55,525    93.18      63,669    92.59
                                              -------   ------     -------   ------     -------   ------
Total securities available for sale........   $53,917   100.00%    $59,589   100.00%    $68,765   100.00%
                                              =======   ======     =======   ======     =======   ======
FHLB Stock.................................   $ 1,804       --     $ 1,615       --     $ 1,537       --
                                              =======   ======     =======   ======     =======   ======
Other interest earning assets:
   Interest bearing deposits in banks......   $ 4,739       --     $ 4,471       --     $ 6,197       --
                                              =======   ======     =======   ======     =======   ======

     The  following  table  shows   mortgage-backed   securities  purchases  and
repayment activities of the Bank for the periods indicated.

                                                  Years Ended December 31,
                                              -------------------------------
                                                1997        1996        1995
                                              -------     -------     -------
                                                       (In Thousands)
Purchases:
Adjustable-rate............................   $29,207     $ 4,280     $ 8,175
Fixed-rate.................................    12,072       2,000       5,246
                                              -------     -------     -------
  Total purchases..........................    41,279       6,280      13,421
                                              -------     -------     -------
Sales:
Adjustable-rate............................        --          --          --
Fixed-rate.................................    30,714          --          --
                                              -------     -------     -------
   Total sales.............................    30,714          --          --
                                              -------     -------     -------
Principal repayments.......................    13,375      14,051      10,002
                                              -------     -------     -------
Increase (decrease) in other items, net....       210        (373)      1,775
                                              -------     -------     -------
   Net increase (decrease).................   $(2,600)    $(8,144)    $ 5,194
                                              =======     =======     =======

     The following table sets forth the amount of investment and mortgage-backed securities which mature during each of the periods indicated and the weighted average yields for each of the range at maturities at December 31, 1997.

                                                           After One Year     After Five Years
                                       One Year or Less  Through Five Years  Through Ten Years   After Ten Years         Total
                                      -----------------  ------------------  -----------------  -----------------  -----------------
                                      Carrying  Average  Carrying   Average  Carrying  Average  Carrying  Average  Carrying  Average
                                        Value    Yield     Value     Yield     Value    Yield     Value    Yield     Value    Yield
                                      --------  -------  --------   -------  --------  -------  --------  -------  --------  -------
                                                                          (Dollars in Thousands)
Securities available for sale:
  U.S. Government securities........   $  --       --%    $   --       --%    $   --      --%    $    --     --%    $    --     --%
  Federal agency debentures.........      --       --         --       --      1,000    6.49          --     --       1,000   6.49
  Mortgage-backed securities........      71     5.56      5,113     6.49         --      --      47,081   6.38      52,265   6.39
                                       -----              ------              ------             -------            -------
Total investment securities.........   $  71     5.56%    $5,113     6.49%    $1,000    6.49%    $47,081   6.38%    $53,265   6.39
                                       =====              ======              ======             =======            =======
Weighted average rate...............    5.50%               6.55%               6.49%               6.49%              6.50%

Deposit Activities and Other Sources of Funds

     General. Deposits are the major external source of funds for the Bank's lending and other investment activities. In addition, the Bank also generates funds internally from loan principal repayments and prepayments and maturing investment securities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Borrowings from the FHLB of New York may be used on a short-term basis to compensate for reductions in the flow of funds from other sources or as a long-term funding strategy. Presently, the Bank has no other borrowing arrangements.

     Deposit Accounts. The Bank's deposit products include negotiable order of withdrawal ("NOW") accounts, demand deposit accounts, money market accounts, regular passbook savings, statement savings accounts and term certificate accounts. Deposit account terms vary with the principal difference being the minimum balance deposit, early withdrawal penalties and the interest rate. The Bank reviews its deposit mix and pricing weekly. The Bank does not utilize brokered deposits, nor has it sought jumbo certificates of deposit.

     The Bank believes it is competitive in the type of accounts and interest rates it offers on its deposit products. The Bank determines the rates paid based on a number of conditions, including rates paid by competitors, rates on U.S. Treasury securities, rates offered on various FHLB of New York lending programs, and the deposit growth rate the Bank is seeking to achieve.

     The Bank may use premiums to attract new checking accounts, particularly in conjunction with new branch openings. These premiums are reflected as an increase in the Bank's advertising and promotion expense, as well as its cost of funds. The Bank also attracts business checking accounts and promotes individual retirement accounts ("IRAs").

     In the unlikely event the Bank is liquidated after the Reorganization, depositors would be entitled to full payment of their deposit accounts before any payment is made to any stockholder of the Bank.

     The following table sets forth an analysis of deposit accounts by type, maturity, and rate at December 31, 1997, 1996 and 1995, as well as the savings flows.

                                                                       At December 31,
                                    -------------------------------------------------------------------------------------
                                                1997                         1996                         1995
                                    ---------------------------  ---------------------------  ---------------------------
                                              Weighted                     Weighted                     Weighted
                                               Average    % of              Average    % of              Average    % of
                                     Amount     Rate     Total    Amount     Rate     Total    Amount     Rate     Total
                                    --------  --------  -------  --------  --------  -------  --------  --------  -------
                                                                    (Dollars in Thousands)
Transactions and savings deposits:
Non-interest bearing..............  $  3,376      --%     1.70%  $  2,417      --%     1.31%  $  2,682      --%     1.58%
Money market accounts.............     2,809    2.69      1.42      3,160    2.75      1.71      3,564    2.77      2.10
NOW accounts......................     9,696    1.50      4.89      8,816    2.25      4.77      8,799    2.25      5.18
Passbook and statement savings....    45,168    3.00     22.77     44,120    2.99     23.89     44,274    3.00     26.07
                                    --------            ------   --------            ------   --------            ------
  Total transactions and
    savings deposits..............    61,049    2.58%    30.78     58,513    2.74%    31.68     59,319    2.74     34.93
                                    --------            ------   --------            ------   --------            ------
Certificate accounts with
  remaining maturities of:
6 months or less..................    62,587    5.30     31.55     52,974    5.05     28.68     43,090    5.08     25.37
Over 6 to 12 months...............    27,714    5.37     13.97     31,902    5.50     17.27     31,516    5.48     18.55
Over 12 months....................    47,013    5.89     23.70     41,320    5.75     22.37     35,917    5.84     21.15
                                    --------            ------   --------            ------   --------            ------
  Total certificates..............   137,314    5.52     69.22    126,196    5.39     68.32    110,523    5.44     65.07
                                    --------            ------   --------            ------   --------            ------
  Total deposits..................  $198,363    4.62%   100.00%  $184,709    4.55%    100.00% $169,842    4.50%   100.00%
                                    ========    ====    ======   ========    ====    =======  ========    ====    ======

                                       56

     Time Deposits by Maturities. The following table sets forth the amount of time deposits in the Bank categorized by rates and maturities at December 31, 1997.

                                                             After
                December 31,  December 31,  December 31,  December 31,
                    1998          1999          2000          2000        Total
                ------------  ------------  ------------  ------------  --------
                                        (In Thousands)
4.00-5.99%......   $88,289       $22,656       $15,559       $1,316     $127,820
6.00-7.99%......     2,012           782         6,700           --        9,494
                   -------       -------       -------       ------     --------
Total...........   $90,301       $23,438       $22,259       $1,316     $137,314
                   =======       =======       =======       ======     ========

     The following table indicates the amount of the Bank's certificates of deposit and other deposits by time remaining until maturity as of December 31, 1997.

                                                                          Maturity
                                              ------------------------------------------------------------
                                              3 Months  Over 3 Months  Over 12 Months     Over
                                               Or Less   to 12 Months   to 36 Months   36 Months    Total
                                              --------  -------------  --------------  ---------  --------
                                                                       (In Thousands)
Certificates of Deposit less than $100,000...  $31,220     $54,072         $42,613       $1,097   $129,002
Certificates of Deposit of $100,000 or more..    2,482       2,532           3,080          218      8,312
                                               -------     -------         -------       ------   --------
Total Certificates of Deposit................  $33,702     $56,604         $45,693       $1,315   $137,314
                                               =======     =======         =======       ======   ========

     Deposit Activity. The following table sets forth the deposit activity of the Bank for the periods indicated.

                                                                     At December 31,
                                                    ------------------------------------------------
                                                      1997      1996      1995      1994      1993
                                                    --------  --------  --------  --------  --------
                                                                     (In Thousands)
Beginning balance.................................  $184,709  $169,842  $153,769  $154,055  $149,742
                                                    --------  --------  --------  --------  --------
Net increase (decrease) before interest credited..     5,283     7,343     6,446    (5,192)   (1,042)
Interest credited.................................     8,371     7,524     9,627     4,906     5,355
                                                    --------  --------  --------  --------  --------
Net increase (decrease) in deposits...............    13,654    14,867    16,073      (286)    4,313
                                                    --------  --------  --------  --------  --------
Ending balance....................................  $198,363  $184,709  $169,842  $153,769  $154,055
                                                    ========  ========  ========  ========  ========

     Borrowings. Savings deposits are the primary source of funds for the Bank's lending and investment activities and for its general business purposes. The Bank has the ability to use advances from the FHLB of New York to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB of New York functions as a central reserve bank providing credit for savings associations and certain other member financial institutions. As a member of the FHLB of New York, the Bank is required to own capital stock in the FHLB of New York and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities that are obligations of, or guaranteed by, the U.S. Government) provided certain creditworthiness standards have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit.

     The following table sets forth the maximum month-end balance and average balance of FHLB of New York advances for the periods indicated.

                                                   At December 31,
                                      ------------------------------------------
                                       1997     1996     1995     1994     1993
                                      ------   ------   ------   ------   ------
                                                   (In Thousands)
Maximum balance:
  FHLB advances.....................  $7,500   $  800   $4,200   $4,100   $   --
Average balance:
  FHLB advances.....................  $1,663   $   12   $  962   $  304   $   --

     At December 31, 1997 and 1996, no advances were outstanding from the FHLB of New York.

Competition

     The Bank faces intense competition in its primary market area for the attraction of savings deposits (its primary source of lendable funds) and the origination of loans. Its most direct competition for savings deposits has historically come from commercial banks, credit unions, other thrifts operating in its market area, mutual funds and other financial institutions such as brokerage firms and insurance companies. Particularly in times of high interest rates, the Bank has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. The Bank's competition for loans comes from commercial banks, thrift institutions, credit unions and mortgage bankers. Such competition for deposits and the origination of loans may limit the Bank's growth in the future. See "Risk Factors--Competition."

Subsidiary Activities

     Under OTS regulations, the Bank generally may invest up to 3% of its assets in service corporations, provided that at least one-half of investment in excess of 1% is used primarily for community, inner-city and community development projects. The Bank's investment in its wholly-owned service corporation, Axia Financial Corporation which was $19,522 at December 31, 1997, did not exceed these limits. The Bank's other service corporation, Axia Financial Services, is unfunded and inactive at this time.

Properties

     The following table sets forth certain information regarding the Bank's offices at December 31, 1997.

Location                   Year Opened   Approximate Square Feet      Deposits
------------------------   -----------   -----------------------   -------------
1410 St. Georges Avenue       1986                9,200            $57.6 million
Avenel, NJ 07001

1515 Irving Street            1995                7,300            $42.0 million
Rahway, NJ 07065

225 North Wood Ave.           1977                1,400            $39.2 million
Linden, NJ 07036

755 State Highway 18          1974                2,000            $59.5 million
East Brunswick, NJ 08816

     At December 31, 1997, the net book value of the Bank's office properties and fixtures, furniture, and equipments was $2.1 million.

Employees

     As of December 31, 1997, the Bank had 43 full-time employees and 1 part-time employee, none of whom is represented by a collective bargaining unit. The Bank believes its relationship with its employees is good.

Legal Proceedings

     Periodically, there have been various claims and lawsuits involving the Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Bank's business. The Bank is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of the Bank.

                                   REGULATION

     As a federally chartered SAIF-insured savings bank, the Bank is subject to examination, supervision and extensive regulation by the OTS and the FDIC. The Bank is a member of the FHLB of New York. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The Bank also is subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") governing reserves to be maintained against deposits and certain other matters. The OTS examines the Bank and prepares reports for the consideration of the Bank's Board of Directors. The FDIC also examines the Bank in its role as the administrator of the SAIF. The Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of the Bank's mortgage documents. Any change in such regulation, whether by the FDIC, OTS, or Congress, could have a material adverse impact on the Company and the Bank and their operations.

Federal Regulation of Savings Institutions

     Business Activities. The activities of savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act (the "FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which savings association may engage. The description of statutory provisions and regulations applicable to savings associations set forth herein does not purport to be a complete description of such statutes and regulations and their effect on the Bank.

     Loans to One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limits on loans to a single or related group of borrowers. Generally, this limit is 15% of the Bank's unimpaired capital and surplus, and an additional 10% of unimpaired capital and surplus if such loan is secured by readily- marketable collateral, which is defined to include certain financial instruments and bullion. The OTS by regulation has amended the loans to one borrower rule to permit savings associations meeting certain requirements to extend loans to one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units.

     Qualified Thrift Lender Test. In general, savings associations are required to maintain at least 65% of their portfolio assets in certain qualified thrift investments (which consist primarily of loans and other investments related to residential real estate and certain other assets). A savings association that fails the qualified thrift lender test is subject to substantial restrictions on activities and to other significant penalties. Recent legislation permits a savings association to qualify as a qualified thrift lender not only by maintaining 65% of portfolio assets in qualified thrift investments (the "QTL test") but also, in the alternative, by qualifying under the Internal Revenue Code of 1986, as amended (the "Code") as a "domestic building and loan association." The Bank is a domestic building and loan association as defined in the Code.

     Recent legislation also expands the QTL test to provide savings associations with greater authority to lend and diversify their portfolios. In particular, credit card and education loans may now be made by savings associations without regard to any percentage-of-assets limit, and commercial loans may be made in an amount up to 10% of total assets, plus an additional 10% for small business loans. Loans for personal, family and household purposes (other than credit card, small business and educational loans) are now included without limit with other assets that, in the aggregate, may account for up to 20% of total assets. At December 31, 1997, under the expanded QTL test, approximately 99.99% of the Bank's portfolio assets were qualified thrift investments, which exceeded then applicable requirements.

     Limitations on Capital Distributions. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution, such as the Bank, that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 Association") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters; provided that the institution would not be undercapitalized, as that term is defined in the OTS Prompt Corrective Action regulations, following the capital distribution. Any additional capital distributions would require prior regulatory approval. In the event the Bank's capital fell below its fully-phased in requirement or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     Liquidity. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average liquidity ratio at December 31, 1997 was 37.9%, which exceeded the then applicable requirements.

     Community Reinvestment Act and Fair Lending Laws. Savings association share a responsibility under the Community Reinvestment Act ("CRA") and related regulations of the OTS to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities, and failure to complete with the Fair Lending
Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice. The Bank received a satisfactory CRA rating under the current CRA regulations in its most recent federal examination by the OTS.

     Transactions with Related Parties. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and any nonsavings institution subsidiaries) or to make loans to certain insiders, is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA").
Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with nonaffiliated companies.

     Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring enforcement action against all "institution-related parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institutions, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances.

     Standards for Safety and Soundness. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted a final regulation and Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines") to implement the safety and soundness standards required under the FDI Act. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit systems; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

     Capital Requirements. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk based capital standard. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights ("MSRs"), and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "--Prompt Corrective Regulatory Action."

     The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed the effective date of the capital component in order to provide it with an opportunity to review the interest rate risk approaches taken by the other federal banking agencies.

     At December 31, 1997, the Bank met each of its capital requirements, in each case on a fully phased-in basis. See "Regulatory Capital Compliance" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, the Bank's historical amounts and percentages at December 31, 1997, and pro forma amounts and percentages based upon the issuance of the shares within the Offering Range and assuming that a portion of the net proceeds are retained by the Company.

     Thrift Charter. Congress has been considering legislation in various forms that would require federal thrifts, such as the Bank, to convert their charters to national or state bank charters. Legislation enacted in 1996 required the Treasury Department to prepare for Congress a comprehensive study on development of a common charter for federal savings associations and commercial banks; and provided for the merger of the BIF and the SAIF into a single deposit insurance fund on January 1, 1999 provided the thrift charter was eliminated. The Bank cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would not adversely affect the Bank and the Company.

Prompt Corrective Regulatory Action

     Under the OTS Prompt Corrective Action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has total risk-based capital of less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized," and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration  plan  must be  filed  with  the OTS  within  45 days of the date an institution  receives  notice  that  it  is  "undercapitalized,"  "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS may also take any one of a number of discretionary supervisory actions, including the issuance of a
capital  directive  and  the  replacement  of  senior  executive   officers  and
directors.

Insurance of Deposit Accounts

     The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank.

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

Federal Home Loan Bank System

     The Bank, as a federal association, is required to be a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB of New York, is required to acquire and hold shares of capital stock in that FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. As of December 31, 1997, the Bank was in compliance with this requirement. The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members.

Federal Reserve System

     The Federal Reserve Board regulations require savings institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). At December 31, 1997, the Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OTS.

Holding Company Regulation

     Generally. The Mutual Holding Company and the Company are nondiversified mutual savings and loan holding companies within the meaning of the HOLA. As such, the Mutual Holding Company and the Company are registered with the OTS and are subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Mutual Holding Company and the Company and any nonsavings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, the Company and the Mutual Holding Company are generally not subject to state business organizations law.

     Permitted Activities. Pursuant to Section 10(o) of the HOLA and OTS regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as the Company may engage in the following activities: (i) investing in the stock of a savings association; (ii) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices; (v) furnishing or performing management services for a savings association subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company; (vii) holding or managing properties used or occupied by a savings association subsidiary of such company properties used or occupied by a savings association subsidiary of such company;
(viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; and (x) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (x) above, and has a period of two years to cease any nonconforming activities and divest of any nonconforming investments.

     The HOLA prohibits a savings and loan holding company, including the Company and the Mutual Holding Company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the OTS. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary savings institution, a nonsubsidiary holding company, or a nonsubsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

     The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     Waivers of Dividends by the Mutual Holding Company. OTS regulations require the Mutual Holding Company to notify the OTS of any proposed waiver of its right to receive dividends. The OTS reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members;
(ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction to the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under OTS capital distribution regulations; and (v) in the event the mutual holding company converts to stock form, the appraisal submitted to the OTS in connection with the conversion application takes into account the aggregate amount of the dividends waived by the mutual holding company.

     Conversion of the Mutual Holding Company to Stock Form. OTS regulations and the Plan of Reorganization permit the Mutual Holding Company to undertake a Conversion Transaction. There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to the Company (the "New Holding Company"), the Mutual Holding Company's corporate existence would end, and certain depositors of the Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of Common Stock held by Minority Stockholders would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant an exchange ratio that ensures that after the Conversion Transaction, subject to the Dividend Waiver Adjustment described below and any adjustment to reflect the receipt of cash in lieu of fractional shares, the percentage of the to-be outstanding shares of the New Holding Company issued to Minority Stockholders in exchange for their Common Stock would be equal to the percentage of the outstanding shares of Common Stock held by Minority Stockholders immediately prior to the Conversion Transaction. The total number of shares held by Minority Stockholders after the Conversion Transaction would also be affected by any purchases by such persons in the offering that would be conducted as part of the Conversion Transaction.

     The Dividend Waiver Adjustment would decrease the percentage of the to-be outstanding shares of common stock of the New Holding Company issued to Minority Stockholders in exchange for their shares of Common Stock to reflect (i) the aggregate amount of dividends waived by the Mutual Holding Company and (ii) assets other than Common Stock held by the Mutual Holding Company. Pursuant to the Dividend Waiver Adjustment, the percentage of the to-be outstanding shares of the New Holding Company issued to Minority Stockholders in exchange for their shares of Common Stock would be equal to the percentage of the outstanding shares of Common Stock held by Minority Stockholders multiplied by the Dividend Waiver Fraction. The Dividend Waiver Fraction is equal to the product of (a) a fraction, of which the numerator is equal to the Company's stockholders' equity at the time of the Conversion Transaction less the aggregate amount of dividends waived by the Mutual Holding Company and the denominator is equal to the Company's stockholders' equity at the time of the Conversion Transaction, and
(b) a fraction, of which the numerator is equal to the appraised pro forma market value of the New Holding Company minus the value of the Mutual Holding Company's assets other than Common Stock and the denominator is equal to the pro forma market value of the New Holding Company.

Federal Securities Law

     The Common Stock to be issued in the Offering will be registered with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"). The Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act. Common Stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Company meets specified current public information requirements, each affiliate of the Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

                                    TAXATION

Federal Income Taxes

     General. The Bank is, and the Company will be, subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to the Bank.

     Method of Accounting. For federal income tax purposes, the Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns. The Small Business Protection Act of 1996 (the "1996 Act") eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

     Bad Debt Reserves. Prior to the 1996 Act, the Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at the Bank's taxable income. As a result of the 1996 Act, the Bank must use the specific charge off method in computing its bad debt deduction beginning with its 1996 Federal tax return. In addition, the federal legislation requires the recapture (over a six year period) of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987. The amount of such reserve subject to recapture as of December 31, 1997, was approximately $880,000.

     Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should the Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should the Bank make certain non-dividend distributions or cease to maintain a savings bank charter.

     At December 31, 1997, the Bank's total federal pre-1988 reserve was approximately $3.0 million. This reserve reflects the cumulative effects of federal tax deductions by the Bank for which no federal income tax provision has been made.

     Minimum Tax. The Code imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

     Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At December 31, 1997, the Bank had no net operating loss carryforwards for federal income tax purposes.

     Corporate Dividends-Received Deduction. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

     The Bank is not currently under audit with respect to its federal income tax returns and has not been audited with respect to its federal income tax returns during the past five years.

State and Local Taxation

     State of New Jersey. The Bank files New Jersey income tax returns. For New Jersey income tax purposes, savings institutions are presently taxed at a rate equal to 3% of taxable income. For this purpose, "taxable income" generally means federal taxable income, subject to certain adjustments (including the addition of net interest income on state and municipal obligations). The Bank is not currently under audit with respect to its New Jersey income tax returns.

     The Company will be required to file a New Jersey income tax return because it will be doing business in New Jersey. For New Jersey tax purposes, regular corporations are presently taxed at a rate equal to 9% of taxable income. For this purpose, "taxable income" generally means federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligation). However, if the Company meets certain requirements, it may be eligible to elect to be taxed as a New Jersey Investment Company at a tax rate presently equal to 2.25% (25% of 9%) of taxable income.

                            MANAGEMENT OF THE COMPANY

     The Board of Directors of the Company will consist of nine members and will be divided into three classes and will be elected by the stockholders of the Company, for staggered three year terms and until their successors are elected and qualified. One class of directors, consisting of directors John C. Marsh, Paul J. McGovern and Nelson L. Taylor, Jr. will have terms of office expiring in 2001; a second class, consisting of directors John R. Bowen, Michael J. Widmer and Donald F. Marsh will have terms of office expiring in 1999; and a third class, consisting of directors Anthony V. Caruso, John W. Fox and Neil R. Bryson have terms of office expiring in 2000. Their names and biographical information are set forth under "Management of the Bank--Directors of the Bank."

     The following individuals will hold positions as executive officers of the Company as is set forth below opposite their names.

         Name               Position With the Company
         ----               -------------------------
John R. Bowen.............  President and Chief Executive Officer
Michael J. Widmer.........  Executive Vice President and Chief Financial Officer
Lucille Capece............  Vice President
Brian C. Messett..........  Vice President
Joseph F. Coccaro.........  Treasurer
Leslie C. Whelan..........  Corporate Secretary

     The executive officers of the Company will be elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

     The Board of Directors initially is expected to have, among others, a standing Executive Committee and Finance and Audit Committee. The Company's full Board of Directors will act as the Nominating Committee, or may appoint a
Nominating Committee. The Company does not intend initially to have a compensation committee, as it is not anticipated that the officers of the Company will initially be compensated as such.

     The Executive Committee initially will consist of Directors Fox (who will serve as Chairman), Bowen, Donald F. Marsh and Taylor, Jr. The Executive Committee is expected to meet as necessary when the Board is not in session to exercise general control and supervision in all matters pertaining to the interests of the Company, subject at all times to the direction of the Board of Directors.

     The Finance and Audit Committee initially will consist of Directors Taylor, Jr. (who will serve as Chairman), Caruso, Donald F. Marsh, and McGovern. The Finance and Audit Committee is expected to meet as necessary to review and recommend the independent auditors to be engaged by the Company, to review the audit report with the independent auditors of the Company and to review and approve the internal audit program of the Company.

     None of the executive officers, directors or other personnel have received remuneration from the Company. Information concerning the principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under "Management of the Bank."

                             MANAGEMENT OF THE BANK

Directors of the Bank

     Upon completion of the Reorganization, the directors of the Stock Bank will consist of those persons who currently serve on the Board of Directors of the Bank. The directors of the Stock Bank will have three year terms which will be staggered to provide for the election of approximately one-third of the board members each year. Directors of the Bank will be elected by the Company as sole stockholder of the Stock Bank. The directors and executive officers of the Bank are as follows:

                            Age at                                                           Current
        Name           December 31, 1997           Position           Director Since (1)  Term Expires
---------------------  -----------------  --------------------------  ------------------  ------------
John R. Bowen                 57          Chairman, President and            1973             1999
                                            Chief Executive Officer
Michael J. Widmer             38          Executive Vice President,          1998             1999
                                            Chief Financial Officer
                                            and Director
Neil R. Bryson, DDS           57          Director                           1990             2000
Anthony V. Caruso             71          Director and Legal Counsel         1984(2)          2000
John W. Fox                   60          Director                           1968             2000
Donald F. Marsh               94          Director                           1930             1999
John C. Marsh                 70          Director                           1968             2001
Paul J. McGovern              51          Director                           1988             2001
Nelson L. Taylor, Jr.         67          Director                           1966             2001

----------
(1) Reflects initial appointment to the Board of Directors of the Bank. (2) Also previously served as a director from January 1958 through May 1977.

Executive Officers Who Are Not Directors

     The following table sets forth information regarding the executive officers of the Bank who are not also directors.

                                   Age At
            Name             December 31, 1997       Position With the Bank
     -----------------       -----------------       ----------------------
     Lucille Capece                  53                  Vice President
     Brian C. Messett                37                  Vice President
     Joseph F. Coccaro               40                  Treasurer
     Leslie C. Whelan                34                  Secretary

     The principal occupation during the past five years of each director and executive officer of the Bank is set forth below. All directors have held their present positions for five years unless otherwise stated.

     John R. Bowen is the President, Chief Executive Officer and Chairman of the Board of Directors. Mr. Bowen has been employed by the Bank in various capacities since 1964. Mr. Bowen was elected President and Chief Executive Officer in 1973 and Chairman in 1995. He serves as Vice Chairman of the Board of Trustees of the Rahway Center Partnership, a non-profit community development organization.

     Michael J. Widmer has served as Chief Financial Officer of the Bank since February 1998 and Executive Vice President of the Bank since March 1996. Mr. Widmer is a member of the Board of Trustees of the Union County Arts Center. Mr. Widmer served as President and as a member of the Board of Directors of Chatham Savings Bank in Chatham, New Jersey from 1990 to 1996.

     Neil  R.  Bryson  is  a  Doctor  of  Dental  Surgery,   a  Board  Certified
Periodontist, a Prosthiodontist and a member of the American Dental Association in private practice in Colonia, New Jersey.

     Anthony V. Caruso has served as the Bank's legal counsel since 1963. Mr. Caruso is a practicing attorney with thirty-nine years of experience. Mr. Caruso is a former Municipal Judge of Rahway, New Jersey and is a member of the Board of Governors of The Rahway Hospital.

     John W. Fox is a General Partner of The Linden Investment Co., a real estate investment company. Mr. Fox is Chairman of the Board of Trustees of Children's Specialized Hospital, Mountainside, New Jersey.

     Donald F. Marsh served as Chairman of the Board of Directors of the Bank from 1967 until 1995. Mr. Marsh is retired from the position of President, Chief Executive Officer and a member of the Board of Directors of Boorum & Pease, Co. and subsidiaries, manufacturers of office supplies and equipment.

     John C. Marsh is President and Chief Executive Officer of Consumers International. Prior to that position, Mr. Marsh held various administrative positions in area hospitals. Mr. Marsh is a former Mayor of the City of Rahway, New Jersey.

     Paul J. McGovern is retired from the position of Senior Director of Internal Auditing for Merck & Co., Inc. Mr. McGovern is a Certified Public Accountant. Mr. McGovern is a member of the Board of Trustees of Don Bosco Preparatory School, Ramsey, New Jersey.

     Nelson L. Taylor, Jr. is the President and owner of West End Garage, Inc., a Chrysler Plymouth automobile agency in Rahway, New Jersey. Mr. Taylor is a member of the Board of Governors of The Rahway Hospital.

     Lucille Capece has served as Vice President of Operations of the Bank since 1979.

     Brian C. Messett joined the Bank as Vice President of Lending in August of 1997. Prior to joining the Bank, Mr. Messett was Assistant Vice President of Lending for Spencer Savings Bank, Garfield, New Jersey.

     Joseph F. Coccaro has served as Treasurer of the Bank since 1988.

     Leslie C. Whelan joined the Bank in 1991 and has served as Corporate Secretary since October of 1993.

Meetings of the Board of Directors of the Bank

     The Board of Directors of the Bank meets monthly and may have additional special meetings as may be called by the Chairman or as otherwise provided by the Bank's current Bylaws. During the fiscal year ended December, 1997, the Board held 14 meetings. No director attended fewer than 75% in the aggregate of the total number of meetings of the Board or Board Committees on which such Director served during fiscal 1997.

Directors' Compensation

     During the year ended December 31, 1997, directors of the Bank received a retainer fee of $12,000, plus a fee of $300 per board meeting or committee meeting attended. The Bank provides all employees with medical, dental and life insurance, and also offers these benefits to its directors. During the year ended December 31, 1997, the Bank provided insurance benefits to directors Donald F. Marsh, Taylor, Jr., Bryson, and Caruso of $3,400, $7,400, $10,800, and $10,020 respectively. Employee directors Bowen and Widmer received benefits of $11,300 and $6,500, respectively, pursuant to these plans. The Bank also provides that a director's beneficiary will receive a $10,000 cash payment should the director die while in office.

Executive Compensation

     Summary Compensation Table. The following table sets forth for the year ended December 31, 1997, certain information as to the total remuneration paid by the Bank to the President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer, each of whose salary and bonuses exceeded $100,000 in 1997.

                           Summary Compensation Table

                                                                             Long-Term
                                      Annual Compensation(1)            Compensation Awards
                            ------------------------------------------  -------------------
                                                              Other     Restricted
                                                             Annual        Stock   Options/    All Other
    Name and Principal       Fiscal  Salary($)            Compensation     Award     SARs    Compensation
         Position           Year(1)     (2)     Bonus($)     ($)(3)         ($)       (#)         ($)
--------------------------  -------  ---------  --------  ------------  ---------- --------  ------------
John R. Bowen,                1997    186,200    16,320       --            --         --         --
  President and Chief
  Executive Officer

Michael J. Widmer,            1997     97,000     8,262       --            --         --         --
  Executive Vice President
  and Chief Financial
  Officer

----------
(1) In accordance with the rules on executive officer and director compensation disclosure adopted by the SEC, Summary Compensation information is excluded for the fiscal years ended December 31, 1996 and 1995, as the Bank was not a public company during such periods.

(2) Salary amount for Mr. Bowen includes directors fees of $16,200 for the year ended December 31, 1997.

(3) The Bank also provides certain members of senior management with the use of an automobile, and all employees of the Bank with medical, dental and life insurance. These benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer.

Benefit Plans

     Employment Agreements. The Bank intends to enter into employment agreements with Messrs. Bowen and Widmer and Ms. Capece, each of which will provide for a term of 36 months. On each anniversary date, which under the agreements is defined as the date of the organizational meeting following the Company's annual meeting, the agreement may be extended for an additional twelve months, so that the remaining term shall be approximately three years. If the agreement is not renewed, the agreement will expire 36 months following the anniversary date. The agreement provides for, among other things, base salary (which may be increased, but not decreased), participation in stock benefit plans and other employee and fringe benefits applicable to executive personnel. The agreement provides for termination by the Bank for cause at any time. In the event the Bank terminates the executive's employment for reasons other than for disability, retirement or for cause, or in the event of the executive's resignation from the Bank upon (i) failure to re-elect the executive to his or her current offices, (ii) a material change in the executive's functions, duties or responsibilities, (iii)
liquidation or dissolution of the Bank or Company, (iv) a breach of the agreement by the Bank or, (v) a change in control of the Bank or Company, the executive, or in the event of death, the executive's beneficiary would be entitled to severance pay in an amount equal to three times the annual rate of Base Salary (which includes any salary deferred at the election of Mr. Bowen, Mr. Widmer or Ms. Capece) at the time of termination, plus the highest annual cash bonus paid to him or her during the prior three years. The Bank would also continue the executive's life, health, dental and disability coverage for 36 months from the date of termination. In the event the payments to the executive would include an "excess parachute payment" as defined by Code Section 280G (relating to payments made in connection with a change in control), the payments would be reduced in order to avoid having an excess parachute payment.

     The executive's employment may be terminated upon his/her retirement at age 65, or such later age as consented to by the Bank or in accordance with any retirement policy established by the Bank. Upon the executive's retirement, he/she will be entitled to all benefits available to him/her under any retirement or other benefit plan maintained by the Bank. In the event of the executive's disability for a period of six months, the Bank may terminate the agreement provided that the Bank will be obligated to pay the executive his/her Base Salary for the remaining term of the agreement or one year, whichever is longer, reduced by any benefits paid to the executive pursuant to any disability insurance policy or similar arrangement maintained by the Bank. In the event of the executive's death, the Bank will pay his/her Base Salary to his/her named beneficiaries for one year following his/her death, and will also continue medical, dental, and other benefits to his/her family (as applicable) for one year.

     The employment agreement provides that, following termination of employment, the executive will not compete with the Bank for a period of one year within 25 miles of any existing branch of the Bank or within 25 miles of any office for which the Bank and/or the Company has filed for regulatory approval to establish an office.

     Defined Benefit Pension Plan. The Bank maintains The Retirement Plan for Employees of Axia Federal Savings Bank in RSI Retirement Trust, which is a qualified, tax-exempt defined benefit plan ("Retirement Plan"). All employees age 20 1/2 or older who have worked at the Bank for a period of one year and have been credited with 1,000 or more hours of service with the Bank during the year are eligible to participant in the Retirement Plan provided, however, that leased employees, employees paid on a contract basis and employees in a unit covered by a collective bargaining agreement are not eligible to participate. The Bank annually contributes an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act ("ERISA").

     The regular form of all retirement benefits (normal, early or disability) is guaranteed for the life of the retiree, but not less than 120 monthly installments. For a married participant, the normal form of benefit is a joint and 50% survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime. Alternatively, a participant may elect (with proper spousal consent, if necessary) an optional form of benefit. These optional forms include various annuity forms as well as a lump sum payment. All forms in which a participant's benefit may be paid will be actuarially equivalent to a ten year period certain and life benefit. For an unmarried participant, benefits payable upon death are made in a lump sum.

     The normal retirement benefit payable at the later of age 65 or the fifth anniversary of participation in the plan, is an amount equal to the greater of
(i) 30.5% of a participant's average annual earnings, plus 19.5% of the amount in excess of $10,000, multiplied by a fraction, not to exceed one, the numerator of which is the number of years of the Participant's credited service at normal retirement date and the denominator of which is 30 and (ii) 2% of a participant's average annual earnings multiplied by the participant's years of credited service (up to a maximum of 10 years). Retirement benefits are also payable upon retirement due to early and late retirement or death. A reduced benefit is payable upon early retirement at age 55 and, for employees who first become participants on or after January 1, 1998, ten years of credited service, or after the sum of the participant's attained age and vested service equals 75. Upon termination of employment other than as specified above, a participant who is employed on or after January 1, 1998 and has five years of vested service after age 18 is eligible to receive his or her accrued benefit commencing, generally, on such participant's normal retirement date. (Employees employed prior to January 1, 1998 are eligible to receive a vested retirement benefit that vests after age 18 over a five year period at a rate of 20% per year, beginning in the second year of service, until a participant is 100% vested after five years). For the plan year ended December 31, 1997, the Bank made a contribution to the Retirement Plan of $144,567.

     The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1997, expressed in the form of a single life annuity for the average salary and benefit service classifications specified below.

High Five-Year          Years of Service and Benefit Payable at Retirement
    Average       --------------------------------------------------------------
 Compensation        15         20         25         30         35         40
--------------    --------------------------------------------------------------
   $ 50,000       $11,525    $15,367    $19,208    $23,050    $23,050    $23,050
     75,000        17,775     23,700     29,625     35,550     35,550     35,550
    100,000        24,025     32,033     40,042     48,050     48,050     48,050
    125,000        30,275     40,367     50,458     60,550     60,550     60,550
    160,000        39,025     52,033     65,042     78,050     78,050     78,050

     The maximum annual compensation which may be taken into account under the Internal Revenue Code, as amended (the "Code") for calculating contributions under qualified defined benefit plans such as the Retirement Plan is currently $160,000. As of December 31, 1997, Messrs. Bowen and Widmer had 33 years and two years, respectively, of credited service (i.e., benefit service), under the plan.

Employee Stock Ownership Plan and Trust

     The Bank intends to implement the ESOP in connection with the Reorganization. Employees with at least one year of employment in which they complete 1000 hours of service for the Bank and who have attained age 21 are eligible to participate. As part of the Reorganization, the ESOP intends to borrow funds from the Company and use those funds to purchase up to 8% of the Common Stock to be sold in the Offering. Collateral for the loan will be the common stock purchased by the ESOP. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of not less than ten years. It is anticipated that the interest rate for the loan will be a floating rate equal to the Prime Rate. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.

     Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Participants in the ESOP will receive credit for service prior to the effective date of the ESOP. Benefits generally vest after five years of credited service, upon normal retirement (as defined in the ESOP), early retirement, disability or death of the participant. A participant who terminates employment for reasons other than death, retirement, or disability prior to five years of credited service will forfeit his benefits under the ESOP. Benefits will be payable in the form of common stock and/or cash upon death, retirement, early retirement, disability or separation from service. The Bank's contributions to the ESOP are discretionary, subject to the loan terms and tax law limits, and, therefore, benefits payable under the ESOP cannot be estimated. Pursuant to The American Institute of Certified Public Accountants Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans," the Bank is required to record compensation expense in an amount equal to the fair market value of the shares released from the suspense account each year.

     In connection with the establishment of the ESOP, the Bank will establish a committee of non-employee directors to administer the ESOP. The Bank will either appoint its non-employee directors or an independent financial institution to serve as trustee of the ESOP. The ESOP Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares, and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

     Stock Option Plan. At a meeting of the Company's shareholders to be held no earlier than six months after the completion of the Offering, the Board of Directors intends to submit for shareholder approval a stock option plan for directors and officers of the Bank and of the Company (the "Stock Option Plan"). If approved by the shareholders, Common Stock in an aggregate amount equal to 10% of the shares sold in the Offering would be reserved for issuance by the Company upon the exercise of the stock options granted under the Stock Option Plan. Ten percent of the shares issued in the Offering would amount to 117,853 shares, 138,650 shares, 159,448 shares or 183,365 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. No options would be granted under the Stock Option Plan until the date on which shareholder approval is received.

     It is anticipated that options would be granted for terms of approximately 10 years. Options granted under the Stock Option Plan would be adjusted for capital changes such as stock splits and stock dividends. Awards would be 100% vested upon termination of employment due to death or disability, and if the Stock Option Plan is adopted more than 12 months after the Offering, awards may be 100% vested upon normal retirement or a change in control of the Bank or the Company. Under OTS rules, if the Stock Option Plan is implemented within the first 12 months after the Offering, no individual officer may receive more than 25% of the awards under the plan, no outside director may receive more than 5% of the awards under the plan, all outside directors as a group may receive no more than 30% of the awards under the plan in the aggregate, the exercise price of the options must be equal to the fair market value of the shares on the date of grant, options may become exercisable at a rate of no more than 20% at the end of each 12 months of service with the Bank after the date of grant (subject to early vesting only in the event of death or disability), and the plan must be approved by a majority of Minority Stockholders.

     The Stock Option Plan would be administered by a Committee of non-employee members of the Company's Board of Directors. Options granted under the Stock Option Plan to employees could be "incentive" stock options designed to result in a beneficial tax treatment to the employee but no tax deduction to the Company. Non-qualified stock options could also be granted under the Stock Option Plan and would be granted to the non-employee directors who receive grants of stock options. In the event an option recipient terminated his employment or service as an employee or director, the options would terminate during certain specified periods.

     Recognition and Retention Plan. At a meeting of the Company's shareholders to be held no earlier than six months after the completion of the Offering, the Board of Directors also intends to submit a Recognition and Retention Plan (the "Recognition Plan") for shareholder approval. The Recognition Plan will provide the Bank's directors and officers an ownership interest in the Company in a manner designed to encourage them to continue their service with the Bank. The Bank will contribute funds to the Recognition Plan from time to time to enable it to acquire an aggregate amount of common stock equal to up to 4% of the shares of Common Stock sold in the Offering, either directly from the Company or in open market purchases. Four percent of the shares issued in the Offering would amount to 47,141 shares, 55,460 shares, 63,779 or 73,346 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. In the event that additional authorized but unissued shares would be acquired by the Recognition Plan after the Offering, the interests of existing shareholders would be diluted. The executive officers and directors will be awarded common stock under the Recognition Plan at no cost to them. No awards under the Recognition Plan would be made until the date the Recognition Plan is approved by the Company's shareholders.

     Awards under the Recognition Plan would be nontransferable and nonassignable, and during the lifetime of the recipient could only be earned by him. Awards would be adjusted for capital changes such as stock dividends and stock splits and would be 100% vested upon termination of employment due to death or disability. If the Recognition Plan is adopted more than 12 months after the Offering, awards may be 100% vested upon normal retirement or a change in control of the Bank or the Company. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service is terminated for cause (as defined in the Recognition Plan), shares not already delivered under the Recognition Plan would be forfeited.

     Under OTS rules, if the Recognition Plan is implemented within the first 12 months after the Offering, no individual officer may receive more than 25% of the awards under the plan, no outside director may receive more than 5% of the awards under the plan, all outside directors as a group may receive no more than 30% of the awards under the plan in the aggregate, awards may vest at a rate of no more than 20% at the end of each 12 months of service with the Bank after the date of grant (subject to early vesting only in the event of death or disability), and the plan must be approved by a majority of Minority Stockholders.

     When shares become vested under the Recognition Plan, the participant will recognize income equal to the fair market value of the common stock earned, determined as of the date of vesting, unless the recipient makes an election under ss. 83(b) of the Code to be taxed earlier. The amount of income recognized by the participant would be a deductible expense for tax purposes for the Company. If the Recognition Plan is implemented within one year following the Offering, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. If the Recognition Plan is adopted within one year following the Offering, shares not yet vested under the Recognition Plan will be voted by the trustee of the Recognition Plan, taking into account the best interests of the recipients of the Recognition Plan awards. If the Recognition Plan is adopted more than one year following the Offering, dividends declared on unvested shares will be distributed to the participant when paid, and the participant will be entitled to vote the unvested shares.

Transactions With Certain Related Persons

     The Bank offers to directors, officers, and employees real estate mortgage loans secured by their principal residence. All loans to the Bank's directors, officers and employees are made on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions, and do not involve more than minimal risk of collectibility.

     Director Anthony V. Caruso has served as the Bank's legal counsel since 1963. During the year ended December 31, 1997 the Bank paid $61,100 in legal fees to Mr. Caruso.

                           PARTICIPATION BY MANAGEMENT

     The following table sets forth information regarding intended Common Stock subscriptions by each of the Directors and executive officers of the Bank and Directors of the Company who do not serve as directors of the Bank and their families, and by all such Directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. This table excludes shares to be purchased by the ESOP, as well as any Recognition Plan awards or stock option grants that may be made no earlier than six months after the completion of the Reorganization. See "Management of the Bank--Employee Stock Ownership Plan and Trust--Recognition and Retention Plan" and "--Stock Option Plan."

                                                                                    Percent of
                                                                                  Shares Issued
                                                                 Aggregate Price      in the
        Name             Position With the Bank    Total Shares     of Shares      Offering(1)
---------------------  --------------------------  ------------  ---------------  -------------
John R. Bowen          Chairman, President and        10,000         $100,000           *
                         Chief Executive Officer
Michael J. Widmer      Executive Vice President,       7,500           75,000           *
                         Chief Financial Officer
                         and Director
Neil R. Bryson, DDS    Director                       10,000          100,000           *
Anthony V. Caruso      Director and Legal Counsel      1,000           10,000           *
John W. Fox            Director                        2,500           25,000           *
Donald F. Marsh        Director                        1,000           10,000           *
John C. Marsh          Director                        2,000           20,000           *
Paul J. McGovern       Director                       10,000          100,000           *
Nelson L. Taylor, Jr.  Director                       10,000          100,000           *

All directors and executive officers                  54,000          540,000          3.9%
  as a group (13 persons)

----------------
 *   Less than 1%.
(1)  At the midpoint of the Offering Range.

                         THE REORGANIZATION AND OFFERING

     THE BOARD OF DIRECTORS OF THE BANK, AND THE OTS, HAVE APPROVED THE PLAN OF REORGANIZATION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY.

General

     On October 15, 1997, the Board of Directors of the Bank adopted the Plan of Reorganization, pursuant to which the Bank will be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Plan of Reorganization was approved by the OTS, subject to, among other things, approval of the Plan of Reorganization by the Bank's members. The Special Meeting of Members has been called for this purpose.

     Pursuant to the Plan of Reorganization, the Reorganization will be effected as follows or in any other manner that is consistent with applicable federal law and regulations and the intent of the Plan of Reorganization.

     (i) the Bank will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim One");

     (ii) Interim One will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim Two");

     (iii)  Interim One will organize the Company as a wholly-owned subsidiary;

     (iv) the Bank will exchange its charter for a federal stock savings bank charter and Interim One will exchange its charter for a federal mutual holding company charter to become the Mutual Holding Company;

     (v) simultaneously with step (iv), Interim Two will merge with and into the Bank with the Bank as the resulting institution;

     (vi) all of the initially issued stock of the Bank will be transferred to the Mutual Holding Company in exchange for membership interests in the Mutual Holding Company;

     (vii) the Mutual Holding Company will contribute the capital stock of the Bank to the Company, and the Bank will become a wholly-owned subsidiary of the Company; and

     (viii) contemporaneously with the Reorganization, the Company will sell the shares of Common Stock in the Offering.

     The Company expects to receive the approval of the OTS to become a savings and loan holding company and to own all of the common stock of the Bank. The Company intends to contribute at least 50% of the net proceeds of the Offering to the Bank. The Reorganization will be effected only upon completion of the sale of all of the shares of Common Stock to be issued pursuant to the Plan.

     The Plan provides generally for consummation of the Reorganization in accordance with the steps set forth above. As part of the Reorganization the Company will offer shares of Common Stock for sale in the Subscription Offering to Eligible Account Holders, the Bank's ESOP, Supplemental Eligible Account Holders and Other Members. Subject to the prior rights of these holders of subscription rights, the Company may offer Common Stock for sale in a Community Offering that may commence anytime subsequent to the commencement of the Subscription Offering to certain members of the general public, with a preference given to natural persons residing in the Community. The Bank has the right to accept or reject, in its sole discretion, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering. The Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended by the OTS. See "--Community Offering."

     The number of shares of Common Stock to be issued in the Offering will be determined based upon an independent appraisal of the estimated pro forma market value of the Common Stock of the Company. All shares of Common Stock to be issued and sold in the Offering will be sold at the same price. The Independent Valuation will be updated and the final number of the shares to be issued in the Offering will be determined at the completion of the Offering. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the Common Stock.

     This summary of the Reorganization is qualified in its entirety by reference to the provisions of the Plan of Reorganization. A copy of the Plan of Reorganization is available for inspection at each branch of the Bank and at the Northeast Region and Washington, D.C. offices of the OTS. The Plan of Reorganization is also filed as an Exhibit to the Application to Convert from Mutual to Stock Form of which this Prospectus is a part, copies of which may be obtained from the OTS. See "Additional Information."

Purposes of the Reorganization

     In adopting the Plan of Reorganization, the Board of Directors unanimously determined that the Reorganization is in the best interest of the Bank. The primary purpose of the Reorganization is to establish a structure that will enable the Bank to compete and expand more effectively in the financial services marketplace, and that will enable the Bank's depositors, borrowers, employees, management and directors to obtain an equity ownership interest in the Bank. The holding company structure permits the Company to issue capital stock, which is a source of capital not available to mutual savings banks. Since the Company is not offering all of its common stock for sale to depositors, borrowers and the public in the Offering (but is issuing a majority of its stock to the Mutual Holding Company in accordance with OTS regulations), the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization, however, will also offer the Bank the opportunity to raise additional capital since the stock held by the Mutual Holding Company will be available for sale in the future in the event of the Mutual Holding Company decides to convert to the capital stock form of organization. See "Regulation--Holding Company Regulation--Conversion of the Mutual Holding Company to Stock Form."

     The Reorganization will also provide greater flexibility to structure and finance the expansion of the Company's operations, including the potential acquisition of other financial institutions, and to diversify into other financial services. The holding company form of organization is expected to provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although the Bank and the Company have no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. Lastly, the Reorganization will enable the Bank to better manage its capital by giving broader investment opportunities through the holding company structure, and enable the Company to distribute capital to its stockholders in the form of dividends. Because only a minority of the common stock will be offered for sale in the Offering, the current mutual form of ownership and ability to remain an independent savings bank and to provide community-oriented financial services will be preserved through the mutual holding company structure.

     The Board of Directors believes that these advantages outweigh the potential disadvantages of the mutual holding company structure, which may include: (i) the inability of stockholders other than the Mutual Holding Company to obtain majority ownership of the Company and the Bank, which may result in the perpetuation of the management and Board of Directors of the Bank and the Company; and (ii) that the mutual holding company structure is a relatively new form of corporate ownership, and new regulatory policies relating to the mutual interest in the Mutual Holding Company that may be adopted from time-to-time may have an adverse impact on minority stockholders. A majority of the voting stock of the Company will be owned by the Mutual Holding Company, which is a mutual institution that will be controlled by members. While this structure will permit management to focus on the Company's and the Bank's long-term business strategy for growth and capital redeployment, it will also serve to perpetuate the existing management and directors of the Bank. The Mutual Holding Company will be able to elect all members of the Board of Directors of the Company, and will be able to control the outcome of all matters presented to the stockholders of the Company for resolution by vote except for certain matters that must be approved by more than a majority of stockholders of the Company. No assurance can be given that the Company will not take action adverse to the interests of the Minority Stockholders.

     The Reorganization does not preclude the Reorganization of the Mutual Holding Company from the mutual to stock form of organization. A conversion of the Mutual Holding Company from the mutual to stock form of organization is not anticipated for the foreseeable future. See "Regulation--Holding Company Regulation--Conversion of the Mutual Holding Company to Stock Form."

Approvals Required

     The affirmative vote of a majority of the total eligible votes of the members of the Bank at the Special Meeting of Members is required to approve the Plan of Reorganization. Consummation of the Reorganization is also subject to the approval of the OTS.

Effects of Reorganization on Depositors, Borrowers and Members

     General. Following the completion of the Reorganization, all members of the Bank as of the effective date of the Reorganization will become members of the Mutual Holding Company so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors subsequent to the Reorganization will become members of the Mutual Holding Company.

     Continuity. While the Reorganization is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the OTS and the FDIC. After the Reorganization, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff. The directors serving the Bank at the time of the Reorganization will serve as directors of the Bank after the Reorganization.

     Effect on Deposit Accounts. Under the Plan of Reorganization, each depositor in the Bank at the time of the Reorganization will automatically continue as a depositor after the Reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the Reorganization. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     Effect on Loans. No loan outstanding from the Bank will be affected by the Reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Reorganization.

     Effect on Voting Rights of Members. At present, all depositors of the Bank and certain borrowers of the Bank are members of, and have voting rights in, the Bank as to all matters requiring membership action. Upon completion of the Reorganization, all voting rights in the Bank will be vested in the Company as the sole shareholder of the Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Exclusive voting rights with respect to the Mutual Holding Company will be vested in the Mutual Holding Company's members (i.e., the Bank's depositors and certain borrowers).

     Tax Effects. The Bank will receive an opinion with regard to federal and state income taxation to the effect that the adoption and implementation of the Plan of Reorganization will not be taxable for federal or state income tax purposes to the Bank, the Mutual Holding Company, members of the Bank, eligible account holders or the Company. See "--Tax Effects of the Reorganization."

     Effect on Liquidation Rights. Were the Bank to liquidate prior to the Reorganization, all claims of creditors of the Bank, including those of depositors to the extent of their deposit balances, would be paid first. In the unlikely event that the Bank were to liquidate after Reorganization and Offering, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock.

Stock Pricing and Number of Shares to be Issued

     The Plan of Reorganization and federal regulations require that the aggregate purchase price of the Common Stock in the Offering must be based on the appraised pro forma market value of the Common Stock, as determined by an independent valuation (the "Independent Valuation"). The Bank has retained FinPro, Inc. ("FinPro") to make such valuation. For its services in making such appraisal, FinPro will receive a fee of $13,500 (which amount does not include a fee of $11,000 to be paid to FinPro for assistance in preparation of a business plan). The Bank and the Company have agreed to indemnify FinPro and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where FinPro's liability results from its negligence or bad faith.

     The Independent Valuation was prepared by FinPro in reliance upon the information contained in the Prospectus, including the Consolidated Financial Statements. FinPro also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Bank and the economic and demographic conditions in the Bank's existing marketing area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other publicly traded savings institutions located in the mid-Atlantic region and on a national basis; the aggregate size of the Offering; the impact of the consolidated stockholders' equity and earnings potential; the proposed dividend policy of the Company; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

     The Independent Valuation, however, is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. FinPro did not independently verify the Consolidated Financial Statements and other information provided by the Bank, nor did FinPro value independently the assets or liabilities of the Bank. The Independent Valuation considers the Bank as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the Offering will thereafter be able to sell such shares at prices at or above the Purchase Price.

     The Independent Valuation states that as of March 16, 1998, the estimated pro forma market value of the Common Stock ranged from a minimum of $25,075,000 to a maximum of $33,925,000 with a midpoint of $29,500,000 (the "Estimated Valuation Range"). The Board of Directors reviewed the Independent Valuation and, in particular, considered (i) the Bank's financial condition and results of operations for the year ended December 31, 1997, (ii) financial comparisons of the Bank in relation to financial institutions of similar size and asset quality, and (iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the Independent Valuation. The Board also reviewed the methodology and the assumptions used by FinPro in preparing the Independent Valuation. The Bank's Board of Directors determined to offer the shares in the Offering for the Subscription Price of $10.00 per share. Based on the Estimated Valuation Range and the Subscription Price, the number of shares of Common Stock that the Company will issue will range from 2,507,500 shares to 3,392,500 shares, with a midpoint of 2,950,000 shares. The Bank's Board of Directors determined to offer 47% of such shares in the Offering, or between 1,178,525 shares and 1,594,475 shares with a midpoint of 1,386,500 shares (the "Offering Range"). The 53% of the to-be outstanding shares of Common Stock that are not sold in the Offering will be issued to the Mutual Holding Company.

     Following commencement of the Subscription Offering, the Independent Appraisal may be updated and the Estimated Valuation Range may be amended, if necessitated by subsequent developments in the financial condition of the Bank, market conditions generally, or the results of the Offering. The maximum of the Estimated Valuation Range may be increased by up to 15% to up to $39,013,750, which will result in a corresponding increase in the maximum of the Offering Range to up to 1,833,646 shares without the resolicitation of subscribers. The minimum of the Estimated Valuation Range and the minimum of the Offering Range may not be decreased without a resolicitation of subscribers. If the update to the Independent Valuation at the conclusion of the Offering results in an increase in the maximum of the Estimated Valuation Range to more than $39,013,750, or a decrease in the minimum of the Estimated Valuation Range to less than $25,075,000, then the Company, after consulting with the OTS, may terminate the Plan of Reorganization and return all funds promptly with interest at the Bank's passbook rate of interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new Subscription Offering, Community Offering, or both, establish a new Estimated Valuation Range and Offering Range, commence a resolicitation of subscribers, or take such other actions as permitted by the OTS in order to complete the Reorganization and the Offering. If a resolicitation is commenced, unless subscribers respond affirmatively by the close of the resolicitation period as to which all subscribers would be notified, all funds will be promptly returned, with interest, to subscribers as described above. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the OTS for periods of up to 90 days through no later than June 24, 2000.

     An increase in the Independent Valuation and the number of shares to be issued in the Reorganization would decrease both a subscriber's ownership interest and the Company's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the Independent Valuation and the number of shares to be issued in the Reorganization would increase both a subscriber's ownership interest and the Company's pro forma earnings and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

     Copies of the appraisal report of FinPro and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and the other locations specified under "Additional Information."

     No sale of shares of Common Stock may be consummated unless, prior to such consummation, FinPro confirms to the Bank and the OTS that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro to conclude that the Independent Valuation is incompatible with its estimate of the pro forma market value of the Common Stock of the Company at the conclusion of the Offering. If such confirmation is not received, the Bank may extend the Offering, reopen or begin a new offering, establish a new Estimated Valuation Range and begin a resolicitation of all purchasers with the approval of the OTS or take such other actions as permitted by the OTS in order to complete the Offering.

Subscription Offering and Subscription Rights

     In accordance with the Plan of Reorganization, rights to subscribe for the purchase of Common Stock in the Subscription Offering have been granted under the Plan of Reorganization in the following order of descending priority. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum, minimum, and overall purchase limitations set forth in the Plan of Reorganization and as described below under "--Limitations on Common Stock Purchases."

     Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50 or more (a "Qualifying Deposit") as of September 30, 1996 (the "Eligibility Record Date," and such account holders, "Eligible Account Holders") will receive nontransferable subscription rights to subscribe in the Subscription Offering for Common Stock equal to up to the greater of $100,000, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the aggregate number of shares of Common Stock issued in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitation and exclusive of shares purchased by the ESOP from any increase in the shares offered pursuant to an increase in the maximum of the Offering Range. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares (except for additional shares issued to the ESOP upon an increase in the maximum of the Offering Range) will be allocated to each subscribing Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his aggregate Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

     To ensure proper allocation of stock, each Eligible Account Holder must list on his Order Form all deposit accounts in which he has an ownership interest on the Eligibility Record Date. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. Neither the Company nor the Bank nor any of their agents shall be responsible for orders on which all Qualifying Deposit accounts have not been fully and accurately disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding the Eligibility Record Date.

     Priority 2: Employee Plans. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP will receive nontransferable subscription rights to purchase Common Stock in the Offering on behalf of ESOP participants subject to the purchase limitations described herein. The ESOP intends to subscribe for up to 8% of the Common Stock issued in the Offering. The right of the Employee Plans to subscribe for shares is subordinate to the right of the Eligible Account Holders to subscribe for shares, except that the ESOP shall have first priority to purchase shares issued in excess of the maximum of the Offering Range in the event of an increase in the maximum of the Estimated Valuation Range and the maximum of the Offering Range.

     Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the ESOP, each depositor with a Qualifying Deposit as of March 31, 1998 (the "Supplemental Eligibility Record Date") who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive nontransferable subscription rights to subscribe in the Subscription Offering for Common Stock equal to the greater of $100,000, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the aggregate number of shares of Common Stock issued in the Offering, by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitation. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder and whose subscription remains unfilled in the proportion that the amount of his Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

     To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his Order Form all deposit accounts in which he has an ownership interest on the Supplemental Eligibility Record Date. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. Neither the Company nor the Bank nor any of their agents shall be responsible for orders on which all Qualifying Deposit accounts have not been fully and accurately disclosed.

     Priority 4: Other Members. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Employee Plans, and Supplemental Eligible Account Holders, each depositor on the Voting Record Date and each borrower of the Bank as of December 10, 1986 whose loans are outstanding as of the Voting Record Date ("Other Members") who are not Eligible Account Holders or Supplemental Eligible Account Holders, will receive nontransferable subscription rights to subscribe in the Subscription Offering for $100,000 of Common Stock, subject to the overall purchase limitation. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated in proportion to the amounts of the subscriptions.

     Expiration Date for the Subscription Offering. The Subscription Offering will expire on June 17, 1998, unless extended for up to 45 days or such additional periods by the Bank with the approval of the OTS, if necessary (as so extended, the "Expiration Date"). The Bank and the Company are not required to give subscribers notice of any such extension. Subscription rights which have not been exercised prior to the Expiration Date will become void.

     Members in Nonqualified States or Foreign Countries. The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan of Reorganization reside. However, the Company is not required to offer stock in the Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside; or
(ii) the Company determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request that the Company or its officers or directors, under the securities laws of such state, register as a broker, dealer, salesman or selling agent or to register or otherwise qualify the subscription rights or Common Stock for sale or subject any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Company will base its decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts being held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

Community Offering

     Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. If a Community Offering is conducted, it will be for a period of not more than 45 days unless extended by the Company and the Bank, and may commence anytime subsequent to the commencement of the Subscription Offering. The Common Stock will be offered and sold in the Community Offering, in accordance with OTS regulations, so as to achieve the widest distribution of the Common Stock. No person, by himself or herself, or with an associate or group of persons acting in concert, may subscribe for or purchase more than $200,000 of Common Stock offered in the Community Offering. Further, the Company may limit total subscriptions so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of Common Stock. Finally, the Company may reserve shares offered in the Community Offering for sales to institutional investors.

     In the event of an oversubscription for shares in the Community Offering, shares may be allocated in the sole discretion of the Bank (to the extent shares remain available) first to cover orders of natural persons residing in the Bank's local community of the New Jersey Counties of Union and Middlesex (the "Community"), then to cover the orders of any other person subscribing for shares in the Community Offering so that each such person may receive 1,000 shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions.

     The terms "residence," "reside," "resided" or "residing" as used herein with respect to any person shall mean any person who occupied a dwelling within the Bank's Community, has an intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

     The  Bank  and  the  Company,   in  their  sole   discretion,   may  reject
subscriptions, in whole or in part, received from any person.

Syndicated Community Offering

     Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers, which may include Ryan Beck, to be managed by Ryan Beck in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the Bank and the Company in a manner that is intended to achieve the widest distribution of the Common Stock subject to the rights of the Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. It is expected that the Syndicated Community Offering, if any, will commence as soon as practicable after termination of the Subscription Offering and the Community Offering. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. The Company will pay a fee of up to 5.5% of the total dollar amount of the Common Stock sold by selected dealers.

     If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and any Community Offering, the Boards of Directors of the Bank and the Company will seek to make other arrangements to sell the remaining shares. Such other arrangements will be subject to OTS approval and to compliance with applicable state and federal securities laws.

Plan of Distribution and Selling Commissions

     Offering materials for the Offering initially have been distributed to certain persons by mail, with additional copies made available at the Bank's offices and by Ryan Beck. All prospective purchasers are to send payment along with a properly completed Order Form directly to the Bank, where such funds will be held in a segregated special escrow account and not released until the Offering is completed or terminated.

     To assist in the marketing of the Common Stock, the Bank and the Company have retained Ryan Beck, a broker-dealer registered with the National Association of Securities Dealers, Inc. (the "NASD"). Ryan Beck will provide advisory assistance and assist the Bank in the Offering as follows: (i) in training  and  educating  the  Bank's  employees  regarding  the  mechanics  and regulatory requirements of the Reorganization; (ii) in conducting any informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in the Bank's local communities; and (iv) keeping records of all orders for Common Stock. For these services, Ryan Beck will receive an advisory and marketing fee of $135,000. The Bank has made an advance payment to Ryan Beck in the amount of $25,000. Offers and sales in the Offering will be on a best efforts basis and, as a result, Ryan Beck is not obligated to purchase Shares of the Common Stock in the Offering.

     The Bank also will reimburse Ryan Beck for its reasonable out-of-pocket expenses associated with its marketing effort, the estimated maximum of which are $35,000 (including legal fees up to a maximum of $25,000). The Bank and the Company will indemnify Ryan Beck against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the Common Stock, including liabilities under the Securities Act of 1933.

     Certain directors and executive officers of the Company and Bank may participate in the solicitation of offers to purchase Common Stock. Such persons will be reimbursed by the Bank for their reasonable out-of-pocket expenses, including, but not limited to, de minimis telephone and postage expenses, incurred in connection with such solicitation. Other regular, full-time employees of the Bank may participate in the Offering but only in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in the Prospectus or other offering documents, and no offers or sales may be made by tellers or at the teller counter. All sales activity will be conducted in a segregated or separately identifiable area of the Bank's offices apart from the area accessible to the general public for the purpose of making deposits or withdrawals. Other questions of prospective purchasers will be directed to executive officers or registered representatives. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

Procedure for Purchasing Shares

     Expiration Date. The Offering will terminate at 10:00 a.m., New Jersey time, on June 17, 1998, unless extended by the Company, with prior approval of the OTS, if required, for up to an additional 45 days. The Company may extend the Offering in its sole discretion, without further approval or additional notice to purchasers in the Offering. Any extension of the Offering beyond the Expiration Date would be subject to OTS approval and potential purchasers would be given the right to increase, decrease, or rescind their orders for Common Stock. If the minimum number of shares offered in the Offering (1,178,525 shares) is not sold by the Expiration Date the Company may terminate the Offering and promptly refund all orders for Common Stock. If the number of shares is reduced below the minimum of the Offering Range, purchasers will be given an opportunity to increase, decrease, or rescind their orders.

     To ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of an Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will be distributed only with a Prospectus.

     The Company reserves the right in its sole discretion to terminate the Offering at any time and for any reason, in which case the Company will promptly return all purchase orders, plus interest at its current passbook rate from the date of receipt and cancel all authorized withdrawals from savings accounts.

     Use of Order Forms. In order to purchase the Common Stock, each purchaser must complete an Order Form, except for certain persons purchasing in the Syndicated Community Offering as more fully described above. Incomplete Order Forms will not be accepted. Any person receiving an Order Form who desires to purchase Common Stock must do so by delivering (by mail or in person) to the Company a properly executed and completed Order Form, together with full payment for the shares purchased, which must be received by the Company prior to 10:00 a.m., New Jersey time on June 17, 1998. Once tendered, an Order Form cannot be modified or revoked without the consent of the Company. The Company reserves the absolute right, in its sole discretion, to reject orders received in the Community Offering, in whole or in part, at the time of receipt or at any time prior to completion of the Offering. Each person ordering shares is required to represent that he is purchasing such shares for his own account and that he has no agreement or understanding with any person for the sale or transfer of such shares. The interpretation by the Company of the terms and conditions of the Plan of Reorganization and of the acceptability of the Order Forms will be final.

     Payment for Shares. Payment for all shares will be required to accompany all completed Order Forms for the purchase to be valid. Payment for shares may be made by (i) cash, (ii) check or money order made payable to the Company, or
(iii) authorization of withdrawal from savings accounts (including certificates of deposit) maintained with the Bank. Appropriate means by which such withdrawals may be authorized are provided in the Order Forms. Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the Offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the Offering is completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at the passbook rate subsequent to the withdrawal. In the case of payments made by cash, check or money order, such funds will be placed in a segregated savings account and interest will be paid by the Bank at the current passbook rate per annum, from the date payment is received until the Offering is completed or terminated. An executed Order Form, once received by the Bank, may not be modified, amended or rescinded without the consent of the Bank, unless the Offering is not completed by the Expiration Date, in which event purchasers may be given the opportunity to increase, decrease, or rescind their orders for a specified period of time.

     A depositor interested in using his or her IRA funds to purchase Common Stock must do so through a self-directed IRA. Since the Bank does not offer such accounts, it will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program without early withdrawal penalties with the agreement that such funds will be used to purchase the Common Stock in the Offering. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the Common Stock in a self- directed account in the same manner as the Bank now holds the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in a Bank IRA to purchase Common Stock should contact the Stock Information Center at the Bank as soon as possible so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date.

     In  addition,   the  provisions  of  ERISA  and  Internal  Revenue  Service
("Service") regulations require that executive officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of Common Stock in the Offering, make such purchase for the exclusive benefit of the IRA participant.

     The ESOP will not be required to pay for shares purchased until consummation of the Offering, provided that there is in force from the time the order is received a loan commitment from an unrelated financial institution or the Company to lend to the ESOP the necessary amount to fund the purchase.

     Delivery of Stock Certificates. Certificates representing Common Stock issued in the Offering and Bank checks representing interest paid on subscriptions made by cash, check, or money order will be mailed by the Bank to the persons entitled thereto at the address noted on the Order Form, as soon as practicable following consummation of the Offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the Bank until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to purchasers, purchasers may not be able to sell the shares of stock which they ordered. Regulations prohibit the Bank from lending funds or extending credit to any persons to purchase Common Stock in the Offering.

     Other Restrictions. Notwithstanding any other provision of the Plan of Reorganization, no person is entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal or state law or regulation (including state "blue-sky" registrations), or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. The Bank and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any such purchase order if such opinion is not timely furnished.

Restrictions on Transfer of Subscription Rights and Shares

     Prior to the completion of the Reorganization, OTS conversion regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Reorganization or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Reorganization.

     The Bank and the Company will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

Limitations on Common Stock Purchases

     The following additional limitations have been imposed upon purchases of shares of Common Stock. Defined terms used in this section and not otherwise defined in this Prospectus shall have the meaning set forth in the Plan of Reorganization. In all cases, the Bank shall have the right, in its sole discretion, to determine whether prospective purchasers are "Associates," or "Acting in Concert" as defined by the Plan and in interpreting any and all other provisions of the Plan. All such determinations are in the sole discretion of the Bank, and may be based on whatever evidence the Bank chooses to use in making any such determination.

     (1) The aggregate amount of outstanding Common Stock of the Company owned or controlled by persons other than Mutual Holding Company at the close of the Offering shall not exceed 49.9% of the Company's total outstanding Common Stock.

     (2) Except for the ESOP, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may in their capacities as such purchase in the Subscription Offering more than $100,000 of Common Stock, and no person or group of persons Acting in Concert may purchase more than $200,000 of Common Stock issued in the Offering to Persons other than the Mutual Holding Company, except that: (i) the Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5% of the number of shares issued in the Offering or decrease such maximum aggregate purchase limitation to 1% of the number of shares issued in the Offering; (ii) Tax-Qualified Employee Plans may purchase up to 10% of the shares issued in the Offering; and (iii) for purposes of this paragraph shares to be held by any Tax-Qualified Employee Plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

     (3) The aggregate amount of Common Stock acquired in the Offering by all Management Persons and their Associates, exclusive of any stock acquired by such persons in the secondary market, shall not exceed 31% of the outstanding shares of Common Stock of the Company held by persons other than the Mutual Holding Company at the close of the Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph or under the provisions of paragraph 4 below, shares held by any Tax-Qualified Employee Benefit Plan or any Non-Tax-Qualified Employee Benefit Plan of the Bank that are attributable to such persons shall not be counted.

     (4) The aggregate amount of Common Stock acquired in the Offering by all Management Persons and their Associates, exclusive of any common stock acquired by such persons in the secondary market, shall not exceed 31% of the stockholders' equity of the Bank. In calculating the number of shares held by Management Persons and their Associates under this paragraph or under the provisions of paragraph 3 of this section, shares held by any Tax-Qualified Employee Benefit Plan or any Non-Tax-Qualified Employee Benefit Plan of the Bank that are attributable to such persons shall not be counted.

     (5) The Boards of Directors of the Bank and the Company may, in their sole discretion, increase the maximum purchase limitation to up to 9.9%, provided that orders for Common Stock in excess of 5% of the number of shares of Common Stock issued in the Offering shall not in the aggregate exceed 10% of the total shares of common stock issued in the Offering (except that this limitation shall not apply to purchases by Tax-Qualified Employee Plans). If such 5% limitation is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Company and the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Common Stock under this provision will be determined by the Board of Directors of the Company, in its sole discretion.

     (6) In the event of an increase in the total number of shares offered in the Subscription Offering due to an increase in the maximum of the Estimated Valuation Range of up to 15% (the "Adjusted Maximum"), the additional shares will be issued in the following order of priority: (i) to fill the Employee
Plans' subscription; and (ii) to fill unfulfilled subscriptions of such subscribers according to their respective priorities set forth in the Plan of Reorganization.

     (7) Notwithstanding any other provision of the Plan of Reorganization, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. The Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

     (8) The Board of Directors of the Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan of Reorganization.

     The Company, in its sole discretion, may make reasonable efforts to comply with the securities laws of any state in the United States in which its depositors reside, and will only offer and sell the common stock in states in which the offers and sales comply with such states' securities laws. However, no person will be offered or allowed to purchase any common stock under the Plan if they reside in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of persons otherwise eligible to purchase shares under the Plan reside in such state or foreign county; (ii) the offer or sale of shares of common stock to such persons would require the Bank or its employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

     OTS regulations define "acting in concert" as (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Bank will presume that certain persons are acting in concert based upon various facts, including the fact that persons have joint account relationships or the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

     Directors are not treated as Associates of one another solely because of their board membership. Compliance with the foregoing limitations does not
necessarily   constitute  compliance  with  other  regulatory   restrictions  on
acquisitions of the Common Stock. For a further discussion of limitations on purchases of the common stock during and subsequent to Reorganization, see "--Certain Restrictions on Purchases or Transfer of Shares After Reorganization."

Tax Effects of the Reorganization

     The Bank intends to proceed with the Reorganization on the basis of an opinion from its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain tax matters that are material to the
Reorganization. The opinion is based, among other things, on certain representations made by the Bank, including the representation that the exercise price of the subscription rights to purchase the Common Stock will be approximately equal to the fair market value of the stock at the time of the completion of the Reorganization. With respect to the subscription rights, the Bank has received an opinion of FinPro which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised, whether or not a Community Offering takes place, and Luse Lehman Gorman Pomerenk & Schick, P.C.'s opinion is given in reliance thereon. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of such rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights in an amount equal to such value and the Bank could recognize gain on such distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value. The material aspects of Luse Lehman Gorman Pomerenk & Schick, P.C.'s federal tax opinion are as follows:

     1. The change in the Bank's form from a mutual savings bank to a stock savings bank (the "Stock Bank") will qualify as a reorganization under
          Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized to the Bank in either its mutual form or stock form by reason of the Reorganization.

     2. No gain or loss will be recognized by the Bank or the Stock Bank upon the transfer of the Bank's assets to the Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by the Stock Bank of the liabilities of the Bank.

     3. The Stock Bank's holding period in the assets received from the Bank will include the period during which such assets were held by the Bank.

     4. The Stock Bank's basis in the assets of the Bank will be the same as the basis of such assets in the Bank immediately prior to the Reorganization.

     5. The Stock Bank will succeed to and take into account the Bank's earnings and profits or deficit in earnings and profits, as of the date of the Reorganization.

     6. The Stock Bank's depositors will recognize no gain or loss solely by reason of the Reorganization.

     7. The Mutual Holding Company and the Minority Stockholders will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to the Company in exchange for Common Stock of the Company.

     8. The Company will recognize no gain or loss upon its receipt of property from the Mutual Holding Company and Minority Stockholders in exchange for Common Stock of the Company.

     9. The basis of the Company Common Stock to the Minority Stockholders will be the actual purchase price thereof, and the holding period for Common Stock acquired through the exercise of subscription rights will begin on the date the rights are exercised.

     The opinions of Luse Lehman Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Service, are not binding on the Service and the conclusions expressed therein may be challenged at a future date. The Service has issued favorable rulings for transactions substantially similar to the proposed Reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. The Bank does not plan to apply for a letter ruling concerning the transactions described herein.

     The Bank has also received an opinion from Radics & Co., LLC that implementation of the Plan will not result in any New Jersey income tax liability to the Bank, its depositors, borrowers, the Company or the Mutual Holding Company.

Certain Restrictions on Purchase or Transfer of Shares After Reorganization

     All Common Stock purchased in the Offering by a director or an executive officer of the Bank will be subject to a restriction that the shares not be sold for a period of one year following the Reorganization, except in the event of the death of such director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Bank and the Company and certain other persons in receipt of material non-public information will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

     Purchases of outstanding shares of Common Stock of the Company by directors, executive officers (or any person who was an executive officer or director of the Bank after adoption of the Plan of Reorganization) and their associates during the three-year period following the Reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the Company's outstanding Common Stock or to the purchase of stock pursuant to a stock option plan or any tax qualified employee stock benefit plan of or non-tax qualified employee stock benefit plan of the Bank or Company (including any employee plan, recognition plan or restricted stock plan).

     OTS regulations and policy currently prohibit the Company from repurchasing any of its shares within three years following the Offering unless the repurchase is (i) part of a general repurchase made on a pro rata basis pursuant to an offer approved by the OTS and made to all stockholders (except the Mutual Holding Company may be excluded from the repurchase with OTS approval), (ii) limited to the repurchase of qualifying shares of a director, or (iii) in open market transactions by a tax-qualified or nontax qualified employee benefit plan of the Bank (but not the Company) in an amount reasonable and appropriate to fund such plan.

           RESTRICTIONS ON THE ACQUISITION OF THE COMPANY AND THE BANK

General

     The following discussion is a general summary of certain regulatory restrictions on the acquisition of the Common Stock. In addition, the following discussion generally summarizes certain provisions of the charter and bylaws of the Company and the Bank and certain regulatory provisions that may be deemed to have an "anti-takeover" effect.

The Mutual Holding Company Structure

     Under OTS regulations, the Plan of Reorganization, and the Charter of the Company, at least a majority of the Company's voting shares must be owned by the Mutual Holding Company. The Mutual Holding Company will be controlled by its Board of Directors, which will initially consist of the same persons who are members of the Board of Directors of the Bank and the Company. The Mutual Holding Company will be able to elect all members of the Board of Directors of the Company, and as a general matter, will be able to control the outcome of all matters presented to the stockholders of the Company for resolution by vote, except for matters that require a vote greater than a majority. The Mutual Holding Company, acting through its Board of Directors, will be able to control the business and operations of the Company and the Bank, and will be able to prevent any challenge to the ownership or control of the Company by Minority Stockholders. Accordingly, a change in control of the Company and the Bank cannot occur unless the Mutual Holding Company first converts to the stock form of organization. Although OTS regulations and policy and the Plan of Reorganization permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization, the Board of Directors has no current plan to do so.

Provisions of the Company's Charter and Bylaws

     In addition to the anti-takeover aspects of the mutual holding company structure, the following discussion is a general summary of certain provisions of the Company's Charter and Bylaws and certain other regulatory provisions which will restrict the ability of stockholders to influence management policies, and which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's and the Bank's proposed charter and bylaws and the Bank's proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Bank's application to the OTS and the Company's registration statement filed with the SEC. See "Additional Information."

     Classified Board of Directors and Related Provisions. The Company's Charter provides that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class hold office for terms of three years and until their successors are elected and qualified. One class is elected annually. Management of the Company believes that the staggered election of directors tends to promote continuity and stability of management but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

     Absence of Cumulative Voting. The Company's Charter provides that there shall be no cumulative voting rights in the election of directors.

     Authorization of Preferred Stock. The Company's Charter authorizes shares of serial preferred stock, without par value. The Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law; and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, conversion rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock but it may issue any preferred stock on terms which the Board considers to be in the best interests of the Company and its stockholders.

     Restrictions on Acquisitions of Securities. The Company's Charter provides that for a period of five years from the effective date of the charter, no person other than the Mutual Holding Company, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Company. In addition, for a period of five years following the effective date of the Charter each share beneficially owned in violation of the foregoing percentage limitation shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to stockholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

     Special Meeting of Stockholders. The Company's Charter provides that for five years after the effective date of the Charter, special meetings of stockholders relating to changes in control of the Company or amendments to the Charter may be called only by the Board of Directors.

Change in Bank Control Act and Savings and Loan Holding Company Provisions of the HOLA

     The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings and loan holding company unless the OTS has been given 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings and loan holding company without the prior approval of the OTS. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination, and regulation by the OTS. Pursuant to federal regulations, control of a savings and loan holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of the institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings and loan holding company, where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition of control if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of the Company's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the Company.

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

Company Capital Stock

     The 30,000,000 shares of capital stock authorized by the Company's Charter are divided into two classes, consisting of 20,000,000 shares of common stock ($1.00 par value) and 10,000,000 shares of serial preferred stock. The aggregate stated value of the issued shares will constitute the capital account of the Company on a consolidated basis. The balance of the Subscription Price of Common Stock, less expenses of the Reorganization and Offering, will be reflected as paid-in capital on a consolidated basis. See "Capitalization." Upon payment of the Subscription Price for the Common Stock, in accordance with the Plan, all such stock will be duly authorized, fully paid, validly issued and nonassessable.

     Common Stock. Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock. The Common Stock of the Company will represent non-withdrawable capital, will not be of an insurable type and will not be insured by the FDIC. The holders of the Common Stock will possess exclusive voting power in the Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisition of the Company--Provisions of the Company's Charter and Bylaws." If the Company issues preferred stock subsequent to the Reorganization, holders of the preferred stock may also possess voting powers.

     No Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock will not be subject to call for redemption, and, upon receipt by the Company of the full purchase price therefor, each share of the Common Stock will be fully paid and nonassessable.

     Preferred Stock. After the Reorganization, the Board of Directors of the Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

     Except as discussed herein, the Company has no present plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under an employee stock ownership plan, stock option or restricted stock plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of Common Stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

     Dividends. Upon consummation of the Reorganization the Company's primary assets will be the common stock of the Bank and the proceeds of the Offering that are not infused into the Bank. Future dividends from the Bank, should they be paid, will be an important source of income for the Company. Should the Bank elect to retain its income, the ability of the Company to pay dividends to its own shareholders may be adversely affected. Furthermore, if at any time in the future the Company owns less than 100% of the outstanding stock of the Bank, certain tax benefits under the Code as to inter-company distributions will not be fully available to the Company and it will be required to pay federal income tax on a portion of the dividends received from the Bank, thereby reducing the amount of income available for distribution to the shareholders of the Company.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services.

                                     EXPERTS

     The consolidated financial statements of the Bank as of December 31, 1997 and 1996 have been included herein in reliance upon the report of Radics & Co., LLC, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     FinPro has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Reorganization and its opinion with respect to subscription rights.

                                 LEGAL OPINIONS

     The legality of the Common Stock and the federal income tax consequences of the Reorganization will be passed upon for the Bank and Company by Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., special counsel to the Bank and Company. The New Jersey income tax consequences of the Reorganization will be passed upon for the Bank and the Company by Radics & Co., LLC. Certain legal matters will be passed upon for Ryan Beck by McCarter & English, LLP, Newark, New Jersey.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information, including the Reorganization Valuation Appraisal Report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete.

     In connection with the Reorganization, the Bank has filed with the OTS a notice of its intent to reorganize into a mutual holding company and to conduct a minority stock issuance, and the Company filed with the OTS an application to become a savings and loan holding company. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the Director of the OTS located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

     In connection with the Reorganization, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan of Reorganization, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Reorganization.

     A copy of the Charter and Bylaws of the Company and the Bank are available without charge from the Bank.

                            AXIA FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY

                        Consolidated Financial Statements


                                    CONTENTS

                                                                   Page
                                                                   ----
INDEPENDENT AUDITORS' REPORT...................................     F-2

CONSOLIDATED FINANCIAL STATEMENTS

     CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
     (As of December 31, 1997 and 1996)........................     F-3

     CONSOLIDATED STATEMENTS OF INCOME
     (For the years ended December 31, 1997 and 1996)..........     30

     CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
     (For the years ended December 31, 1997 and 1996)..........     F-4

     CONSOLIDATED STATEMENTS OF CASH FLOWS
     (For the years ended December 31, 1997 and 1996)..........     F-5

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (For the years ended December 31, 1997 and 1996)..........     F-7

All schedules are omitted as the required information is not applicable or the information is presented in the consolidated financial statements.

Financial statements of Liberty Bancorp, Inc. (the "Company") are not presented herein because the Company has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.

                           [RADICS & CO. LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To The Board of Directors
Axia Federal Savings Bank



We have audited the accompanying consolidated statements of financial condition of Axia Federal Savings Bank (the "Savings Bank") and Subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, retained earnings and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Savings Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of Axia Federal Savings Bank and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                          /s/ Radics & Co., LLC



January 23, 1998
Pine Brook, New Jersey

                            AXIA FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                                                                    December 31,
                                                                            ---------------------------
                                                               Note(s)          1997           1996
                                                            ------------    ------------   ------------
Assets
------

Cash and amounts due from depository institutions                           $  1,192,270   $  1,303,678
Interest-bearing deposits in other banks                                       4,738,621      4,471,105
                                                                            ------------   ------------

             Total cash and cash equivalents                  1 and 11         5,930,891      5,774,783

Securities available for sale                                1,2 and 11       53,917,520     59,589,169
Loans receivable                                             1,3 and 11      152,199,868    130,689,693
Premises and equipment                                       1,4 and 10        2,113,904      2,308,323
Foreclosed real estate                                            1              121,064           --
Federal Home Loan Bank of New York stock                                       1,804,100      1,615,400
Interest receivable                                          1,5 and 11        1,219,978      1,223,487
Other assets                                                  9 and 13           129,395        372,903
                                                                            ------------   ------------

             Total assets                                                   $217,436,720   $201,573,758
                                                                            ============   ============

Liabilities and retained earnings
---------------------------------

Liabilities
-----------

Deposits                                                      6 and 11      $198,362,828   $184,709,001
Advance payments by borrowers for taxes and insurance                          1,659,615      1,484,384
Other liabilities                                             1,8 and 9          873,434        568,610
                                                                            ------------   ------------

             Total liabilities                                               200,895,877    186,761,995
                                                                            ------------   ------------

Commitments and contingencies                                    10                 --             --

Retained earnings                                            7,9 and 13
-----------------

Retained earnings - substantially restricted                                  16,122,933     14,569,728
Unrealized gain on securities available for sale,
   net of income taxes                                            1              417,910        242,035
                                                                            ------------   ------------

             Total retained earnings                                          16,540,843     14,811,763
                                                                            ------------   ------------

             Total liabilities and retained earnings                        $217,436,720   $201,573,758
                                                                            ============   ============


See notes to consolidated financial statements.

                            AXIA FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                  --------------------------------------------

                                                                         Unrealized
                                                        Retained           Gain on
                                                       Earnings -         Securities
                                                     Substantially        Available
                                                      Restricted        For Sale, net          Total
                                                     -------------      -------------       ------------

Balance, December 31, 1995                           $  13,960,806      $     408,239       $ 14,369,045

Net income for the year ended December 31, 1996            608,922               --              608,922

Change in unrealized gain on securities
  available for sale, net                                     --             (166,204)          (166,204)
                                                     -------------      -------------       ------------

Balance, December 31, 1996                              14,569,728            242,035         14,811,763

Net income for the year ended December 31, 1997          1,553,205               --            1,553,205

Change in unrealized gain on securities
  available for sale, net                                     --              175,875            175,875
                                                     -------------      -------------       ------------

Balance, December 31, 1997                           $  16,122,933      $     417,910       $ 16,540,843
                                                     =============      =============       ============

See notes to consolidated financial statements.

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                       Year Ended December 31,
                                                                    ----------------------------
                                                                        1997            1996
                                                                    ------------    ------------
Cash flows from operating activities:
     Net income                                                     $  1,553,205    $    608,922
     Adjustments to reconcile net income to net cash
       provided by operating activities:
          Deferred income taxes                                          (24,501)        (21,793)
          Depreciation and amortization of premises and equipment        218,465         216,424
          Amortization of premiums, net of accretion of discounts
            and deferred loan fees                                        60,411         100,565
          Loss on sale of real estate owned                                  520            --
          Provision for loan losses                                      200,000          43,056
          Gain on sale of securities available for sale                 (128,716)           --
          Gain on sale of premises and equipment                            --           (23,372)
          Gain on sale of loans                                           (4,395)           --
          Decrease in accrued interest receivable                          3,509          68,844
          Decrease (increase) in other assets                            243,508        (172,067)
          (Decrease) in accrued interest payable                          (1,154)           (946)
          Increase (decrease) in other liabilities                       230,278        (200,324)
                                                                    ------------    ------------

                    Net cash provided by operating activities          2,351,130         619,309
                                                                    ------------    ------------

Cash flows from investing activities:
     Purchases of securities available for sale                      (41,279,181)     (6,280,414)
     Principal repayments on securities available for sale            13,375,397      14,051,794
     Calls of securities available for sale                            2,000,000       1,000,000
     Proceeds from sale of securities available for sale              31,842,498            --
     Net increase in loans receivable                                (22,422,328)    (26,144,078)
     Proceeds from sale of loans receivable                              651,014            --
     Net additions to premises and equipment                             (24,046)       (254,510)
     Proceeds from sale of office building                                  --            84,000
     Capitalized expense on foreclosed real estate                          (675)           --
     Proceeds from sale and recovery from insurance on foreclosed
       real estate                                                        20,787         134,068
     Purchase of Federal Home Loan Bank of New York stock               (188,700)        (78,400)
                                                                    ------------    ------------

                    Net cash (used in) investment activities         (16,025,234)    (17,487,540)
                                                                    ------------    ------------

Cash flows from financing activities:
     Increase in deposits                                             13,654,981      14,867,718
     Increase in advance payments by borrowers for taxes
       and insurance                                                     175,231         295,709
                                                                    ------------    ------------

                    Net cash provided by financing activities         13,830,212      15,163,427
                                                                    ------------    ------------

Net increase (decrease) in cash and cash equivalents                     156,108      (1,704,804)
Cash and cash equivalents - beginning                                  5,774,783       7,479,587
                                                                    ------------    ------------

Cash and cash equivalents - ending                                  $  5,930,891    $  5,774,783
                                                                    ============    ============

See notes to consolidated financial statements.

                            AXIA FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                   Year Ended December 31,
                                                                 --------------------------
                                                                     1997           1996
                                                                 -----------    -----------
Supplemental disclosure of cash flow information:
      Cash paid during the year for:
             Interest                                            $ 9,005,195    $ 8,049,631
                                                                 ===========    ===========

             Income taxes, net of refunds                        $   455,900    $   493,017
                                                                 ===========    ===========

Supplemental disclosure of noncash activities:
      Loans receivable transferred from foreclosed real estate   $   204,696    $      --
                                                                 ===========    ===========

      Loan to facilitate the sale of foreclosed real estate      $   (63,000)   $      --
                                                                 ===========    ===========

      Loan made in conjunction with sale of office building      $      --      $    75,000
      Imputed interest                                                  --          (13,544)
                                                                 -----------    -----------

                                                                 $      --      $    61,456
                                                                 ===========    ===========
      Unrealized gain on securities available for sale:
                Unrealized appreciation (depreciation)           $   274,922    $  (259,611)
                Deferred income taxes (benefit)                      (99,047)        93,407
                                                                 -----------    -----------

                                                                 $   175,875    $  (166,204)
                                                                 ===========    ===========

See notes to consolidated financial statements.

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------

         Principles of consolidation
         ---------------------------

         The consolidated financial statements include the accounts of the Savings Bank and its wholly owned subsidiary, Axia Financial Corporation (the "Corporation"). All significant intercompany accounts and transactions have been eliminated in consolidation.

         Basis of presentation
         ---------------------

         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates.

         Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses and the assessment of prepayment risks associated with mortgage-backed securities. Management believes that the allowance for loan losses is adequate and that the risks associated with mortgage-backed securities prepayments have been properly recognized. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change.

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowances for loan losses. Such agencies may require the Savings Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

         Cash and cash equivalents
         -------------------------

         Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other banks with initial maturities of three months or less.

         Securities
         ----------

         Investments in debt securities that the Savings Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in a separate component of retained earnings.

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------

         Securities (Cont'd.)
         ----------

         Premiums and discounts on all securities are amortized/accreted using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the consolidated financial statements when earned. The adjusted cost basis of an identified security sold or called is used for determining security gains and losses recognized in the consolidated statements of income.

         Loans receivable
         ----------------

         Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and discounts.

         The Savings Bank defers loan origination fees and certain direct loan origination costs and accretes such amounts as an adjustment of yield over the contractual lives of the related loans. Discounts on loans are recognized as income by use of a method which approximates the level-yield method over the terms of the respective loans.

         Allowance for loan losses
         -------------------------

         An allowance for loan losses is maintained at a level considered adequate to absorb loan losses. Management of the Savings Bank, in determining the allowance for loan losses, considers the risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with general economic and real estate market conditions. The Savings Bank utilizes a two tier approach: (1) identification of impaired loans and the establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Savings Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. Although management believes that adequate specific and general loan loss allowances are established, actual losses are dependent upon future events and, as such, further additions to the level of the loan loss allowance may be necessary.


         Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Savings Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. The Savings Bank does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to accrued interest receivable and then to principal. The Savings Bank does not have any loans deemed to be impaired.

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------

         Concentration of risk
         ---------------------

         The Savings Bank's lending activity is concentrated in loans secured by real estate located in the State of New Jersey.

         Premises and equipment
         ----------------------

         Premises and equipment are comprised of land, at cost, and buildings, building improvements, furnishings and equipment and leasehold improvements, at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed on the straight-line method over the following estimated useful lives:

             Buildings and improvements         30 to 50 years
             Furnishings and equipment          3 to 10 years
             Leasehold improvements             Shorter of estimated useful
                                                life or term of lease


         Significant renewals and betterments are charged to the premises and equipment account. Maintenance and repairs are charged to operations in the year incurred.

         Foreclosed real estate
         ----------------------

         Real estate properties acquired through, or in lieu of, foreclosure are initially recorded at the lower of cost or estimated fair value at date of acquisition. Subsequent valuations are periodically performed and an allowance for losses established by a charge to operations if the carrying value of a property exceeds its fair value less estimated selling costs. Costs relating to development or improvement of properties for sale are capitalized. Income and expenses of holding and operating properties are recorded in operations as incurred or earned. Gains and losses from sales of these properties are recognized as incurred.

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------

         Allowance for uncollected interest
         ----------------------------------

         The Savings Bank provides an allowance for the loss of uncollected interest on loans based upon management's evaluation of the collectibility of such interest. Such interest ultimately collected is credited to income in the period of recovery.

         Income taxes
         ------------

         The Savings Bank and its subsidiary file a consolidated federal income tax return. Income taxes are allocated based on the contribution of income to the consolidated income tax return. Separate state income tax returns are filed.

         Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on the Savings Bank's tax return differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes. Deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize all deferred tax assets.

         Interest rate risk
         ------------------

         The Savings Bank is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other funds, to purchase securities and to make loans secured by real estate. The potential for interest-rate risk exists as a result of the generally shorter duration of the Savings Bank's interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Savings Bank's interest-earning assets and interest-bearing liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

         Fair value of financial instruments
         -----------------------------------

         The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used for the purposes of this disclosures. Estimated fair value have been determined using the best available data and estimation methodology suitable for each category of financial instruments. The estimation methodologies used and assumptions made in estimating fair values of financial instruments are set forth below.

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------

         Cash and cash equivalents and accrued interest receivable
         ---------------------------------------------------------

         The carrying amounts for cash and cash equivalents and accrued interest receivable approximate fair value because they mature in three months or less.

         Securities
         ----------

         The fair values for securities available for sale are based on quoted market or dealer prices, if available. If quoted market or dealer prices are not available, fair value is estimated using quoted market prices for similar securities.

         Loans receivable
         ----------------

         Fair value is estimated by discounting future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, of such loans.

         Deposits
         --------

         The fair value of demand deposits, savings accounts and club accounts is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting future cash flows, using rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.

         Commitments
         -----------

         The fair value of loan commitments is estimated using fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest and the committed rates.

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
---------------------------------------------

         Impact of new accounting standards
         ----------------------------------

         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires that all items that are components of "comprehensive income" be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the "change in equity [net assets] of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributors to owners". Companies will be required to (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity-section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of prior periods presented. As the requirements of SFAS No. 130 are disclosure-related, its implementation will have no impact on the Savings Bank's consolidated financial condition or results of operations.

         In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS No. 131 requires that enterprises report certain financial and descriptive information about operating segments in complete sets of financial statements of the company and in condensed financial statements of interim period issued to shareholders. It also requires that a company report certain information about their products and services, geographic areas in which they operate and their major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997 and requires interim periods to be presented in the second year of application. As the requirements of SFAS No. 131 are disclosure-related, its implementation will have no impact on the Savings Bank's consolidated financial condition or results of operations.

         Reclassification
         ----------------

         Certain amounts for the year ended December 31, 1996 have been reclassified to conform to the current year's presentation.

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


2. SECURITIES AVAILABLE FOR SALE
--------------------------------

                                                              December 31, 1997
                                            -----------------------------------------------------
                                                               Gross Unrealized
                                             Amortized    -------------------------     Carrying
                                                Cost         Gains         Losses        Value
                                            -----------   -----------   -----------   -----------
Mortgage-backed:
    Due in one year or less                 $    71,353   $      --     $     1,360   $    69,993
    Due after one year through five years     5,113,106        25,322          --       5,138,428
    Due after five years                     47,080,077       636,835          --      47,716,912
                                            -----------   -----------   -----------   -----------

                                             52,264,536       662,157         1,360    52,925,333
U.S. Government Agencies
    Due after five years                      1,000,000          --           7,813       992,187
                                            -----------   -----------   -----------   -----------

                                            $53,264,536   $   662,157   $     9,173   $53,917,520
                                            ===========   ===========   ===========   ===========

                                                              December 31, 1996
                                            -----------------------------------------------------
                                                               Gross Unrealized
                                             Amortized    -------------------------     Carrying
                                                Cost         Gains         Losses        Value
                                            -----------   -----------   -----------   -----------
Mortgage-backed:
    Due in one year or less                 $ 1,474,247   $     5,672   $      --     $ 1,479,919
    Due after one year through five years     2,170,818        24,897            27     2,195,688
    Due after five years                     51,558,568       693,144       402,605    51,849,107
                                            -----------   -----------   -----------   -----------

                                             55,203,633       723,713       402,632    55,524,714
                                            -----------   -----------   -----------   -----------

U.S. Government Agencies:
    Due after one year through five years       999,061          --           9,061       990,000
    Due after five years                      3,008,413          --          54,038     2,954,375
                                            -----------   -----------   -----------   -----------

                                              4,007,474          --          63,099     3,944,375
                                            -----------   -----------   -----------   -----------

Equity securities                                  --         120,080          --         120,080
                                            -----------   -----------   -----------   -----------

                                            $59,211,107   $   843,793   $   465,731   $59,589,169
                                            ===========   ===========   ===========   ===========

All mortgage-backed securities available for sale are issued by the Government National Mortgage Association, Federal Home Loan Mortgage Corporation or Federal National Mortgage Association.


Proceeds from the sales of securities available for sale during the year ended December 31, 1997 totalled $31,842,498. Gross gains of $389,869 and gross losses of $261,153 were realized on those sales. There were no sales of securities available for sale during the year ended December 31, 1996.

Securities available for sale with a carrying value of approximately $220,000 and $476,000 at December 31, 1997 and 1996, respectively, were pledged to secure public funds.

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


3. LOANS RECEIVABLE
-------------------
                                                           December 31,
                                                  -----------------------------
                                                      1997             1996
                                                  ------------     ------------
Real estate mortgage:
      One-to-four family                          $142,551,575     $119,501,193
      Multi-family                                   1,257,488        1,875,303
      Commercial                                     1,906,160        2,034,955
      FHA insured and VA guaranteed                  1,072,455        1,390,124
                                                  ------------     ------------

                                                   146,787,678      124,801,575
                                                  ------------     ------------

Real estate construction                                  --            237,000
                                                  ------------     ------------

Consumer:
      Home improvement                                   6,644            9,819
      Student education                                 90,148          782,919
      Passbook or certificate                          394,039          308,660
      Home equity loans                              2,978,788        2,606,151
      Home equity line of credit                     2,727,096        2,757,462
                                                  ------------     ------------

                                                     6,196,715        6,465,011
                                                  ------------     ------------

            Total loans                            152,984,393      131,503,586
                                                  ------------     ------------

Less:
      Loans in process                                    --              3,360
      Allowance for loan losses                        723,319          533,840
      Deferred loan fees and discounts                  61,206          276,693
                                                  ------------     ------------

                                                       784,525          813,893
                                                  ------------     ------------

                                                  $152,199,868     $130,689,693
                                                  ============     ============

The Savings Bank has granted loans to its officers and directors and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. Activity in such loans is as follows:

                                                       Year Ended December 31,
                                                     ---------------------------
                                                       1997             1996
                                                     ---------        ----------

          Balance - beginning                        $ 438,000        $ 453,000
          New loans                                    323,000             --
          Repayments                                   (19,000)         (15,000)
          Other changes                               (172,000)            --
                                                     ---------        ---------

          Balance - ending                           $ 570,000        $ 438,000
                                                     =========        =========

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


3. LOANS RECEIVABLE (Cont'd.)
-------------------

Nonaccrual loans totalled approximately $909,000 and $904,000 at December 31, 1997 and 1996, respectively. Interest income recognized on these loans during the years ended December 31, 1997 and 1996, was approximately $36,000 and $35,000, respectively. Had these loans been performing in accordance with their original terms, interest income for the years ended December 31, 1997 and 1996, would have been approximately $84,000 and $77,000, respectively. The Savings Bank is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

The activity in allowance for loan losses follows:

                                                              Year Ended
                                                             December 31,
                                                      --------------------------
                                                         1997             1996
                                                      ---------        ---------

     Balance - beginning                              $ 533,840        $ 490,000
     Provisions charged to operations                   200,000           43,056
     Loans charged off                                  (10,521)              --
     Loans recovered                                         --              784
                                                      ---------        ---------

     Balance - ending                                 $ 723,319        $ 533,840
                                                      =========        =========


At December 31, 1997 and 1996, loans serviced for the benefit of others totalled approximately $337,000 and $416,000, respectively.


4. PREMISES AND EQUIPMENT
-------------------------
                                                              December 31,
                                                       -------------------------
                                                          1997           1996
                                                       ----------     ----------

Land                                                   $  181,386     $  181,386
                                                       ----------     ----------

Buildings and improvements                                628,179        628,179
Less accumulated depreciation                              52,847         31,916
                                                       ----------     ----------

                                                          575,332        596,263
                                                       ----------     ----------

Leasehold improvements, net of amortization               983,089      1,031,998
                                                       ----------     ----------

Furnishings and equipment                               1,440,226      1,421,384
Less accumulated depreciation                           1,066,129        922,708
                                                       ----------     ----------

                                                          374,097        498,676
                                                       ----------     ----------

                                                       $2,113,904     $2,308,323
                                                       ==========     ==========

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


5. INTEREST RECEIVABLE
----------------------
                                                              December 31,
                                                        ------------------------
                                                           1997          1996
                                                        ----------    ----------
Loans, net of allowance for uncollected
 interest of $134,403 (1997) and $126,660 (1996)        $  769,385    $  685,890
Mortgage-backed securities available for sale              426,039       450,057
Investment securities available for sale                    23,958        86,776
Other interest-earnings assets                                 596           764
                                                        ----------    ----------

                                                        $1,219,978    $1,223,487
                                                        ==========    ==========


6. DEPOSITS
-----------
                                                   December 31,
                                  ----------------------------------------------
                                           1997                    1996
                                  ----------------------  ----------------------
                                  Weighted                Weighted
                                   Average                 Average
                                    Rate       Amount       Rate       Amount
                                  --------  ------------  --------  ------------
Demand accounts:
    Non-interest bearing               0%   $  3,375,404       0%   $  2,417,617
    Money Market                    2.69%      2,809,401    2.75%      3,159,630
    NOW                             1.50%      9,695,916    2.25%      8,815,781
                                            ------------            ------------
                                    1.39%     15,880,721    1.98%     14,393,028

Savings and clubs                   3.00%     45,168,430    2.99%     44,120,173
Certificates of deposit             5.52%    137,313,677    5.39%    126,195,800
                                            ------------            ------------

                                    4.62%   $198,362,828    4.55%   $184,709,001
                                            ============            ============

The scheduled maturities of certificates of deposit are as follows:

                                                             December 31,
                                                      --------------------------
     Maturity Period                                    1997              1996
     ---------------                                  --------          --------
                                                            (In Thousands)

     One year or less                                 $ 90,301          $ 84,876
     After one through three years                      45,697            38,355
     After three years                                   1,316             2,965
                                                      --------          --------

                                                      $137,314          $126,196
                                                      ========          ========



At December 31, 1997 and 1996, certificates of deposit of $100,000 or more totalled approximately $8,312,000 and $6,541,000, respectively. Deposits in excess of $100,000 are not insured by the Savings Association Fund.

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


6. DEPOSITS (Cont'd.)
-----------

Interest expense on deposits consist of the following:

                                                               Year Ended December 31,
                                                               -----------------------
                                                                  1997         1996
                                                               ----------   ----------
         Money Market                                          $   80,720   $   93,505
         NOW                                                      163,128      196,627
         Savings club                                           1,345,955    1,311,719
         Certificates of deposit                                7,344,414    6,476,132
                                                               ----------   ----------

                                                                8,934,217    8,077,983
         Less penalties for early withdrawal of certificates
           of deposits                                             25,950       29,943
                                                               ----------   ----------

                                                               $8,908,267   $8,048,040
                                                               ==========   ==========

7. REGULATORY CAPITAL
---------------------

The Savings Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The Office of Thrift Supervision ("OTS") has prescribed capital requirements which include three separate measurements of capital adequacy (the "Capital Rule"). The Capital Rule requires each savings institution to maintain tangible capital equal to at least 1.5% of its tangible assets and core capital equal to at least 3.0% of its adjusted total assets. The Capital Rule further requires each savings institution to maintain total capital equal to at least 8.0% of its risk-weighted assets. The following table sets forth the capital position of the Savings Bank as of December 31, 1997:

                                      Tangible Capital           Core Capital          Risk-based Capital
                                    --------------------     --------------------     --------------------
                                     Amount      Percent      Amount      Percent      Amount      Percent
                                    --------     -------     --------     -------     --------     -------
GAAP retained earnings              $ 16,541       7.62%     $ 16,541       7.62%     $ 16,541      17.38%
Unrealized (gain) on securities
available for sale, net                 (418)      (.19)         (418)      (.19)         (418)      (.44)
General loan loss allowance             --         --            --         --             711        .75
                                    --------      -----      --------      -----      --------      -----

Regulatory capital                    16,123       7.43        16,123       7.43        16,834      17.69
Required regulatory capital            3,255       1.50         6,510       3.00         7,614       8.00
                                    --------      -----      --------      -----      --------      -----

Excess                              $ 12,868       5.93%     $  9,613       4.43%     $  9,220       9.69%
                                    ========      =====      ========      =====      ========      =====

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


7. REGULATORY CAPITAL (Cont'd.)
---------------------

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that the Savings Bank meets all capital adequacy requirements to which it is subject.

As of March 31, 1997, the most recent notification from the OTS, the Savings Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum total, risk-based, and Tier I leverage ratios of 10%, 6% and 5%, respectively. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.

8. BENEFIT PLANS
----------------

Retirement plan
---------------

The Savings Bank has a non-contributory pension plan covering all eligible employees. The plan is a defined benefit plan which provides benefits based on a participant's years of service and compensation. The Savings Bank's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.


Plan assets are comprised primarily of stocks, bonds, mutual funds and bank deposits. The following tables set forth the plan's funded status and components of net periodic pension cost:


                                                                            December 31,
                                                                    --------------------------
                                                                        1997           1996
                                                                    -----------    -----------
         Actuarial present value of benefit obligation, including
          vested benefits of $943,000 and $642,000, respectively    $   954,000    $   670,000
                                                                    ===========    ===========

         Projected benefit obligation                               $ 1,366,000    $ 1,067,000
         Plan assets at fair value                                    1,047,000        809,000
                                                                    -----------    -----------

         Projected benefit obligation in excess of plan assets          319,000        258,000
         Unrecognized net transition liability                          (90,000)       (54,000)
         Unrecognized net (loss)                                       (198,000)      (130,000)
                                                                    -----------    -----------

         Pension liability included in other liabilities            $    31,000    $    74,000
                                                                    ===========    ===========

Net periodic pension cost for the plan included the following components:

                                                                Year Ended
                                                               December 31,
                                                         ----------------------
                                                            1997         1996
                                                         ---------    ---------

         Service cost                                    $  77,439    $  74,260
         Interest cost                                      80,404       68,982
         Return on plan assets                             (97,001)     (38,148)
         Net amortization and deferral                      41,197        2,343
                                                         ---------    ---------
         Net periodic pension cost
          included in salaries and employee benefits     $ 102,039    $ 107,437
                                                         =========    =========

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

8. BENEFIT PLANS (Cont'd.)
----------------

Assumptions used in accounting for the plan are as follows:

                                                    Year Ended
                                                   December 31,
                                               --------------------
                                                 1997        1996
                                               --------    --------

Discount rate                                    7.5%        7.0%
Rate of increase in compensation                 5.5%        5.0%
Long-term rate of return on plan assets          8.0%        7.0%


Postretirement benefits
-----------------------


Postretirement benefits offered by the Savings Bank include health care and life insurance coverage. Benfits under the plan are available to all employees retiring after attainment of age 60 and fifteen years of service. The plan is unfunded. The following tables set forth the plan's funded status and components of postretirement benefit costs:


                                                                              December 31,
                                                                       ------------------------
                                                                          1997           1996
                                                                       ---------      ---------
     Accumulated postretirement benefit obligation:
           Retirees                                                    $ 274,758      $ 282,204
           Other active plan participants                                281,060        249,237
                                                                       ---------      ---------

           Accumulated and unfunded postretirement benefit
             obligation                                                  555,818        531,441
           Unrecognized prior service cost                              (421,711)      (446,517)
           Unrecognized net loss                                          50,143         37,617
                                                                       ---------      ---------

           Postretirement obligation included in other liabilities     $ 184,250      $ 122,541
                                                                       =========      =========

Postretirement benefit cost for the plan included the following components:

                                                                        Year Ended December 31,
                                                                       ------------------------
                                                                          1997           1996
                                                                       ---------      ---------
           Service cost                                                $  21,004      $  19,539
           Interest cost on accumulated postretirement benefit
             obligation                                                   38,992         36,504
           Amortization of unrecognized prior service costs               24,806         24,806
                                                                       ---------      ---------
           Net postretirement benefit cost included in
             compensation and employee benefits                        $  84,802      $  80,849
                                                                       =========      =========

     Assumptions used in accounting for the plan are as follows:

                                                               Year Ended
                                                              December 31,
                                                        ------------------------
                                                           1997           1996
                                                        ---------      ---------

           Discount rate                                    7.50%          7.50%
           Rate of increase in compensation                 5.50%          5.50%

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

8. BENEFIT PLANS (Cont'd.)
----------------

     Postretirement benefits


     For the years ended December 31, 1997 and 1996, a medical cost trend rate of 7.00% and 7.50%, respectively, decreasing 0.5% per year thereafter until an ultimate rate of 5.00% is reached, was used in the plan's valuation. Increasing the assumed medical cost trend by one percent in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997, by $91,000 and the aggregate of the service and interest components of net periodic postretirement benefit cost for the year ended December 31, 1997, by $14,000.


9. INCOME TAXES
---------------

The Savings Bank qualifies as a thrift institution under the provisions of the Internal Revenue Code and, therefore, was permitted, prior to January 1, 1996, to deduct from taxable income an allowance for bad debts based on eight percent of taxable income before such deduction. Effective January 1, 1996, the Savings Bank must calculate its bad debt deduction using either the experience or the specific charge off method. Retained earnings at December 31, 1997, includes approximately $3,009,000 of such bad debt, for which income taxes have not been provided. If such amount is used for purposes other than for bad debts losses, including distributions in liquidation, it will be subject to income tax at the then current rate. See Note 12.

The components of income taxes are summarized as follows:


                                                           Year Ended
                                                          December 31,
                                                 ------------------------------
                                                    1997                 1996
                                                 ---------            ---------
Current tax expense:
       Federal income                            $ 827,699            $ 281,585
       State income                                 73,752               23,689
                                                 ---------            ---------

                                                   901,451              305,274
                                                 ---------            ---------
Deferred tax (benefit):
       Federal income                              (22,466)             (20,058)
       State income                                 (2,035)              (1,735)
                                                 ---------            ---------

                                                   (24,501)             (21,793)
                                                 ---------            ---------

                                                 $ 876,950            $ 283,481
                                                 =========            =========

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                                                                              Year Ended
                                                                                             December 31,
                                                                                       -----------------------
                                                                                          1997          1996
                                                                                       ---------     ---------
       Federal income tax expense                                                      $ 826,253     $ 303,417
       Increases (reductions) in income taxes resulting from:
              New Jersey savings institution tax, net of federal income tax effect        47,333        14,490
              Other items, net                                                             3,364       (34,426)
                                                                                       ---------     ---------

       Effective income tax                                                            $ 876,950     $ 283,481
                                                                                       =========     =========

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


9. INCOME TAXES (Cont'd.)
---------------


The effective income tax rate for the years ended December 31, 1997 and 1996 is 36.09% and 31.77%, respectively.


The tax effects of existing temporary differences that give rise to significant positions of deferred tax assets and deferred tax liabilities are as follows:

                                                                        December 31,
                                                                  ----------------------
     Deferred tax assets                                             1997         1996
     -------------------                                          ---------    ---------
     Benefit plans                                                $  84,742    $  89,608
     Deferred loan fees                                              80,311       98,602
     Uncollected interest                                            49,729       45,572
     Allowance for loss on loans                                    267,628      192,075
     Other items                                                      1,433        4,527
                                                                  ---------    ---------

                                                                    483,843      430,384
                                                                  ---------    ---------

     Deferred tax liabilities
     ------------------------

     Unrealized gain on securities available for sale               235,074      136,027
     Depreciation                                                   128,936      108,950
     Bad debt deduction in excess of base year                      325,439      316,467
                                                                  ---------    ---------

                                                                    689,449      561,444
                                                                  ---------    ---------

     Net deferred tax liabilities included in other liabilities   $(205,606)   $(131,060)
                                                                  =========    =========

Refundable income taxes of $232,757 at December 31, 1996 are included in other assets. Current income tax liabilities of $192,516 at December 31, 1997 are included in other liabilities.


10. COMMITMENTS AND CONTINGENCIES
---------------------------------

The Savings Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and purchase securities. The commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of financial condition. The Savings Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Savings Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


10. COMMITMENTS AND CONTINGENCIES (Cont'd.)
-------------------------------------------

Commitments to extend credit are agreements to lend a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Savings Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Savings Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but primarily includes residential real estate.

Commitments to purchase securities are contracts for delayed delivery of securities in which the seller agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.

The Savings Bank has the following outstanding commitments:

                                                                   December 31,
                                                             -----------------------
                                                                1997         1996
                                                             ----------   ----------
     To originate loans, expiring in three months or less:

         Mortgage                                            $1,950,000   $2,410,000

         Fixed rate home equity loans                            74,000       90,000

         Home equity credit lines                                29,000       54,000
                                                             ----------   ----------

                                                             $2,053,000   $2,554,000
                                                             ==========   ==========

At December 31, 1997, of the $2,053,000 in commitments to originate loans, $1,849,000 are for loans at fixed interest rates ranging from 6.50% to 9.625% and $204,000 are for loans at adjustable interest rates with initial rates ranging from 6.75% to 10.25%.

At December 31, 1997 and 1996, outstanding commitments related to unused home equity lines of credit totalled approximately $3,098,000 and $3,633,000, respectively. At December 31, 1997 and 1996, the Savings Bank had outstanding $150,000 and $250,000, respectively, in loan participation purchase commitments. Loan participation purchase commitments represent commitments to purchase participation interests in loans where the interest rate will be set at the funding date based upon the Federal Home Loan Bank of New York C.I.P. advance rates plus a margin.

Commitments under home equity credit line programs represent undisbursed funds from approved lines of credit. Unless specifically cancelled by notice from the Savings Bank, these are firm commitments to the respective borrowers on demand. The lines of credit are secured by one-to-four family residential property owned by the borrowers. The interest rate charged for any month on funds disbursed under the Homeowners' Equity Credit Line Program is 1.75% above the prime rate as most recently published in The Wall Street Journal prior to the last business day of the month immediately preceding the month in which the billing cycle begins. The interest rate charged under the Preferred Home Equity Credit Line is fixed at 6.49% for one year, and thereafter is adjusted monthly to a rate of 1.00% above the prime rate as discussed above.

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


10. COMMITMENTS AND CONTINGENCIES (Cont'd.)
---------------------------------

Rentals, including related expenses, under long-term operating leases for certain branch offices amounted to approximately $178,000 and $166,000 for the years ended December 31, 1997 and 1996, respectively. At December 31, 1997, the minimum rental commitments under all noncancellable leases with initial or remaining terms of more than one year and expiring through March 31, 2002 are as follows:

             Year Ending                               Minimum
             December 31,                               Rent
            -------------                             ---------

                 1998                                 $ 177,000
                 1999                                   181,000
                 2000                                   152,000
                 2001                                   117,000
                 2002                                    29,000
                                                      ---------

                                                      $ 656,000
                                                      =========

The Savings Bank also has, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.

The Savings Bank is also a party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on consolidated financial position or operations.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------

The carrying amounts and fair values of the Savings Bank's financial instruments are as follows:

                                                         December 31,
                                       ------------------------------------------------
                                                1997                      1996
                                       ----------------------    ----------------------
                                       Carrying    Estimated     Carrying    Estimated
     Financial assets                   Amount     Fair Value     Amount     Fair Value
     ----------------                  --------    ----------    --------    ----------
                                                        (In Thousands)
     Cash and cash equivalents         $  5,931     $  5,931     $  5,775     $  5,775
     Securities available for sale       53,918       53,918       59,589       59,589
     Loans receivable                   152,200      154,192      130,690      131,153
     Interest receivable                  1,220        1,220        1,223        1,223

     Financial liabilities
     ---------------------

     Deposits                           198,363      198,717      184,709      185,122

     Commitments
     -----------

     To originate loans                   2,053        2,053        2,554        2,554
     Unused lines of credit               3,098        3,098        3,633        3,633
     Loan participation purchase            150          150          250          250

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


11. FAIR VALUE OF FINANCIAL INSTRUMENTS (Cont'd.)
---------------------------------------

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Savings Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

In addition, the fair value estimates were based on existing on-and-of balance sheet financial instruments without attempting to value anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment and advances from borrowers for taxes and insurance. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.


12. LEGISLATIVE MATTERS
-----------------------

On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on Savings Association Insurance fund ("SAIF") member institutions, including the Savings Bank, to recapitalize the SAIF and spread the obligation for payment of Financial Corporation ("FICO") bonds across all SAIF and Bank Insurance Fund ("BIF") members. The special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The special assessment was recognized in September 1996 and was tax deductible. The Savings Bank took a charge of approximately $1,012,000 as a result of the special assessment. This legislation eliminated the substantial disparity between the amount that BIF and SAIF members had been paying for deposit insurance premiums.

Currently, the Federal Deposit Insurance Corporation ("FDIC") has estimated that, in addition to normal deposit insurance premiums, BIF members will pay a portion of the FICO payments equal to 1.3 basis points on BIF-insured deposits compared to 6.3 basis points by SAIF members on SAIF-insured deposits. All institutions will pay a pro-rata share of the FICO payment on the earlier of January 1, 2000 or the date upon which the last savings association ceases to exist. The legislation also requires BIF and SAIF to be merged by January 1, 1999 provided that legislation is adopted to eliminate the savings association charter and no savings associations remain as of that time.

The FDIC has lowered SAIF assessments to a range comparable to that of BIF members, although SAIF members must also make the FICO payments described above. Management cannot predict the precise level of FDIC insurance assessments on an ongoing basis or whether the BIF and SAIF will eventually be merged.

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12. LEGISLATIVE MATTERS (Cont'd.)
-----------------------

On August 21, 1996, legislation was enacted to allow for the recapture of post-1987 tax bad debt reserves ("excess reserves"). Prior to enactment, certain thrift institutions such as the Savings Bank were allowed deductions for bad debts under methods more favorable than those granted to other taxpayers. This legislation repealed the Code Section 593 reserve method of accounting for bad debts by thrift institutions, effective for taxable years beginning after 1995. Thrift institutions that are treated as small banks are allowed to utilize the experience method applicable to such institutions, while thrift institutions that are treated as large banks are required to use only the specific charge off method.

For small institutions such as the Savings Bank, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans and its reserve for losses on nonqualifying loans as of the close of its last taxable year beginning before January 1, 1996, over (ii) the greater of the balance of (a) its pre-1988 tax reserves or (b) what the reserves would have been at the close of its last tax year beginning before January 1, 1996, had the Savings Bank always used the experience method. The amount of the applicable excess reserves will be recaptured ratably over a six taxable year period, beginning with the first taxable year beginning after 1995, subject to a residential loan requirement which can delay the beginning of the recapture period by up to two years. The Savings Bank has met the residential loan requirement and, as such, the recapture period will begin in 1998. At December 31, 1995, the Savings Bank had approximately $880,000 of excess reserves. Since the percentage of taxable income method for tax bad debt deductions and the corresponding increase in the tax bad debt reserve in excess of the base year have been recorded as temporary differences pursuant to FASB Statement No. 109, this change in the tax law is not expected to have a material effect on the Savings Bank's consolidated financial statements.


13. PROPOSED CONVERSION TO STOCK FORM OF OWNERSHIP
--------------------------------------------------

On October 15, 1997, the Board of Directors the Bank unanimously adopted the Plan of Reorganization from Mutual Savings Association to Mutual Holding Company and Stock Issuance (the "Plan"). Pursuant to the Plan, the Bank will: (i) convert to a stock savings bank as the successor to the Bank in its current mutual form; (ii) organize the Company as a federally-chartered corporation that will own 100% of the common stock of the Stock Bank; and (iii) organize the Mutual Holding Company as a federally-chartered mutual holding company that will own at least 51% of the Common Stock of the Company so long as the Mutual Holding Company remains in existence. The Stock Bank will succeed to the business and operations of the Bank in its mutual form, and the Company will sell 47% of its Common Stock in the Offering. The Plan must be approved by both the OTS and by the Savings Bank's depositors and borrowers with outstanding loans as of September 30, 1996, provided such loans remain outstanding as of the voting record date (the "Members").

Following the completion of the reorganization, all depositors who had membership or liquidation rights with respect to the Savings Bank as of the effective date of the reorganization will continue to have such rights solely with respect to the holding company so long as they continue to hold deposit accounts with the Savings Bank. In addition, all persons who become depositors of the Savings Bank subsequent to the reorganization will have such membership and liquidation rights with respect to the holding company. Borrower members of the Savings Bank at the time of the reorganization will have the same membership rights in the holding company that they had in the Bank immediately prior to the reorganization so long as their existing borrowings remain outstanding. Borrowers will not receive membership rights in connection with any new borrowings made after the reorganization.

                    AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13. PROPOSED CONVERSION TO STOCK FORM OF OWNERSHIP (Cont'd.)
--------------------------------------------------


The Company plans to offer to the public shares of common stock representing a minority ownership of the estimated pro forma market value of the Savings Bank as determined by an independent appraisal. The Mutual Holding Company will maintain the majority ownership of the Company. Cost incurred in connection with the offering, which totalled $5,000 at December 31, 1997, and is included in other assets, will be recorded as a reduction of the proceeds from the offering. If the transaction is not consummated, all costs incurred in connection with the transaction will be expensed. The transaction is subject to approval by the OTS and the majority of the Bank's members.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company, the Bank or the Agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

                                  ------------

         SUMMARY...................................................   6
         SELECTED CONSOLIDATED FINANCIAL AND OTHER
         DATA OF AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY..........  11
         RECENT DEVELOPMENTS.......................................  13
         RISK FACTORS..............................................  17
         THE MUTUAL HOLDING COMPANY................................  21
         THE COMPANY...............................................  22
         THE BANK..................................................  23
         HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE...............  24
         USE OF PROCEEDS...........................................  24
         DIVIDEND POLICY...........................................  25
         MARKET FOR THE COMMON STOCK...............................  26
         CAPITALIZATION............................................  26
         PRO FORMA DATA............................................  27
         AXIA FEDERAL SAVINGS BANK AND SUBSIDIARY
         CONSOLIDATED STATEMENTS OF INCOME.........................  30
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............  31
         BUSINESS OF THE BANK......................................  40
         REGULATION................................................  59
         TAXATION..................................................  65
         MANAGEMENT OF THE COMPANY.................................  67
         MANAGEMENT OF THE BANK....................................  68
         PARTICIPATION BY MANAGEMENT...............................  74
         THE REORGANIZATION AND OFFERING...........................  75
         RESTRICTIONS ON THE ACQUISITION OF THE COMPANY
         AND THE BANK..............................................  88
         DESCRIPTION OF CAPITAL STOCK OF THE COMPANY...............  90
         TRANSFER AGENT AND REGISTRAR..............................  91
         EXPERTS...................................................  91
         LEGAL OPINIONS............................................  91
         ADDITIONAL INFORMATION....................................  91

                                  ------------

     Until  June  19,  1998  or 25 days  after  commencement  of the  Syndicated
Community Offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

                                1,594,475 Shares


                                     Liberty
                                  Bancorp, Inc.


                          (Proposed Holding Company for
                                  Liberty Bank)




                                  COMMON STOCK
                            Par Value $1.00 per share



                                   ----------
                                   PROSPECTUS
                                   ----------




                             RYAN, BECK & CO., INC.





                                  May 13, 1998